Exhibit 10.33
EXECUTION VERSION
GOLDMAN SACHS BANK USA
6011 Connection Drive
Irving, Texas 75039
PRIVATE AND CONFIDENTIAL
July 19, 2011
FINGERHUT RECEIVABLES I, LLC
6509 Flying Cloud Drive
Suite 101
Eden Prairie, MN 55344
Attention: Executive Vice President & Chief Financial Officer
BLUESTEM BRANDS, INC.
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Senior Vice President & General Counsel
Commitment Letter
Ladies and Gentlemen:
Goldman Sachs Bank USA (“GS Bank”) is pleased to confirm the arrangements under which each of GS Bank, JPMorgan Chase Bank, N.A., Royal Bank of Scotland plc, Riverside Funding LLC, Deutsche Bank AG, New York Branch, and PNC Bank, National Association (each, a “Lender”) has severally committed (i) to amend and restate that certain Credit Agreement dated as of August 20, 2010 by and among Fingerhut Receivables I, LLC (the “Company”), GS Bank, as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Bookrunner, Syndication Agent and Documentation Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner and the Lenders party thereto (as amended to the date hereof, the “Credit Agreement”) and the other Credit Documents referred to below and (ii) to increase its respective Revolving Commitment in the amount set forth in Appendix A to the Fee Letter (as defined below) (the “Incremental Revolving Commitment”), in each case pursuant to that certain Amended and Restated Credit Agreement substantially in the form attached hereto as Annex A-1 (the “Amended Credit Agreement”) and certain other amended and restated Credit Documents described therein (together with the Amended Credit Agreement, collectively, the “Amended Credit Facility”), in each case on the terms set forth in this letter and in the attached Annexes A-1 through A-61 (collectively, the “Commitment Letter”; capitalized terms used but not defined herein shall have the meanings given to them in the attached Annex A-1).

[1]	Annex A-1 – Form of Amended and Restated Credit Agreement; Annex A-2 – Form of Amended and Restated Servicing Agreement; Annex A-3 – Form of Amended and Restated Bluestem Letter Agreement; Annex A-4 – Form of Amended and Restated Security Agreement; Annex A-5 – Form of Amended and Restated Equity Pledge Agreement; Annex A-6 – Form of Amended and Restated Receivables Purchase Agreement.

Fingerhut Receivables I, LLC
Bluestem Brands, Inc.
July 19, 2011

The parties hereto agree that any amendments to the Credit Agreement and the other Credit Documents in accordance with their terms prior to the Effective Date will be incorporated into the Amended Credit Facility prior to the execution and delivery thereof, and the Annexes hereto will be updated to reflect such amendments, with copies to be provided to each Lender promptly following such amendment. On the Effective Date, certain schedules to the Amended Credit Agreement, the Form of Amended and Restated Servicing Agreement and the Form of Amended and Restated Bluestem Letter Agreement attached hereto as Annexes A-1, A-2 and A-3, respectively, will be updated as necessary such that those schedules are true, accurate and complete as of the Effective Date, provided that no such updates are adverse to the Lenders. The fees payable to each Lender in connection with this Commitment Letter and the Amended Credit Facility are set forth in a separate fee letter (the “Fee Letter”), dated as of the date hereof, entered into by the Company, Bluestem Brands, Inc. (“Bluestem”) and each Lender on the date hereof.
The commitments of each Lender are subject to the following conditions: (i) the accuracy and completeness in all material respects of all representations and warranties that the Company, Bluestem and their affiliates made to the Lenders in connection with the Credit Agreement and the Amended Credit Facility (provided the above materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and the Company’s and Bluestem’s compliance with the terms of this Commitment Letter and the Fee Letter; and (ii) the satisfaction of all conditions precedent set forth in Section 3.1 of the Amended Credit Agreement. Each Lender hereby delegates to the Administrative Agent the authority to release such Lender’s signature page to the Amended Credit Agreement; provided that the Administrative Agent has determined the conditions set forth above have been satisfied, and each Lender has confirmed to the Administrative Agent that it agrees with such determination. Upon such determination by the Administrative Agent and confirmation by each Lender, the Administrative Agent agrees to release such Lenders’ signature pages and effect the amendments described herein. If the commitment and other agreements of the Lenders hereunder terminate in accordance with paragraph 6 below prior to the time of the closing of the Amended Credit Facility on the terms and subject to the conditions contained herein, the Lenders’ signature pages shall be returned to the respective Lender.
This Commitment Letter may not be assigned by Bluestem or the Company without the prior written consent of all of the Lenders (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Any Lender may assign its commitment hereunder to provide its Incremental Revolving Commitment, in whole or in part, to any of its affiliates or to any other Lender, and upon such assignment, such Lender shall be released from the portion of its commitment hereunder to provide its Incremental Revolving Commitment that has been assigned; provided that the assignee of such Incremental Revolving Commitment (or a portion thereof) shall have confirmed in writing to the parties hereto its agreement to the terms of this Commitment Letter and the Fee Letter and to enter into the Amended Credit Agreement and effect the Amended Credit Facility, and shall have provided the Administrative Agent with its duly executed signature page to the Amended Credit Agreement. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto or thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

Fingerhut Receivables I, LLC
Bluestem Brands, Inc.
July 19, 2011

Each Lender agrees not to assign any of its Loans or Revolving Commitments unless the assignee in respect thereof shall have confirmed in writing to the parties hereto its agreement to the terms of this Commitment Letter and the Fee Letter and to enter into the Amended Credit Agreement and effect the Amended Credit Facility, and shall have provided the Administrative Agent with its duly executed signature page to the Amended Credit Agreement.
The commitment and the other agreements of the Lenders hereunder shall terminate upon the first to occur of (i) at the election of any Lender, a material breach by Bluestem or the Company under this Commitment Letter or the Fee Letter, (ii) the time of the closing of the Amended Credit Facility on the terms and subject to the conditions contained herein, and (iii) October 31, 2011.
This Commitment Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Amended Credit Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Amended Credit Facility.
THIS COMMITMENT LETTER AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to GS Bank the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter, whereupon this Commitment Letter and the Fee Letter shall become binding agreements between Bluestem, the Company, the Lenders and the Administrative Agent. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.
Very truly yours,
GOLDMAN SACHS BANK USA, as Administrative Agent and as Lender

By:	/s/ ILLEGIBLE
Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Bradford R. Kuhn
	Name:	Bradford R. Kuhn
	Title:	Duly Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as a Lender By: RBS Securities Inc., as agent
By:	/s/ Gregory S. Blanck
	Name:	Gregory S. Blanck
	Title:	Managing Director

WINDMILL FUNDING CORPORATION, as a Noncommitted Conduit Lender for The Royal Bank of Scotland plc
By:	/s/ Jill A. Russo
	Name:	Jill A. Russo
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Graham Holding
	Name:	Graham Holding
	Title:	Commercial Banking Officer

RIVERSIDE FUNDING LLC, as a Committed Conduit Lender for Deutsche Bank AG, New York
By:	/s/ Jill A. Russo
	Name:	Jill A. Russo
	Title:	Vice President

ACCEPTED AS OF THE DATE ABOVE:

BLUESTEM BRANDS, INC.
By:	/s/ Mark P. Wagener
	Name:	Mark P. Wagener
	Title:	Executive Vice President and Chief Financial Officer

FINGERHUT RECEIVABLES I, LLC
By:	/s/ Mark P. Wagener
	Name:	Mark P. Wagener
	Title:	President and Chief Financial Officer

Annex A-1
[Form of Amended and Restated Credit Agreement]

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of the Effective Date defined herein
among
FINGERHUT RECEIVABLES I, LLC,
THE LENDERS PARTIES HERETO,
GOLDMAN SACHS BANK USA,
as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner and
Syndication Agent and Documentation Agent
and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

$350,000,000 Senior Secured Revolving Credit Facility

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses

EXHIBITS:	A-1	Form of Funding Notice
	A-2	Form of Principal Collections Notice
	B	Form of Note
	C	Form of Assignment Agreement
	D	Form of Certificate Regarding Non-bank Status
	E-1	Form of Effective Date Certificate
	E-2	Form of Solvency Certificate
	F	Form of Security Agreement
	G	Form Servicing Agreement
	H	Form of Bluestem Letter Agreement

SCHEDULES:	1.1	Eligibility Criteria
	3.1(c)	Organizational and Capital Structure of Bluestem and its Subsidiaries
	4.5	Required Consents

-v-

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
     This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of the Effective Date (as defined below), is entered into by and among FINGERHUT RECEIVABLES I, LLC, a Delaware limited liability company (the “Company”), the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), Joint Lead Arranger and Joint Bookrunner, J.P. MORGAN SECURITIES INC. (“JPMSI”), as Joint Lead Arranger and Joint Bookrunner, GS BANK, as Syndication Agent (in such capacity, “Syndication Agent”), and GS BANK, as Documentation Agent (in such capacity, “Documentation Agent”).
RECITALS:
     WHEREAS, the Lenders named in the Original Facility Agreement (the “Original Lenders”), the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, JPMSI (collectively, the “Original Facility Parties”) and the Company have previously entered into a $365,000,000 term and revolving credit facility (the “Original Facility”) pursuant to the Credit Agreement dated as of August 20, 2010 (as in effect immediately prior to the occurrence of the Effective Date, the “Original Facility Agreement”);
     WHEREAS, the Company has, on or prior to the Effective Date, repaid in full all “Tranche B Term Loans” (as defined in the Original Facility Agreement) outstanding under the Original Facility; and
     WHEREAS, the Original “Tranche A Revolving Lenders” (as defined in the Original Facility Agreement), as Lenders, have agreed to increase the aggregate principal amounts of their respective Revolving Commitments to the Company from $290,000,000 to $350,000,000, the proceeds of which will be used for the purposes described herein, by amending and restating the Original Facility Agreement as provided for herein;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
     “Account Bank” means Bank of America, N.A.
     “Account Owner True Sale Opinion” means an opinion of legal counsel, in form and substance reasonably satisfactory to (x) the Administrative Agent, for so long as GS Bank is the Administrative Agent, and (y) thereafter, the Requisite Lenders and addressed to the Administrative Agent and the Lenders, substantially to the effect that the transfer of the Underlying Receivables under the related Receivables Sale Agreement would be treated as a true sale.

     “Act” as defined in Section 4.22.
     “Adjusted Excess Spread Ratio” means, with respect to any Monthly Period, the Adjusted Portfolio Yield, minus the Principal Default Ratio, minus the Receivables Base Rate.
     “Adjusted LIBOR Rate” means, for any Interest Rate Reset Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (a) (x) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date, or (y) in the event the rate referenced in the preceding clause (x) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date, or (z) in the event the rates referenced in the preceding clauses (x) and (y) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GS Bank or any other Lender selected by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of GS Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities equal to a one-month period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.
     “Adjusted Portfolio Yield” means, with respect to any Monthly Period, a fraction (a) the numerator of which is equal to 12 multiplied by the aggregate amount of Eligible Finance Charge Collections for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Administrative Agent” as defined in the preamble hereto.
     “Advance Rate” means 54%.
     “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company.
     “Affected Lender” as defined in Section 2.18(b).

     “Affected Loans” as defined in Section 2.18(b).
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of Senior Management), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agent Fees” means, with respect to an Interest Payment Date, any fees owed to any Agent pursuant to the Original Facility Fee Letter.
     “Agents” means each of the Syndication Agent, the Administrative Agent, the Collateral Agent and the Documentation Agent.
     “Aggregate Amounts Due” as defined in Section 2.17.
     “Agreement” means this Credit Agreement.
     “Applicable Margin” means (a) with respect to Loans that are LIBOR Rate Loans, a percentage, per annum, equal to 4.25%; (b) with respect to Loans that are CP Rate Loans, a percentage, per annum, equal to 4.25%; and (c) with respect to Loans that are Base Rate Loans, a percentage, per annum, equal to 3.25%.
     “Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Company’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts or (b) the early termination or modification of any contract resulting in the receipt by the Company of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), or (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by the Company.
     “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C.
     “Assignment Effective Date” has the meaning given such term in any applicable Assignment Agreement.
     “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer; provided that with respect to the Company, an “Authorized Officer” shall include any officer or manager authorized under the Organizational Documents of the Company or otherwise to bind the Company.
     “Backup Originator Agreement” means the MetaBank Backup Originator Agreement and/or the WebBank Backup Originator Agreement, as the context may require.
     “Backup Servicer” means Systems & Services Technologies, Inc. (a subsidiary of NCO Group, Inc.), or any independent third party selected by the Administrative Agent and the Requisite Lenders and, provided no Event of Default is then continuing, approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), to perform servicing and monitoring functions with respect to the Underlying Receivables.
     “Backup Servicing Agreement” means that certain Backup Servicing Agreement, dated as of August 20, 2010, by and among Backup Servicer, the Servicer and the Administrative Agent.
     “Backup Servicing Fees” shall have the meaning attributed to such term in the Backup Servicing Agreement.
     “Bain” means, collectively, Bain Capital Venture Fund, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC, Bain Capital Venture Fund 2001, L.P., Bain Capital Venture Fund 2007, L.P., BCIP Venture Associates, BCIP Venture Associates B and Brookside Capital Investors Fund, L.P.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
     “Battery” means, collectively, Battery Ventures VI, L.P. and Battery Investment Partners VI, LLC.
     “Bluestem” means Bluestem Brands, Inc., a Delaware corporation.
     “Bluestem 2010 Inventory Credit Agreement” means (i) prior to a Refinancing, that certain Amended and Restated Credit Agreement dated as of August 20, 2010, by and among Bluestem, JP Morgan Chase Bank, N.A. and the lenders party thereto and (ii) thereafter, any credit agreement entered into by Bluestem in connection with such Refinancing.
     “Bluestem 2010 Inventory Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 20, 2010, by and among the Collateral Agent, JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions party to the Bluestem 2010 Inventory Credit Agreement, the Company and Bluestem.
     “Bluestem 2010 Inventory Security Agreement” means (i) prior to a Refinancing, that certain Amended and Restated Pledge and Security Agreement, dated as of August 20, 2010 by and between Bluestem and JPMorgan Chase Bank, N.A. and (ii) thereafter, any security or pledge agreement related to the Bluestem 2010 Inventory Credit Agreement.
     “Bluestem Credit Party” means each Credit Party other than a Sponsor.
     “Bluestem Guaranty” means that certain Guaranty dated as of August 20, 2010 by and among Bluestem and the Administrative Agent, on behalf of the Lenders.
     “Bluestem Letter Agreement” means that certain Amended and Restated Letter Agreement, dated as of the Effective Date, by and between Bluestem and the Administrative Agent, substantially in the form of Exhibit H.
     “Borrowing Base” means, subject to Section 2.24(a), as of any date of determination, an amount equal to:
     (a) the aggregate Principal Receivables that are Eligible Underlying Receivables; plus
     (b) the aggregate amount then on deposit in the Principal Collections Account; minus
     (c) any Reserves required to be established by the Company from time to time pursuant to the terms hereof.

     “Borrowing Base Deficiency” means, as of any date of determination, the amount (if any) by which the Total Utilization of Revolving Commitments exceeds the lesser of (a) the Revolving Commitments then in effect and (b) the product of the Borrowing Base and the Advance Rate.
     “Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Cash” means money, currency or a credit balance in any demand or deposit account.
     “Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above,

(ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.
     “Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit D.
     “Change of Control” means, at any time, Bluestem shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company.
     “Closing Date” means August 20, 2010.
     “Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
     “Collateral Agent” as defined in the preamble hereto.
     “Collateral Documents” means the Security Agreement, the Control Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party, as the case may be, as security for the Obligations.
     “Collection Period” means, for each calendar month, (x) the period from, and including, the first calendar day of such month to, and including, the 15th calendar day of such month and (y) the period from, and including, the 16th calendar day of such month to, and including, the last day of such month; provided, that the initial Collection Period shall commence on the Closing Date and end on August 31, 2010.
     “Collections” shall have the meaning attributed to such term in the Servicing Agreement.
     “Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Noncommitted Conduit Lender to fund its investments in financial assets, including the Loans.
     “Committed Conduit Lender” means Riverside Funding LLC.
     “Commitment Reduction Premium” as defined in Section 2.10(d).
     “Company” as defined in the preamble hereto.
     “Company Account” shall have the meaning attributed to such term in the Security Agreement.
     “Conduit Lender” means a Committed Conduit Lender and/or a Noncommitted Conduit Lender, as the context may require.

     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Contribution Amount” means, with respect to any Eligible Underlying Receivable, an amount equal to 8% of the applicable Eligible Principal Receivable. For the avoidance of doubt, there shall be no Contribution Amounts with respect to Eligible Underlying Receivables existing on the Closing Date.
     “Control Agreements” means, collectively, the Lockbox Account Control Agreement, the US Bank Account Control Agreement and the Controlled Account Control Agreement.
     “Controlled Account” as defined in Section 2.14(a).
     “Controlled Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Corporate Services Provider” as defined in Section 6.15(a).
     “CP Rate” means for each day during an Interest Period the per annum rate equivalent to the sum of (a) the weighted average of the per annum rates paid or payable by the Noncommitted Conduit Lender as interest or discount on or otherwise in respect of the Commercial Paper Notes issued by the Noncommitted Conduit Lender that are allocated, in whole or in part, by the Noncommitted Conduit Lender (or its administrator or agent) on such day to fund or maintain the related CP Rate Loans, (b) the commissions and charges charged by placement agents and commercial paper dealers with respect to, and other costs associated with the issuance of, Commercial Paper Notes issued by the Noncommitted Conduit Lender that are allocated, in whole or in part, by the Noncommitted Conduit Lender (or its administrator or agent) to fund or maintain the related CP Rate Loans, and (c) without duplication other interest and costs allocated by the Noncommitted Conduit Lender (or its administrator or agent) to fund or maintain the Loans (or the portion thereof) funded by the Noncommitted Conduit Lender in small or odd lot amounts that are not funded with Commercial Paper Notes.
     “CP Rate Loan” means a Loan bearing interest at a rate determined by reference to the CP Rate.
     “Credit Date” means the date of a Credit Extension.
     “Credit Document” means any of (a) this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Bluestem Letter Agreement, the Bluestem Guaranty, the Sponsor Indemnity Agreements and the Equity Pledge Agreement and (b) all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.
     “Credit Extension” means the making of a Loan.

     “Credit Party” means Company, Bluestem, and each Sponsor that is party to a Sponsor Indemnity Agreement.
     “Credit Score” means the applicable credit score, updated at least every six months, for each individual Receivables Obligor, as determined by Equifax, Inc. or a comparable credit bureau.
     “Daily Settlement and Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally or the rights of creditors of banks.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of the applicable Loans of all applicable Lenders (calculated as if all applicable Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all of such Defaulting Lender’s applicable Loans.
     “Default Interest” means, with respect to an Interest Payment Date that occurs while an Event of Default has occurred and is continuing, that portion of the accrued interest then due and payable on the Loans attributable to the 3% increase in the rate at which Loans bear interest required under Section 2.8.
     “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of (x) the applicable Funding Default or (y) a violation of Section 8.5(c), as applicable, and ending on the earliest of the following dates: (a) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to the Company and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, (c) the date on which the Company, the Administrative Agent and the Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, if applicable, and (d) the date on which the Requisite Lenders shall have waived all violations of Section 8.5(c) by such Defaulting Lender in writing, if applicable.

     “Default Rate” means the interest rate provided in Section 2.8.
     “Defaulted Account” shall have the meaning attributed to such term in the Servicing Agreement.
     “Defaulted Loan” as defined in Section 2.22.
     “Defaulting Lender” as defined in Section 2.22.
     “Determination Date” shall have the meaning attributed to such term in the Servicing Agreement.
     “Documentation Agent” as defined in the preamble hereto.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Effective Date” means the date on which all conditions to the effectiveness of this Agreement pursuant to Section 3.1 shall have been satisfied or waived.
     “Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit E-1.
     “Effective Date Material Adverse Change” means a material adverse change in or effect on (i) the business operations, assets, condition (financial or otherwise), liabilities (actual or contingent) or prospects of Bluestem or the Company, since January 28, 2011, except as disclosed in Bluestem’s S-1 filings with the SEC or otherwise disclosed to the Lenders in writing; (ii) the ability of the Company to fully and timely perform its material Obligations under any of the Credit Documents to which it is a party, or the legality, validity, binding effect, or enforceability against the Company of any such Credit Documents; or (iii) the ability of Bluestem to fully and timely perform its material obligations under the Credit Documents to which it is a party, or the legality, validity, binding effect, or enforceability against Bluestem of any such Credit Documents.
     “Eligibility Criteria” means the criteria specified in Schedule 1.1 hereto, subject to any changes made in accordance with Section 2.24(a).
     “Eligible Assignee” means (i) any Lender with Revolving Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, or (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) net worth in excess of $100,000,000; provided, that neither (x) Bluestem nor any Affiliate of Bluestem nor (y) the Sponsors nor any Affiliate of the Sponsors shall, in any event, be an Eligible Assignee. Notwithstanding the foregoing, a

Conduit Lender whose Liquidity Bank or related Lender, as applicable, is an “Eligible Assignee” shall be considered an “Eligible Assignee”.
     “Eligible Finance Charge Collections” means Finance Charge Collections with respect to Eligible Underlying Receivables and Recoveries on non-Eligible Underlying Receivables.
     “Eligible Principal Collections” means Principal Collections with respect to Eligible Underlying Receivables.
     “Eligible Principal Receivable” means a Principal Receivable with respect to an Eligible Underlying Receivable.
     “Eligible Underlying Receivable” means (a) an Underlying Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination, (b) an Underlying Receivable that is otherwise deemed an Eligible Underlying Receivable in accordance with Section 2.24(b) hereof and (c) for purposes of any calculation required to be made on or following the Closing Date, an Underlying Receivable that was created prior to the Closing Date and that satisfied the eligibility criteria under the Prior Credit Agreement as of the Closing Date.
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to, or required to be contributed, by or on behalf of, Bluestem, any of its Subsidiaries or any of their respective ERISA Affiliates.
     “Equity Pledge Agreement” means that certain Amended and Restated Equity Pledge Agreement dated as of the Effective Date, by and between Bluestem and the Collateral Agent.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Bluestem or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Bluestem or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Bluestem or such Subsidiary and with respect to liabilities arising after such period for which Bluestem or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Pension Plan, the failure to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability with respect to a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” means any of the conditions or events set forth in Section 7.1.
     “Excess Spread Account Amounts” means amounts, if any, in the Spread Account in excess of the Required Spread Account Amount on any date of determination.
     “Excess Spread Ratio” means, with respect to any Monthly Period, the Portfolio Yield, minus the Principal Default Ratio, minus the Receivables Base Rate.
     “Excess Spread Ratio Event” as defined in Section 5.11(c).
     “Excess Spread Ratio Threshold” as set forth in the table included in Section 5.11(c).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Existing Indebtedness” means Indebtedness and other obligations outstanding under the Prior Credit Agreement.
     “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GS Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

     “Fee Letter” means the letter agreement dated July 19, 2011 between the Company and the Lenders.
     “Final Date of Determination” as defined in Section 2.24(b)(i).
     “Finance Charge Collections” shall have the meaning attributed to such term in the Servicing Agreement.
     “Finance Charge Collections Account” shall have the meaning attributed to such term in the Security Agreement.
     “Finance Charge Receivables” shall have the meaning attributed to such term in the Servicing Agreement.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject (other than Liens permitted under clauses (ii) and (iii) of Section 6.2).
     “Fiscal Year” means for the Company, any consecutive twelve-month period commencing on the date following the last day of the previous Fiscal Year and ending on the Friday closest to January 31 of the following calendar year.
     “Funding Default” as defined in Section 2.22.
     “Funding Notice” means a notice substantially in the form of Exhibit A-1.
     “Funding Source” means, with respect to any Conduit Lender, any financing conduit or intermediate special purpose entities from which, directly or indirectly, such Conduit Lender receives funds to finance such Conduit Lender’s making or maintaining its Loans hereunder.
     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “GS Bank” as defined in the preamble hereto.

     “Guarantor” means Bluestem.
     “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Historical Financial Statements” shall have the meaning attributed to such term in the Servicing Agreement.
     “Increased-Cost Lenders” as defined in Section 2.23.
     “Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (excluding any liability with respect to leases characterized as operating leases under FASB ASC 840 as in effect as of the date hereof but characterized as Capital Leases following changes to FASB ASC 840 taking effect after the date hereof); (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement be deemed “Indebtedness” for any purpose under Sections 4.12, 5.9(g) or 6.1.

     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable, documented, out-of-pocket fees or expenses incurred by Indemnitees in enforcing the indemnification provisions of Section 9.3), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Bluestem Guaranty or the Sponsor Indemnity Agreements)).
     “Indemnitee” as defined in Section 9.3(a).
     “Indemnitee Agent Party” as defined in Section 8.6.
     “Initial Required Spread Account Percentage” means 0%.
     “Intercreditor Agreement” shall mean the Bluestem 2010 Inventory Intercreditor Agreement.
     “Interest and Fees Payable” with respect to any determination of the Receivables Base Rate, means, collectively, (i) (a) any costs and/or fees accruing to the Agents, (b) Backup Servicing Fees accruing to Backup Servicer in accordance with the Backup Servicing Agreement, and (c) Successor Servicing Fees accruing in accordance with the Successor Servicing Agreement, in each case during the applicable Monthly Period, (ii) any costs, fees or swap payments paid to the Lender Counterparties prior to or pro rata with any interest or principal on the Loans during the applicable Monthly Period and (iii) costs, fees and interest accruing on the Loans or otherwise to Lenders during the applicable Monthly Period.
     “Interest Payment Date” means the fifth Business Day after the end of a Collection Period.
     “Interest Period” means, (a) with regard to the first period, the period commencing on (and including) the related Credit Date to but excluding the next succeeding Interest Payment Date; and (b) thereafter, the period commencing on such next succeeding Interest Payment Date to but excluding the Interest Payment Date in the following calendar month; provided, no Interest Period with respect to any portion of the Loans shall extend beyond the Revolving Commitment Termination Date, as applicable.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, which (a) has been entered into by the Company for the purpose of hedging the interest rate exposure associated with the Company’s operations and not for speculative purposes, (b) has a Lender or an Affiliate thereof as a counterparty, (c) other than in the case of an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof, is approved by the Administrative Agent and the Requisite Lenders (in each case, such consent not to be unreasonably withheld) and (d) has been collaterally assigned to the Collateral Agent pursuant to an instrument satisfactory to the Collateral Agent.
     “Interest Rate Reset Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Investment” means (a) any direct or indirect purchase or other acquisition by the Company of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Joint Arrangers” means GS Bank and JPMSI, in their capacity as joint arrangers hereunder.
     “Joint Bookrunners” means GS Bank and JPMSI, in their capacity as joint bookrunners hereunder.
     “Lender” means (i) each Committed Conduit Lender, for so long as it holds any Revolving Commitments or Loans, and (ii) each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement.
     “Lender Counterparty” means a Person that is a counterparty to an Interest Rate Agreement.
     “LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
     “LIBOR Unavailability” as defined in Section 2.18(a).

     “Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Liquidity Agreement” means any liquidity or credit support agreement between a Conduit Lender and one or more Liquidity Banks which relates to this Agreement (including any agreement to purchase an assignment of or participation in Loans).
     “Liquidity Bank” means, with respect to a Conduit Lender, the various financial institutions that are, or may become, parties to such Conduit Lender’s Liquidity Agreement, as purchasers or lenders thereunder.
     “Loan” as defined in Section 2.2(a).
     “Lockbox Account” shall have the meaning attributed to such term in the Security Agreement.
     “Lockbox Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Lockbox System” as defined in Section 5.10(a)(i).
     “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Effect” means, a material adverse effect on (a) the business operations, assets, condition (financial or otherwise), liabilities (actual or contingent) or prospects of the Company, (b) the ability of a Credit Party to fully and timely perform its obligations under the Credit Documents (including, without limitation, the Obligations of the Company); (c) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.
     “Material Contract” means any contract or other arrangement to which the Company is a party (other than the Credit Documents or Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “MetaBank” means MetaBank, FSB, a federal savings bank having its principal location in South Dakota.
     “MetaBank Backup Originator Agreement” means that certain backup originator agreement, dated as of August 20, 2010, by and between Bluestem and MetaBank.

     “MetaBank Product Agreement” means that certain Amended and Restated Revolving Loan Product Program Agreement dated as of August 20, 2010 by and between MetaBank and Bluestem.
     “MetaBank Receivables Purchase Agreements” means the MetaBank Receivables Sale Agreement and the MetaBank Product Agreement.
     “MetaBank Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement dated as of August 20, 2010 by and between MetaBank and Bluestem.
     “Monthly Period” shall mean, with respect to any date of determination, the period from and including the first day of the preceding calendar month to and including the last day of such calendar month.
     “Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.
     “Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale other than with respect to a Permitted Charge-Off Receivable, an amount equal to: (a) Cash payments received by the Company from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (i) income or gains taxes payable or estimated to be payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds and (iv) reasonable fees and out-of-pocket expenses incurred in connection therewith.
     “Net Insurance Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by the Company under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, minus (b) any actual and reasonable costs incurred by the Company in connection with the adjustment or settlement of any claims of the Company in respect thereof.
     “Noncommitted Conduit Lender” means, with respect to Royal Bank of Scotland plc, in its capacity as a Lender, Windmill Funding Corporation.

     “Non-Consenting Lender” as defined in Section 2.23.
     “Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Non-US Lender” as defined in Section 2.20(c).
     “Note” means a promissory note substantially in the form of Exhibit B.
     “Obligations” means all obligations of every nature of the Company from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligation, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Original Facility Fee Letter” means the Fee Letter dated August 20, 2010 among the Administrative Agent, the Lenders party to the Original Facility Agreement and the Company.
     “Payment Date Report” means a Payment Date Report in the form attached as Exhibit E to the Servicing Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
     “Permitted Charge-Off Receivable” means an Underlying Receivable that the Company has charged-off in accordance with the charge-off policy of the Company in effect as of the date hereof and amended from time to time in accordance with the Servicing Agreement.
     “Permitted Investments” means the following, subject to qualifications hereinafter set forth:

(i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;
(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of Moody’s and S&P;
(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);
(iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above; and
(v) such other investments to which the Administrative Agent consents.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
     “Permitted Liens” means:
(i) Liens imposed by law for taxes, assessments or other governmental charges payable by the Company that are not yet due or are being contested in compliance with Section 5.3;
(ii) Liens in respect of judgments payable by the Company that do not constitute an Event of Default under Section 7.1(i);
(iii) Liens arising in favor of the applicable financial institution under the Lockbox Account Control Agreement, the US Bank Account Control Agreement or the Controlled Account Control Agreement; and

(iv) Liens arising in favor of a Lender Counterparty under the Security Agreement with respect to an Interest Rate Agreement permitted under this Agreement.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “Platform” as defined in Section 9.7(a).
     “Portfolio Covenants” means, as of any date of determination, the Principal Payment Ratio, the Principal Default Ratio, the Principal Delinquency Ratio, the Excess Spread Ratio and/or the Adjusted Excess Spread Ratio, as the context may require.
     “Portfolio Covenant Levels” means, as of any date of determination, the average Principal Payment Ratio for the preceding three-month period, the average Principal Default Ratio for the preceding three-month period, the average Principal Delinquency Ratio for the preceding three-month period, the average Excess Spread Ratio for the preceding three-month period and/or the average Adjusted Excess Spread Ratio for the preceding three-month period, as the context may require.
     “Portfolio Yield” means, with respect to any Monthly Period, a fraction (a) the numerator of which is equal to 12 multiplied by the aggregate amount of Eligible Finance Charge Collections and Contribution Amounts for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Prepayment Account” shall have the meaning attributed to such term in the Security Agreement.
     “Prepayment Premium” as defined in Section 2.10(d).
     “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Principal Collections” shall have the meaning attributed to such term in the Servicing Agreement.
     “Principal Collections Account” shall have the meaning attributed to such term in the Security Agreement.
     “Principal Collections Notice” means a notice substantially in the form of Exhibit A-2, which may be part of the Daily Settlement and Servicing Report.

     “Principal Default Ratio” means, with respect to any Monthly Period, a fraction (a) the numerator of which is equal to 12 multiplied by the aggregate amount of Eligible Principal Receivables with respect to accounts that became Defaulted Accounts during such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Principal Delinquency Ratio” means, with respect to any Monthly Period, the percentage equivalent of a fraction, (a) the numerator of which is equal to the aggregate amount of Eligible Principal Receivables in Receivables Accounts that are two or more cycles delinquent as of the end of such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the end of such Monthly Period.
     “Principal Office” means, for the Administrative Agent, Goldman Sachs Bank USA, 6011 Connection Dr., Irving, TX 75039 (or such other location in the United States of America as the Administrative Agent may from time to time designate in writing to the Company and each Lender).
     “Principal Payment Ratio” means, with respect to any Monthly Period, the percentage equivalent of a fraction (a) the numerator of which is equal to the aggregate amount of Eligible Principal Collections (excluding Recoveries with respect to Defaulted Accounts) for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Principal Receivables” shall have the meaning attributed to such term in the Servicing Agreement.
     “Prior Credit Agreement” means that certain amended and restated revolving credit facility, dated as of July 31, 2009, between the Company, Goldman Sachs Specialty Lending Group, L.P., as the administrative agent, collateral agent, lead arranger, syndication agent, documentation agent and a lead lender, Fortress Credit Corp., as a lead lender, and various lenders party thereto, as amended to the date hereof.
     “Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitments or Loans of any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender, by (ii) the aggregate Revolving Exposure of all Lenders.
     “Product Agreement” means (i) with respect to MetaBank, the MetaBank Product Agreement, (ii) with respect to WebBank, the WebBank Product Agreement, and (iii) with respect to any other Receivables Account Owner, the product program agreement (or similar agreement) by and between such Receivables Account Owner and Bluestem.
     “Product Agreement Default” means occurrence of an event described in (i) Section 17(c) of the MetaBank Product Agreement, (ii) Section 12(b), (c) or (d) of the WebBank Product Agreement, or (iii) any equivalent provision in any other Product Agreement.
     “Protective Advances” as defined in Section 2.2(c).

     “Public Lenders” means Lenders that elect not to receive material non-public information with respect to the Company or Bluestem or its securities and who are engaged in investment or other market-related activities with respect to Bluestem and/or such securities.
     “Rating Agencies” means each of Moody’s and S&P.
     “Receivables Account” shall have the meaning assigned to such term in the Servicing Agreement.
     “Receivables Account Agreement” shall have the meaning assigned to such term in the Servicing Agreement.
     “Receivables Account Owner” shall have the meaning assigned to such term in the Servicing Agreement.
     “Receivables Base Rate” means, with respect to any Monthly Period, a fraction, (a) the numerator of which is equal to 12 multiplied by the sum of (x) the aggregate amount paid to the Servicer with respect to Eligible Underlying Receivables in accordance with Section 2.02 of the Servicing Agreement and (y) Interest and Fees Payable and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Receivables Obligor” shall have the meaning attributed to such term in the Servicing Agreement.
     “Receivables Purchase Agreement” means that certain Amended and Restated Receivables Purchase Agreement dated as of the Effective Date, by and between Bluestem and the Company.
     “Receivables Purchase Agreement Default” means the occurrence of a “Default Event” as that term is defined in the Receivables Purchase Agreement.
     “Receivables Sale Agreement” means (i) with respect to MetaBank, the MetaBank Receivables Sale Agreement, (ii) with respect to WebBank, the WebBank Receivables Sale Agreement, and (iii) with respect to any other Receivables Account Owner, the receivables sale agreement (or similar agreement) by and between such Receivables Account Owner and Bluestem.
     “Recoveries” shall have the meaning attributed to such term in the Servicing Agreement.
     “Refinancing” means an extension, renewal or replacement of Indebtedness permitted under Section 1.09(f) of the Bluestem Letter Agreement.
     “Register” as defined in Section 2.5(b).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act.
     “Related Agreements” means, collectively, the Receivables Sale Agreements, the Receivables Purchase Agreement, the MetaBank Backup Originator Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Product Agreements, the Intercreditor Agreement, the Bluestem 2010 Inventory Credit Agreement, the Bluestem 2010 Inventory Security Agreement, any Interest Rate Agreements and, after the date on which it is executed, the WebBank Backup Originator Agreement.
     “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Replacement Lender” as defined in Section 2.23.
     “Required Spread Account Amount” means, as of any date of determination, an amount equal to the product of (i) the Required Spread Amount Percentage as of such date multiplied by (ii) the Total Utilization of Revolving Commitments (after giving effect to any borrowings hereunder on such date).
     “Required Spread Account Percentage” means, as of any date of determination, the sum of (i) the Initial Required Spread Account Percentage plus (ii) each applicable Spread Account Increase Percentage as of such date.
     “Requisite Lenders” means, as of any date of determination, Lenders representing 65% or more of the aggregate Revolving Exposure.
     “Reserves” means reserves against the Borrowing Base in such amounts, and with respect to such matters, as the Administrative Agent or the Requisite Lenders in its or their reasonable discretion shall deem necessary or appropriate, including to offset against any Underlying Receivables incorrectly identified as Eligible Underlying Receivables.
     “Revolving Availability” means, as of any date of determination, the difference of (i) the lesser of (a) the Revolving Commitments then in effect and (b) the product of the Borrowing Base and the Advance Rate minus (ii) the Total Utilization of Revolving Commitments.
     “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Effective Date is $350,000,000.
     “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

     “Revolving Commitment Termination Date” means the earliest to occur of (a) August, 20, 2013, (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.10(c) or 2.11; and (c) the date of the termination of the Revolving Commitments pursuant to Section 7.1.
     “Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the Revolving Commitment Termination Date, that Lender’s Revolving Commitment and (b) after the Revolving Commitment Termination Date, the aggregate outstanding principal amount of the Loans of that Lender.
     “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
     “SEC” means Securities and Exchange Commission.
     “Secured Parties” has the meaning assigned to that term in the Security Agreement.
     “Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Security Agreement” means the Amended and Restated Security Agreement to be executed by the Company in favor of the Collateral Agent on behalf of the Secured Parties substantially in the form of Exhibit F.
     “Senior Creditor” means any holder of a Loan or any other Person to whom the Company has obligations in respect of the Senior Debt.
     “Senior Debt” means all Obligations in respect of the Lenders.
     “Senior Management” means, with respect to Bluestem, the chief executive officer, the chief financial officer, the chief credit officer, the chief marketing officer and the chief operations officer.
     “Senior Subordinated Debt” means the Indebtedness of Bluestem in the aggregate original principal amount of $30,000,000, as evidenced by the 13.00% Senior Subordinated Secured Notes dated as of March 23, 2006 in the aggregate principal amount of $30,000,000 issued by Bluestem, together with any replacements thereof, in each case as amended, modified, supplemented or restated prior to the date hereof in accordance with thier terms.

     “Senior Termination Payment” means, with respect to an Interest Rate Agreement, any early termination payment owed to the Lender Counterparty in connection with an event of default or termination event where the Lender Counterparty was not the “Defaulting Party” or the sole “Affected Party” (as such terms are defined in such Interest Rate Agreement).
     “Servicer” means, initially, Bluestem, subject to removal pursuant to the terms of the Servicing Agreement, and thereafter shall mean the Backup Servicer or any other successor servicer appointed pursuant to the Servicing Agreement.
     “Servicer Default” shall have the meaning assigned to such term in the Servicing Agreement.
     “Servicing Agreement” means that certain Amended and Restated Servicing Agreement dated as of the Effective Date by and among the Company, the Servicer, the Administrative Agent and the Collateral Agent, substantially in the form of Exhibit G.
     “Servicing Fee” has the meaning assigned to such term in the Servicing Agreement.
     “Servicing Report” means that Servicing Report in the form attached as Exhibit B to the Servicing Agreement.
     “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Bluestem or the Company, as the case may be, substantially in the form of Exhibit E-2.
     “Solvent” means, with respect the Company or Bluestem, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Three-Year Forecast; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
     “Sponsors” means Bain and Battery.
     “Sponsor Indemnity Agreements” means those certain Indemnity Agreements by and among each of Bain and Battery and the Administrative Agent dated as of August 20, 2010.

     “Spread Account” shall have the meaning assigned to such term in the Security Agreement.
     “Spread Account Increase Event” means the occurrence of an Excess Spread Ratio Event.
     “Spread Account Increase Percentage” means, with respect to any Excess Spread Ratio Threshold, the Spread Account Increase Percentage corresponding thereto as set forth in Sections 5.11(c).
     “Subordinated Termination Payment” means, with respect to an Interest Rate Agreement, any early termination payment owed to the Lender Counterparty in connection with an event of default or termination event where the Lender Counterparty was the “Defaulting Party” or sole “Affected Party” (as such terms are defined in such Interest Rate Agreement).
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
     “Successor Servicer” shall have the meaning attributed to such term in the Servicing Agreement.
     “Successor Servicing Agreement” shall have the meaning attributed to such term in the Backup Servicing Agreement.
     “Successor Servicing Fees” means the “Successor Servicing Fees” to be defined in, and payable in accordance with, the Successor Servicing Agreement.
     “Support Provider” means, with respect to any Conduit Lender, any Liquidity Provider and any other Person extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender or its Funding Source or issuing a letter of credit, surety bond, swap agreement or other instrument to support any obligations arising under or in connection with the commercial paper, variable funding or medium term note program of such Conduit Lender or its Funding Source or any collateral agent under a security agreement to which such Conduit Lender is a party.
     “Syndication Agent” as defined in the preamble hereto.
     “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee or deduction or withholding in respect thereof of any similar nature and whatever called, imposed by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
     “Terminated Lender” as defined in Section 2.23.
     “Three-Year Forecast” shall have the meaning attributed to such term in the Servicing Agreement.
     “Total Utilization of Revolving Commitments” means, as of any date of determination, the aggregate principal amount of all outstanding Loans.
     “Trade Announcements” as defined in Section 9.18.
     “Transaction Costs” means the fees, costs and expenses payable by Bluestem or the Company on or before the Effective Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements, to the extent approved in writing by the Administrative Agent.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Underlying Receivable” shall have the meaning attributed to such term in the Servicing Agreement.
     “US Bank Account” shall have the meaning attributed to such term in the Security Agreement.
     “US Bank Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Voluntary Prepayment Proceeds Amount” as defined in Section 2.4.
     “WebBank” means WebBank, a Utah chartered industrial bank having its principal location in Salt Lake City, Utah.
     “WebBank Backup Originator Agreement” means that certain backup originator agreement, dated as of January 19, 2011 by and between Bluestem and WebBank.
     “WebBank Product Agreement” means that certain Amended and Restated Revolving Loan Product Program Agreement dated as of August 20, 2010 by and between WebBank and Bluestem.

     “WebBank Receivables Purchase Agreements” means the WebBank Receivables Sale Agreement and the WebBank Product Agreement.
     “WebBank Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement dated as of August 20, 2010 by and between WebBank and Bluestem.
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Bluestem and the Company to Lenders shall be prepared in accordance with GAAP as in effect at the time of such preparation and consistent with past practice.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such statement, term or matter. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specified in any applicable Credit Document, (a) reference to any Person include that Person’s successors and assignees, (b) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), and (c) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.
SECTION 2. LOANS
     2.1. [Reserved]
     2.2. Loans.
          (a) Revolving Commitments.
          (i) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees from time to time to make loans to the Company (each a “Loan” and collectively, the “Loans”) in an aggregate principal amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Loans in no event shall the Total Utilization of

Revolving Commitments exceed the lesser of (x) the Revolving Commitments then in effect and (y) the product of the Borrowing Base and the Advance Rate.
          (ii) Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Revolving Commitments (or portion thereof, as applicable) shall be paid in full no later than such date. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.
          (b) Borrowing Mechanics for Loans.
          (i) Whenever the Company desires that Lenders make Loans, the Company shall deliver to the Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. (New York City time) at least two Business Days in advance of the proposed Credit Date. Each such Funding Notice shall be (1) delivered reflecting sufficient Revolving Availability for the requested Loans and (2) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Except as otherwise provided herein, a Funding Notice for a Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Reset Date, and the Company shall be bound to make a borrowing in accordance therewith.
          (ii) Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, and the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Funding Notice from the Company.
          (iii) Each Lender shall make the aggregate amount of its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Loans available to the Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Company at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Company.
          (iv) Unless otherwise permitted by the Administrative Agent in its sole and absolute discretion, there shall be no more than two Credit Dates per calendar week.
          (v) Any Lender may, in its sole and absolute discretion, fund all or any portion of its Loans through its Noncommitted Conduit Lender. Subject to the terms and conditions set forth in this Agreement, a Lender shall in all cases, in accordance with the terms hereof, fund that portion of its Loans not funded by its Noncommitted Conduit

Lender. Each Noncommitted Conduit Lender (acting through an administrator or other agent) may fund that portion of the Loan funded by it as a CP Rate Loan or as a LIBOR Rate Loan, and shall promptly notify the Administrative Agent of any such determination.
          (c) Protective Advances. Subject to the limitations set forth below and in the proviso to Section 2.2(a)(i), and whether or not an Event of Default or a Default shall have occurred and be continuing, the Administrative Agent is authorized by Company and the Lenders, from time to time in the Administrative Agent’s sole discretion (but the Administrative Agent shall have absolutely no obligation to), to make Loans to Company on behalf of the Lenders, which the Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses, in the event that any amounts are still owing after application of the amounts in the Finance Charge Collections Account and the Spread Account pursuant to Sections 2.13 or 2.15(b) (any of such Loans are herein referred to as “Protective Advances”); provided, that the Administrative Agent may not make a Protective Advance if, after giving effect to such Protective Advance, (1) there would be more than $10,000,000 in Protective Advances outstanding or (2) a Borrowing Base Deficiency would be created or increased. Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied. The Protective Advances shall be secured by the Collateral and shall constitute Obligations. All Protective Advances shall be Base Rate Loans. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and within one Business Day following demand for payment by the Administrative Agent.
     2.3. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Company and the Company shall pay such corresponding amount to the Administrative Agent together with interest thereon within one Business Day of demand for payment by the Administrative Agent, for each day from such Credit Date until the date such amount is paid to the Administrative Agent at the Base Rate. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Company may have against any Lender as a result of any default by such Lender hereunder.
     2.4. Use of Proceeds. The proceeds of the Loans, if any, made on the Effective Date shall be applied by the Company to (i) finance the acquisition of Underlying Receivables from Bluestem pursuant to the Receivables Purchase Agreement, (ii) fund the Spread Account (if applicable) and (iii) pay Transaction Costs. The proceeds of the Loans made after the Closing Date shall be applied by the Company to (w) finance the acquisition of Underlying Receivables from Bluestem pursuant to the Receivables Purchase Agreement, (x) fund any Required Spread Account Amount in connection with the funding of the Loans, (y) pay distributions on its Capital Stock to Bluestem or (z) pay ongoing operating expenses of the Company. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
     2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Company’s Obligations in respect of any Loan. The Company hereby designates the entity serving as the Administrative Agent to serve as the Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees.
          (c) Notes. If so requested by any Lender by written notice to the Company (with a copy to the Administrative Agent) at least two Business Days prior to the Effective Date, or at any time after the Effective Date, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Effective Date (or, if such notice is delivered after the date that is two Business Days prior to the Effective Date, promptly after the Company’s receipt of such notice) Note or Notes to evidence such Lender’s Loans; provided that to the extent any Lender has received a Note or Notes under the Original Facility Agreement prior to occurrence of the Effective Date, such Lender shall surrender such Note or Notes so received to the Company prior to receiving a replacement Note or Notes pursuant to the terms of this clause (c).
     2.6. Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin; or (iii) in the case of Loans funded through a Noncommitted Conduit Lender, if a CP Rate Loan, at the CP Rate plus the Applicable Margin.
          (b) Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (c) Interest on each Loan shall be payable in arrears on (i) each Interest Payment Date; (ii) with respect to any prepayment in whole or in part of such Loan, whether voluntary or mandatory, the Interest Payment Date immediately following such prepayment in an amount equal to the interest accrued on the amount so prepaid to the date of prepayment; and (iii) at maturity.
     2.7. Continuation. Subject to Section 2.18 in the case of LIBOR Rate Loans and so long as no Default or Event of Default shall have occurred and be continuing, upon the expiration of any Interest Period applicable to any LIBOR Rate Loan or CP Rate Loan, such LIBOR Rate Loan or CP Rate Loan, as applicable, shall automatically continue for an additional Interest Period.
     2.8. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable in accordance with the provisions of Section 2.13 or 2.15, as the case may be, at a rate that is 3% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans until no Event of Default is then continuing; provided, in the case of LIBOR Rate Loans and CP Rate Loans, if an Event of Default is continuing upon the expiration of the Interest Period in effect at the time any such increase in interest rate becomes effective, such LIBOR Rate Loans and CP Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable in accordance with the provisions of Sections 2.13 or 2.15, as the case may be, at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans until no Event of Default is then continuing. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
     2.9. Fees.
          (a) The Company agrees to pay to the Lenders fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate Total Utilization of Revolving Commitments multiplied by (2) (x) 0.50% per annum, in the event that the average Total Utilization of Revolving Commitments for the relevant period is less than or equal to 50% of the Revolving Commitments then in effect or (y) 0.3750% per annum, in the event that the average Total Utilization of Revolving Commitments for the relevant period is greater than 50% of the Revolving Commitments then in effect.
               All fees referred to in this Section 2.9(a) shall be paid to the Administrative Agent as set forth in Section 2.16(a) and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
          (b) All fees referred to in this Section 2.9(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable twice monthly in arrears on each Interest Payment Date during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
          (c) In addition to any of the foregoing fees, the Company agrees to pay to Lenders such other fees in the amounts and at the times separately agreed upon in the Fee Letter.
     2.10. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
          (i) Any time and from time to time, the Company may prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

          (ii) Except as otherwise provided in Section 2.15(a)(ii), all such prepayments shall be made upon not less than two Business Days’ prior written or telephonic notice in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice of prepayment by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied to repay outstanding Loans to the full extent thereof.
          (b) [Intentionally Omitted].
          (c) Voluntary Commitment Reductions.
          (i) The Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) The Company’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
          (d) Call Protection.
          (i) [reserved]
          (ii) If the Company reduces or terminates the Revolving Commitments as provided in Section 2.10(c), the Company shall pay to the Administrative Agent, for the benefit of all Lenders a commitment reduction premium (the “Commitment Reduction Premium”) on the amount so reduced as follows:

Relevant period (number of
calendar months elapsed	Commitment Reduction Premium as a
since the Closing Date)	percentage of the amount so reduced
From month 13 through month 24	(x) in the event of or following an initial public offering of Bluestem, 2% and (y) otherwise, 3%
After month 24	0%
     2.11. Mandatory Prepayments. Borrowing Base Deficiency. The Company shall prepay the Loans within one Business Day of the earlier of (i) an Authorized Officer of the Company becoming aware that a Borrowing Base Deficiency exists and (ii) receipt by the Company of notice from the Administrative Agent that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied to repay the Loans in an amount sufficient to cure such deficiency; provided, however, upon the written request of the Company the Requisite Lenders in their sole discretion may extend the time for such prepayment, provided that (x) such extension is not for more than 30 calendar days (or if the 30th day is not a Business Day, the next succeeding Business Day) and (y) the aggregate amount of the applicable Borrowing Base Deficiency so extended at any time does not exceed $5,000,000.
     2.12. [Reserved].
     2.13. Payments during Event of Default. Notwithstanding anything herein to the contrary other than Section 2.22, upon the occurrence and during the continuance of an Event of Default on each Interest Payment Date, (x) all payments made hereunder and under the other Credit Documents (including in respect of proceeds from any Collateral) and (y) all amounts in the Controlled Accounts and any income and gains from investment of funds in any Controlled Account that accrued during the immediately preceding Collection Period shall be applied by the Collateral Agent in accordance with the Payment Date Report prepared by the Administrative Agent as follows:
          (a) First, to Servicer, any accrued and unpaid Servicing Fees due to Servicer in accordance with the Servicing Agreement,
          (b) Second, pro rata (x) to Servicer for remittance to the Backup Servicer, any accrued and unpaid Backup Servicing Fees due to Backup Servicer in accordance with the Backup Servicing Agreement and (y) to any Successor Servicer, any accrued and unpaid Successor Servicing Fees due in accordance with the Successor Servicing Agreement,
          (c) Third, to the Administrative Agent to pay any third-party costs or Agent Fees due to the Agents,
          (d) Fourth, to the Administrative Agent for the ratable benefit of the Lenders to pay any Default Interest on the Loans;

          (e) Fifth, to the Administrative Agent for the ratable benefit of the Lenders to pay costs and fees then due and payable hereunder and accrued interest on the Loans (excluding Default Interest);
          (f) Sixth, pro rata (x) to the Administrative Agent for the ratable benefit of the Lenders to pay the outstanding principal balance on the Loans until paid in full and (y) to each Lender Counterparty any fixed payments then due and payable under the related Interest Rate Agreement, other than with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof, and any Senior Termination Payments then due and payable up to an amount, which when taken together with all Senior Termination Payments paid with respect to all Interest Rate Agreements prior to such Interest Payment Date, does not exceed $5,000,000,
          (g) Seventh, to the Administrative Agent to pay any costs or fees due to the Agents and not otherwise paid in clause (c) above;
          (h) Eighth, to each Lender Counterparty any Senior Termination Payments then due and payable and not otherwise paid in clause (f) above, any Subordinated Termination Payments then due and payable and any fixed or upfront payment then due and payable with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof; and
          (i) Ninth, to the Company.
     2.14. Controlled Accounts and Amounts.
          (a) On or prior to the Closing Date, the Company shall cause to be established and maintained, (i) deposit accounts in the name of the Collateral Agent designated as the Principal Collections Account, the Finance Charge Collections Account, the Spread Account, and the Prepayment Account in each case bearing a designation clearly indicating that the funds and other property credited thereto are held in the name of the Collateral Agent for the benefit of the Secured Parties and subject to the Controlled Account Control Agreement (each, together with the Company Account, a “Controlled Account” and collectively, the “Controlled Accounts”), and (ii) deposit accounts in the name of the Company designated as the Lockbox Account and the US Bank Account as to which the Collateral Agent has control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement or the US Bank Account Control Agreement, as applicable.
          (b) On or prior to the Closing Date, the Company shall cause to be established and maintained a deposit account in the name of the Company designated as the Company Account as to which the Collateral Agent has control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Controlled Account Control Agreement.
          (c) So long as no Event of Default has occurred and shall be continuing, Company or the Servicer shall be permitted to direct the investment of the funds from time to time held in the Controlled Accounts (other than the Principal Collections Account) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent, or the Lenders shall have liability whatsoever in respect of any failure by the Account Bank to do so), with all such proceeds and reinvestments to be held in the applicable Controlled Account; provided, however, that the maturity of the Permitted Investments on deposit in the Controlled Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement; and, provided further, that the Company shall remit into the applicable Controlled Account an amount equal to any losses realized on Permitted Investments contained therein. No Permitted Investment shall be liquidated at a loss at the direction of Company except to the extent necessary to make a required payment as described herein. All income and gains from the investment of funds in the Controlled Accounts shall be retained in the respective Controlled Account from which they were derived, until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.13 or Section 2.15(b), as the case may be. As between Company and the Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Controlled Accounts as its income or loss for federal, state and local income tax purposes.
          (d) The Company (i) shall instruct Servicer to instruct the Receivables Obligors to deposit all Collections to the US Bank Account or the Lockbox Account, (ii) within one Business Day of receipt of any Collection in the US Bank Account, shall cause the Servicer to remit such collections to the Lockbox Account and (iii) within two Business Days of receipt or remittance of Collections in the Lockbox Account, shall cause Servicer to remit from the Lockbox Account all Principal Collections to the Principal Collections Account and all Finance Charge Collections to the Finance Charge Collections Account as provided in the Servicing Agreement.
          (e) The Company shall instruct Bluestem to deposit the Contribution Amount with respect to an Eligible Underlying Receivable in the Finance Charge Collections Account (i) upon the sale of such Underlying Receivable to the Company, if such Underlying Receivable is an Eligible Underlying Receivable at such time, or (ii) on the second Business Day after the date on which a previously sold Underlying Receivable becomes an Eligible Underlying Receivable.
     2.15. Application of Collections.
          (a) Principal Collections. So long as no Event of Default has occurred and is continuing:
          (i) upon the Company’s delivery of (A) a Principal Collections Notice and (B) a Daily Settlement and Servicing Report satisfactory to the Administrative Agent by 1:00 p.m. (New York City time) on any designated Business Day, the Collateral Agent shall instruct the Account Bank to transfer the requested Principal Collections from the Principal Collections Account to the Company Account by 4:00 p.m. (New York City time) on the Business Day designated in the Principal Collections Notice, which amounts shall be solely applied by the Company to purchase new Underlying Receivables under the Receivables Purchase Agreement or to fund any unfunded Required Spread Account Amounts; provided, that funds from the Principal Collections Account may not be applied to purchase new Underlying Receivables if, after giving effect to the withdrawal of such funds from the Principal Collections Account and to such application, there would exist a Borrowing Base Deficiency;
          (ii) the Company may request the Collateral Agent to release all or a portion of the Principal Collections in the Principal Collections Account (not otherwise used pursuant to clause (i) above) to pay the outstanding principal balance on the Loans upon two Business Days’ notice, subject to (A) the satisfaction of the requirements in Section 2.10(a)(i) and (B) the Company’s delivery of a Daily Settlement and Servicing Report satisfactory to the Administrative Agent by 1:00 p.m. (New York City time) on the date of such notice, and such amounts shall be applied on such Business Day to repay the outstanding Loans; and
          (iii) on each Interest Payment Date, all amounts on deposit in the Principal Collections Account as of 8:30 a.m. New York City time on the last day of the immediately preceding Collection Period shall be applied (A) first, to pay any amounts not otherwise funded pursuant to Section 2.15(b)(i) through (x) on such Interest Payment Date and (B) second, to repay the outstanding Loans; provided that on any Interest Payment Date the Company may retain up to $1,000,000 on deposit in the Principal Collections Account.
          (b) Finance Charge Collections Account and Spread Account. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date), on each Interest Payment Date, all funds relating to the immediately prior Collection Period in the Finance Charge Collections Account, together with any Excess Spread Account Amounts and any income and gains from the investment of funds in any Controlled Account that accrued during the applicable Collection Period, shall be applied by the Collateral Agent in accordance with the Payment Date Report prepared by the Servicer as follows:
          (i) First, to Servicer, any accrued and unpaid Servicing Fees due to Servicer in accordance with the Servicing Agreement;
          (ii) Second, pro rata (x) to Servicer for remittance to the Backup Servicer, any accrued and unpaid Backup Servicing Fees due to Backup Servicer in accordance with the Backup Servicing Agreement and (y) to any Successor Servicer, any accrued and unpaid Successor Servicing Fees due in accordance with the Successor Servicing Agreement;
          (iii) Third, to the Administrative Agent to pay any third-party costs or Agent Fees due to the Agents;
          (iv) Fourth, to the Administrative Agent for the ratable benefit of the Lenders to pay costs and fees then due and payable hereunder and accrued interest on the Loans;

          (v) Fifth, pro rata (x) to the Administrative Agent for the ratable benefit of the Lenders to prepay the Loans in an amount necessary to cure any Borrowing Base Deficiency and (y) to each Lender Counterparty any fixed payments then due and payable under the related Interest Rate Agreement, other than with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof, and any Senior Termination Payments then due and payable up to an amount, which when taken together with all Senior Termination Payments paid with respect to all Interest Rate Agreements prior to such Interest Payment Date, does not exceed $5,000,000;
          (vi) Sixth, to the Administrative Agent to pay any costs and fees due to the Agents and not otherwise paid in clause (iii) above;
          (vii) Seventh, to each Lender Counterparty any Senior Termination Payments then due and payable and not otherwise paid in clause (v) above, any Subordinated Termination Payments then due and payable and any fixed or upfront payment then due and payable with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof;
          (viii) Eighth, to the Administrative Agent to be deposited in the Spread Account to fund the excess of the Required Spread Account Amount over the amounts then on deposit in the Spread Account; and
          (ix) Ninth, to the Company Account.
          (c) The Company Account. So long as no Event of Default has occurred and is continuing, the Company may withdraw amounts on deposit in the Company Account (i) to pay any Obligations, including principal and interest in respect of the Loans, any Protective Advance, any Commitment Reduction Premiums, Prepayment Premium and any Borrowing Base Deficiency, in each case in accordance with terms hereof, (ii) to purchase new Underlying Receivables under the Receivables Purchase Agreement, (iii) to pay distributions on its Capital Stock to Bluestem, (iv) to fund the Spread Account and (v) to pay for ongoing operating expenses of the Company and other activities permitted under this Agreement. Upon the occurrence and during the continuance of an Event of Default, the Company shall be prohibited from making withdrawals from the Company Account, and all amounts in such account shall be applied in accordance with Section 2.13. The Collateral Agent agrees not to deliver a notice of exclusive control under any Control Agreement unless an Event of Default has occurred and is continuing.
     2.16. General Provisions Regarding Payments.
          (a) All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent, for the account of Lenders, not later than 2:00 p.m. (New York City time) on the date due at 6011 Connection Drive, Irving, TX 75039 or via wire transfer of immediately available funds to account number 000230435874 maintained by the Administrative Agent with JPMorgan Chase Bank (ABA No. 021000021) in New York City (or at such other location or bank account within the City and State of New York as may be designated by the Administrative Agent from time to time); funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary or mandatory prepayments of any Loan as provided in Section 2.6(c)) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
          (c) The Administrative Agent shall promptly distribute to each Lender at such address or via wire transfer as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
          (f) Unless otherwise specified herein, all Loans shall be repaid or prepaid on a pro rata basis and all Revolving Commitments shall be reduced on a pro rata basis.
          (g) The Administrative Agent shall give prompt telephonic notice to the Company and each Lender (confirmed in writing) if any payment is not made in conformity with this Section 2.16. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.8 (if applicable) from the date such amount was due and payable until the date such amount is paid in full.
     2.17. Ratable Sharing. Except as provided in Section 2.22, Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining LIBOR Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Reset Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate (“LIBOR Unavailability”), the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as LIBOR Rate Loans until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice given by the Company with respect to Loans in respect of which such determination was made shall be deemed to be rescinded by the Company, (iii) all then-existing Loans shall convert automatically to Base Rate Loans at the end of the then-applicable Interest Period if such circumstances still exist at such time and (iv) any subsequent borrowings of Loans shall be made as Base Rate Loans until such circumstances no longer exist. At such time as the Administrative Agent shall notify the Company and the Lenders that any period of LIBOR Unavailability has ended, on the Interest Payment Date next following such determination, unless the Company elects to maintain such Base Rate Loans, all Base Rate Loans carried by the Lenders as a consequence of this Section 2.18(a) shall automatically convert to LIBOR Rate Loans having an initial Interest Period commencing on such Interest Payment Date.
          (b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Administrative Agent) that the making or maintaining of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Company pursuant to a Funding Notice, the Affected Lender shall make such Loan (or continue such Loan) as a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Company pursuant to a Funding Notice, the Company shall have the option, notwithstanding anything to the contrary in Section 2.2(b)(ii), to rescind such Funding Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as LIBOR Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. The Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender would sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of any of its LIBOR Rate Loans occurs on any day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Company.
          (d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank, accounting authority or other governmental or quasi-governmental authority (whether or not having the force of law) (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be adopted and effective after the Closing Date regardless of the date enacted, adopted, issued, promulgated or implemented): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance, risk based assessment or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that no Lender shall be entitled to compensation under this Section 2.19(a) for amounts incurred or reductions suffered more than 270 days prior to the date of delivery of such written statement.

          (b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, accounting authority or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, accounting authority or comparable agency (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be adopted and effective after the Closing Date regardless of the date enacted, adopted, issued, promulgated or implemented), has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that no Lender shall be entitled to compensation under this Section 2.19(b) for amounts incurred or reductions suffered more than 270 days prior to the date of delivery of such written statement.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by the Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than (i) a Tax on the overall net income of any Lender, (ii) any Tax imposed as a result of a Lender’s or Administrative Agent’s failure or inability to comply with the requirements of Section 1471 through 1474 of the Code and any regulations promulgated thereunder to establish an exemption from withholding thereunder, or (iii) any Tax arising as a result of any Lender’s failure to comply with the requirements of Section 2.20(c)) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
          (b) Withholding of Taxes. If a Bluestem Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Bluestem Credit Party in respect of any payment of principal, interest, fees or other amounts paid or payable by the Company to the Administrative Agent or any Lender under any of the Credit Documents: (i) the Company shall notify the Administrative Agent as soon as practicable of any such requirement or any change in any such requirement as soon as the Company becomes aware of it; (ii) the Company shall pay to the applicable Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Bluestem Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by any Bluestem Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days (or as soon as practicable thereafter) after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days (or as soon as practicable thereafter) after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company shall use commercially reasonable efforts to deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that, no such additional amount shall be required to be paid to any Lender under clause (iii) above (and in the case of any payment required under clause (ii) above, such payment shall be treated as a payment under the Credit Documents to the Administrative Agent or Lender(s) as the case may be) except to the extent that (1) any change after (x) the Closing Date (in the case of each Lender party to the Original Facility Agreement), (y) the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), or (z) the date any Lender designates a new lending office (other than pursuant to Section 2.21 or otherwise at the request of a Credit Party) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the Closing Date or at the date of such Assignment Agreement, or at the date of such designation of a new lending office, as the case may be, in respect of payments to such Lender; and (2) in the case of a Lender’s designation of a new lending office, such Lender was otherwise entitled, at the time of designation of a new lending office, to receive additional amounts under this Section 2.20(b).
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non US Lender”) shall deliver to the Administrative Agent for transmission to the Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W 8BEN or W 8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W 8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Lender”) shall deliver to the Administrative Agent for transmission to the Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is exempt from United States backup withholding Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Company two new original copies of Internal Revenue Service Form W-9, W 8BEN or W 8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W 8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence. The Company shall not be required to pay any additional amount to any Non US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the applicable forms, certificates or other evidence referred to in this Section 2.20(c), or (2) to notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided that, if such Lender shall have satisfied the requirements of this Section 2.20(c)

on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve the Company of its obligation to pay any additional amounts pursuant to this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
     2.21. Obligation to Mitigate.
          (a) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Company agrees to pay all reasonable, documented, out-of-pocket incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
          (b) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to Section 2.20, it shall pay to the Company an amount equal to such refund, as determined by the Administrative Agent or the Lender in its sole discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This subsection shall not be construed to require the Administrative Agent or such

Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 8.5(c), or defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents (other than with respect to Section 9.5(b)); (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to the Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.9 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (d) for purposes of Section 2.10(c) only, the applicable Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender and (e) any amount payable to such Defaulting Lender under any Credit Document (whether on account of principal, interest, fees or otherwise), in lieu of being distributed to such Defaulting Lender, shall be retained by the Administrative Agent and applied in the following order of priority: (i) first, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and (ii) second, held as cash collateral for future funding obligations of the Defaulting Lender under this Agreement. No Revolving Commitment or Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which the Company may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.5(c).
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”)

shall give notice to the Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of the Administrative Agent and the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Administrative Agent (y) shall, if requested by the Company in writing, which notice shall identify a Replacement Lender (as defined below) and (z) may (in the case of an Increased-Cost Lender, only after receiving written request from the Company to remove such Increased-Cost Lender), in each case, by giving written notice to the Company and any Terminated Lender of the Company’s or the Administrative Agent’s election to do so, instruct such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees designated by the Company or the Administrative Agent, as the case may be (each a “Replacement Lender”) in accordance with, and subject to the provisions of, Section 9.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Company shall pay any amounts payable to such Terminated Lender (other than a Defaulting Lender) pursuant to Section 2.10 or 2.20; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     2.24. Determination of Borrowing Base; Eligible Underlying Receivables.
          (a) Determination of Borrowing Base.
          (i) The Borrowing Base at any time shall be determined by reference to the most recent Daily Settlement and Servicing Report delivered to the Administrative Agent with such reasonable adjustments as the Administrative Agent may deem appropriate (subject to the following clauses (ii) and (iii)) to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

          (ii) Subject to the relevant terms and provisions set forth in this Agreement, including, without limitation, Section 9.5, the Administrative Agent (A) shall be entitled at all times to or (B) upon a request from the Company, may, in each case, with the consent of the Requisite Lenders, make reasonable changes to the standards of eligibility under this Agreement (including with respect to the Eligibility Criteria), upon 10 Business Days’ written notice to the Company setting forth such changes, which period may be extended by an additional five Business Days at the sole discretion of the Administrative Agent; provided, that the Administrative Agent may make immaterial changes to the standards of eligibility under this Section 2.24(a)(ii) (including with respect to the Eligibility Criteria) without the consent of any Lender.
          (iii) Subject to the relevant terms and provisions set forth in this Agreement, including without limitation, Section 9.5, the Administrative Agent, acting on its own or upon instructions from the Requisite Lenders, shall be entitled at all times to make reasonable changes to the Reserves upon delivery of written notice to the Company setting forth such changes.
          (iv) Notwithstanding any provision herein to the contrary, the Administrative Agent shall at all times when one or more Interest Rate Agreements is in effect impose a Reserve equal to $5,000,000, plus the aggregate accrued and unpaid fixed rate payments under such Interest Rate Agreements.
          (b) Designation of Eligible Underlying Receivables.
          (i) The Company may from time to time elect, in its sole discretion, to designate any Underlying Receivables, which have not been previously designated as such, but at the time of such election meet the Eligibility Criteria, as Eligible Underlying Receivables, and each such Underlying Receivable shall be deemed an Eligible Underlying Receivable as of such date of designation by the Company (the “Final Date of Determination”).
          (ii) Subject to clause (iii) below, an Eligible Underlying Receivable shall be deemed to be an Eligible Underlying Receivable at all times following the Final Date of Determination applicable thereto, notwithstanding a change to the Eligibility Criteria following the applicable Final Date of Determination. Notwithstanding the foregoing, in the event that, following such Final Date of Determination, any Eligible Underlying Receivable shall fail to satisfy one or more of the Eligibility Criteria that were in effect on the applicable Final Date of Determination, solely for purposes of calculating the Borrowing Base, such Underlying Receivable shall cease to be an Eligible Underlying Receivable for so long as such Underlying Receivable fails to satisfy such criteria for purposes of this Agreement.
          (iii) Upon receipt of notice of any change in the Eligibility Criteria provided in accordance with Section 2.24(a), Company may elect (A) to re-evaluate all or any of the Eligible Underlying Receivables against the revised Eligibility Criteria, and (B) to redesignate all or any such Underlying Receivables that do not meet such criteria, so that such Underlying Receivables are no longer deemed to be Eligible Underlying Receivables.
          (c) Concentration Limits. Any Underlying Receivables that otherwise satisfy the Eligibility Criteria shall not become or, if applicable, shall cease to be Eligible Underlying Receivables if:
          (i) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in the aggregate principal amount of Eligible Underlying Receivables originated from the “Gettington” brand program to constitute more than 10% of the aggregate principal amount of all Eligible Underlying Receivables;
          (ii) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 50% of the aggregate principal amount of the Eligible Underlying Receivables to be payable by Receivables Obligors who have a Credit Score of 600 or less;
          (iii) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 37.5% of the aggregate principal amount of the Eligible Underlying Receivables to be payable by Receivables Obligors who have a Credit Score of 575 or less;
          (iv) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 22.5% of the aggregate principal amount of the Eligible Underlying Receivables to be payable by Receivables Obligors who have a Credit Score of 550 or less;
          (v) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 10% of all Eligible Underlying Receivables arising from Receivables Accounts having a credit limit greater than $2,500; or
          (vi) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in deferred balances constituting 25% or more of the aggregate principal amount of all Eligible Underlying Receivables.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Effective Date. The obligation of each Lender to enter into this Agreement on the Effective Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Effective Date:
          (a) Credit Documents. The Administrative Agent shall have received copies of this Agreement, the Servicing Agreement, the Bluestem Letter Agreement, the Security Agreement, the Equity Pledge Agreement and the Receivables Purchase Agreement, each dated as of the Effective Date executed and delivered by each applicable Credit Party.

          (b) Organizational Documents; Incumbency. The Administrative Agent shall have received copies of (or, in the case of clauses (i) and (iii), to the extent the Company and/or Bluestem has delivered the applicable documents to the Administrative Agent in connection with the Original Facility Agreement and such documents have not been amended, supplemented, revoked, rescinded or otherwise modified since the Closing Date, a certification that such documents remain in full force and effect without amendments, supplements, revocation, rescission or other modification since the Closing Date and a certification as of a recent date by the appropriate governmental official with respect to such documents, if applicable, each dated the Effective Date or a recent date prior thereto): (i) each Organizational Document executed and delivered by the Company and Bluestem, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors, board of managers or similar governing body of the Company and Bluestem approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements, as applicable, to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of the Company’s and Bluestem’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date (or, if a good standing certificate dated a recent date prior to the Effective Date from the Governmental Authority of Minnesota is impossible to be obtained, some earlier date as agreed upon by the parties hereto).
          (c) Organization and Capital Structure. The organizational structure and capital structure of Bluestem and its Subsidiaries shall be as set forth on Schedule 3.1(c).
          (d) Related Agreements In Full Force and Effect. Each Related Agreement shall be in full force and effect.
          (e) IPO; Repayment of Term Loans and Subordinated Notes. On or prior to the Effective Date, Bluestem shall have (i) completed an initial public offering that yields net proceeds to Bluestem of not less than $106,500,000 (determined prior to effecting the repayments described in the following clauses (ii) and (iii)), (ii) caused the “Tranche B Term Loans” (as defined in the Original Facility Agreement) to be repaid in full and (iii) caused its Senior Subordinated Debt to be repaid in full.
          (f) Transaction Costs. On or prior to the Effective Date, the Company shall have delivered to the Administrative Agent the Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).
          (g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (h) Collateral. As of the Effective Date, Administrative Agent shall have (i) confirmed that a valid, perfected First Priority Lien in the Collateral and in the Capital Stock of the Company in favor of the Collateral Agent, for the benefit of Secured Parties, continues in full force and effect, (ii) confirmed that each UCC financing statement naming WebBank or Metabank, as debtor, and the Company, as secured party, in connection with the Product Agreements continue in full force and effect, and (iii) received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Company, Bluestem, WebBank and MetaBank, together with copies of all such filings disclosed by such search, and such search results shall not disclose any other Liens (A) on the Collateral or the Capital Stock described in the foregoing clause (i) other than Liens in favor of the Collateral Agent or (B) on the collateral described in the UCC financing statements described in the foregoing clause (ii) other than Liens in favor of the Company.
          (i) [Reserved].
          (j) [Reserved].
          (k) Opinions of Counsel to Credit Parties. The Administrative Agent and its respective counsel shall have received originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Bluestem and the Company, as to valid existence and good standing; power and authority; due authorization; execution and delivery; enforceability; no conflicts with organizational documents, specified contracts or applicable law; governmental approvals and applicable orders; and Investment Company Act, and Richards, Layton & Finger, P.A., special counsel for Bluestem and the Company, confirming true sale treatment of the sale of Underlying Receivables and other purchased assets pursuant to the Receivables Purchase Agreement and non-consolidation of Bluestem and the Company, in each case dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (it being understood that the delivery of legal opinions which are substantially similar in substance (as applicable) to those delivered on the Closing Date shall be satisfactory), and Bluestem and the Company hereby instruct counsel for Bluestem and the Company to deliver such opinions to the Agents.
          (l) Fees. The Company shall have paid to the Lenders the fees payable on the Effective Date pursuant to the Fee Letter.
          (m) Solvency Certificate. On the Effective Date, the Administrative Agent shall have received Solvency Certificates from the Company and Bluestem dated as of the Effective Date and addressed to the Administrative Agent and Lenders, substantially in the form of Exhibit E-2, attesting that immediately before and after giving effect to the consummation of the transactions contemplated by the Credit Documents and the Related Agreements on the

Effective Date, including the events described in clause (e) above, each of the Company and Bluestem, as the case may be, is Solvent.
          (n) Effective Date Certificate. Each of Bluestem and the Company shall have delivered to the Administrative Agent an originally executed Effective Date Certificate, together with all attachments thereto.
          (o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by Related Agreements or any of the other transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
          (p) No Effective Date Material Adverse Change. An Effective Date Material Adverse Change shall not have occurred.
          (q) No New Information. None of the Lenders shall have become aware, since January 28, 2011, of any new information or other matters not previously disclosed in Bluestem’s S-1 filings with the SEC or otherwise disclosed in writing to such Lender relating to the Collateral, the Company, Bluestem or its Subsidiaries or the transactions contemplated herein which the Administrative Agent, in its reasonable judgment, deems inconsistent in a material and adverse manner with the information or other matters previously disclosed in Bluestem’s S-1 filings with the SEC or otherwise disclosed in writing to the Lenders relating to the Collateral, the Company, Bluestem or its Subsidiaries.
          (r) Amendments to Inventory Documents. Substantially contemporaneously with the execution and delivery of this Agreement, the Bluestem 2010 Inventory Credit Agreement shall have been amended as necessary to reflect the terms of this Agreement and the other amended and restated Credit Documents.
          (s) No Event of Default. No Default or Event of Default shall have occurred and be continuing as of the Effective Date.
          (t) Required Spread Account Amount. As of the Effective Date, the amount on deposit in the Spread Account shall be at least equal to the Required Spread Account Amount.
     Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Effective Date.
     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan, on any Credit Date, including the Effective Date, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

          (i) the Administrative Agent shall have received a fully executed and delivered Funding Notice two Business Days prior to such Credit Date, evidencing sufficient Revolving Availability with respect to the requested Loans;
          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments as of such Credit Date shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base multiplied by the Advance Rate;
          (iii) as of such Credit Date, the representations and warranties made by each of the Credit Parties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
          (v) as of such Credit Date, after giving effect to such Loan, the amount on deposit in the Spread Account shall at least equal the Required Spread Account Amount;
          (vi) as of the Credit Date, any and all Contribution Amounts with respect to Eligible Underlying Receivables owned by the Company shall have been deposited in the Finance Charge Collections Account;
          (vii) the Administrative Agent shall have received the Daily Settlement and Servicing Report for the Business Day prior to the Credit Date; and
          (viii) the Servicing Agreement shall not have been terminated.
The Administrative Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent such request is warranted under the circumstances.
          (b) Funding Notices. Any Funding Notice shall be executed by an Authorized Officer of the Company delivered to the Administrative Agent. In lieu of delivering a Funding Notice, the Company may give the Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Administrative Agent on or before the applicable Credit Date. Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the

Administrative Agent believes in good faith to have been given by a duly Authorized Officer of the Company.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Company represents and warrants to each Agent and Lender, on the Effective Date and on each Credit Date, unless such representation and warranty refers to an earlier date, in which case such representation and warranty shall be made as of such earlier date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Effective Date are deemed to be made concurrently with the consummation of the transactions contemplated by Related Agreements):
     4.1. Organization; Requisite Power and Authority; Qualification; Other Names. The Company (a) is duly organized or formed, validly existing and in good standing under the laws of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents and the Related Agreements to which it is a party, and to carry out the transactions contemplated thereby and fulfill its Obligations thereunder, (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. The Company does not operate or do business under any assumed, trade or fictitious name. The Company has no Subsidiaries.
     4.2. Capital Stock and Ownership. The Capital Stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which the Company is a party requiring, and there is no Capital Stock of the Company outstanding which upon conversion or exchange would require, the issuance by the Company of Capital Stock of the Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of the Company.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents and the Related Agreements to which the Company is a party have been duly authorized by all necessary action on the part of the Company.
     4.4. No Conflict. The execution, delivery and performance by the Company of the Credit Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Credit Documents and the Related Agreements do not and will not (a) (i) violate any provision of any law or any governmental rule or regulation applicable to the Company in any material respect, (ii) violate any of the Organizational Documents of the Company, or (iii) violate any order, judgment or decree of any court or other agency of government binding on the Company in any material respect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company, except as could not reasonably be expected to result in a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Company, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to the Administrative Agent.
     4.5. Governmental Consents. The execution, delivery and performance by the Company of the Credit Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Credit Documents and the Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Effective Date and (ii) registrations, approvals, consents, exemptions, authorizations, deletions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect as set forth in Schedule 4.5 hereto.
     4.6. Binding Obligation. Each Credit Document and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company and is the legally valid and binding obligation of the Company and is in full force and effect, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Underlying Receivables. Each Underlying Receivable is a bona fide existing payment obligation of a Receivables Obligor, owed to the Company without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. Each Underlying Receivable that is identified by the Company as an Eligible Underlying Receivable in a Daily Settlement and Servicing Report is not ineligible on the Final Date of Determination with respect to such Underlying Receivable by virtue of one or more of the criteria set forth in the definition of Eligible Underlying Receivable.
     4.8. No Material Adverse Effect. Since January 28, 2011, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, except as disclosed in Bluestem’s S-1 filings with the SEC or otherwise disclosed to the Lenders in writing.
     4.9. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. The Company is not (a) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.10. Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of the Company required to be filed have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Company knows of no proposed tax assessment against it which is not being actively contested by the Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     4.11. Title to Assets. The Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 4.02 of the Servicing Agreement. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than Permitted Liens.
     4.12. No Indebtedness. The Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.
     4.13. No Defaults. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to the Company’s knowledge no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where, individually or in the aggregate, the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.14. Governmental Regulation. The Company is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. The Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.15. Margin Stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Company will be used directly or indirectly to purchase or carry any such Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     4.16. Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, in the opinion of the Administrative Agent, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in excess of $2,500,000.

     4.17. Certain Fees. No broker’s or finder’s fee or commission will be payable by the Company with respect hereto or any of the transactions contemplated hereby.
     4.18. Solvency and Fraudulent Conveyance. The Company is and, upon the incurrence of any Credit Extension by the Company on any date on which this representation and warranty is made, will be, Solvent. The Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. The Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. The Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Underlying Receivables by Bluestem under the Receivables Purchase Agreement.
     4.19. Related Agreements.
          (a) Delivery. The Company has delivered to the Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.
          (b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by each of the Company and Bluestem in any Related Agreement is true and correct in all material respects as of the Effective Date (or as of any earlier date to which such representation and warranty specifically relates).
     4.20. Compliance with Statutes, etc. The Company is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.21. Disclosure. The representations and warranties of each of the Company and Bluestem contained in any Credit Document or in any other documents, certificates or written statements furnished to any Lender or Agent by or on behalf of Bluestem or any of its Subsidiaries for use in connection with the transactions contemplated hereby taken as a whole, when furnished, do not contain any untrue statement of a material fact or omit to state a material fact (known to Bluestem or the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions by the preparer thereof believed to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders or Agents for use in connection with the transactions contemplated hereby.
     4.22. Patriot Act. To the extent applicable, each of the Company and Bluestem is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. AFFIRMATIVE COVENANTS
     The Company covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all of the Obligations (other than contingent indemnification obligations), the Company shall perform all covenants in this Section 5.
     5.1. Reports. Unless otherwise provided below, the Company shall deliver to the Administrative Agent:
          (a) Collateral Reporting. On each Credit Date and at such other times as the Administrative Agent shall request, the Company shall cause the Servicer to deliver the Daily Settlement and Servicing Report. In the event any Funding Notice with respect to a Loan, or a Daily Settlement and Servicing Report or other information required by this Section 5.1(a) is delivered to the Administrative Agent by the Company electronically or otherwise without signature, such request, or such Daily Settlement and Servicing Report or other information shall, upon such delivery, be deemed to be signed and certified on behalf of the Company by an Authorized Officer and constitute a representation to the Lenders as to the authenticity thereof. Subject to Section 2.24(a), (i) the Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Underlying Receivables, Reserves, declines in value of Collateral or such other matters as are necessary to determine the Borrowing Base, and (ii) the Administrative Agent shall have the continuing right to establish and adjust Reserves in determining the Borrowing Base in such amounts, and with respect to such matters, as it shall deem appropriate, including without limitation, Reserves with respect to collection performance, with respect to amounts the Company is required to pay and has failed to pay (such as taxes, freight and shipping charges, insurance premiums, amounts owing to landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, or ad valorem, excise, sales, income, or other taxes);
          (b) Notice of Default. Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to the Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;
          (c) Notice of Litigation. Promptly upon any Authorized Officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;
          (d) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability in excess of $2,500,000, a written notice specifying the nature thereof, what action the Company or any of its respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company or any of its respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Company or any of its respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;
          (e) Breach of Representations and Warranties. Promptly upon the Company becoming aware of a material breach with respect to any representation or warranty made or deemed made by the Company in any Credit Document or in any certificate at any time given by Company in writing pursuant hereto or thereto or in connection herewith or therewith, a certificate of its Authorized Officers specifying the nature and period of existence of such breach and what action the Company has taken, is taking and proposes to take with respect thereto;
          (f) Information Regarding Collateral. The Company will furnish to the Collateral Agent prior written notice of any change (i) in its corporate name, (ii) in its identity, corporate structure or jurisdiction of organization, or (iii) in its Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed; and

          (g) Tax Returns. As soon as practicable and in any event within 30 days following the filing thereof, the Company shall provide to the Administrative Agent copies of each federal income tax return filed by or on behalf of Company.
          (h) Other Information. Such other information and data with respect to the Company and Bluestem as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.
     5.2. Existence. The Company shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.
     5.3. Payment of Taxes and Claims. The Company shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Company shall not file or consent to the filing of any consolidated income tax return with any Person (other than Bluestem or any of its Subsidiaries).
     5.4. Audits of Underlying Receivables. The Company shall (i) at any time when a Default or Event of Default exists, (ii) quarterly, or (iii) more frequently as may be requested by the Requisite Lenders or the Administrative Agent (and with respect to quarterly audits or audits following a Default or Event of Default at Company’s expense), permit the Administrative Agent, at reasonable times during business hours and upon reasonable notice to the Company, to audit the Underlying Receivables and to inspect, audit, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, financings and accounts with any Person, including, without limitation, employees of the Company or Bluestem and independent public accountants. The Company agrees to pay the Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof performed or prepared. Subject to Section 2.24(a), the Administrative Agent may, in its sole discretion, redetermine the value of Eligible Underlying Receivables based on any such audits, or updates of audits, and, as a result, redetermine the Borrowing Base.
     5.5. Lenders Meetings. The Company will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.
     5.6. Compliance with Laws. The Company shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.7. [Intentionally Omitted].
     5.8. Further Assurances. At any time or from time to time upon the request of the Administrative Agent, the Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.22.
     5.9. Separateness. The Company acknowledges that the Lenders are entering into this Agreement in reliance upon the Company’s identity as a legal entity that is separate from any other Person. Therefore, from and after the date of this Agreement, the Company shall take all reasonable steps, including without limitation, all steps that the Lenders may from time to time reasonably request, to maintain the Company’s identity as a separate legal entity and to make it manifest to third parties that the Company is a separate legal entity. Without limiting the generality of the foregoing, the Company agrees that it has not (except in accordance with the terms of the Prior Credit Agreement and documents related thereto) and shall not:
          (a) engage, either directly or indirectly, in any business or activity other than the acquisition, ownership, financing and disposition of the Underlying Receivables in accordance with the Credit Documents and the Related Agreements and activities incidental thereto;
          (b) acquire or own any material asset other than the Collateral and proceeds thereof;
          (c) merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, to the extent permitted by law, the consent of the Requisite Lenders;
          (d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, or without the prior written consent of the Requisite Lenders, amend, modify, change, repeal, terminate or fail to comply with the provisions of the Company’s certificate of formation, or its limited liability company agreement, as the case may be; provided, however, the Company may amend its certificate of formation or its limited liability company agreement without such Requisite Lenders’ consent (i) to cure any ambiguity, (ii) with respect to administrative matters, (iii) to convert or supplement any provision in a manner consistent with the intent of this Agreement or the other Credit Documents or the Related Agreements, or (iv) in connection with an initial public offering of Bluestem; provided that, in the case of clause (iv), the Administrative Agent has consented to such changes (such consent not to be unreasonably withheld);

          (e) own or create any Subsidiary or make any investment in, any Person or entity without the consent of the Requisite Lenders, except as permitted under Section 6.4;
          (f) commingle its assets with the assets of any of its general partners, members, Affiliates, principals or any other Person or entity;
          (g) incur any Indebtedness except the Obligations;
          (h) fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, members, principals and Affiliates of the Company or the Affiliates of a general partner or member of the Company or any other Person;
          (i) except for the Credit Documents and the Related Agreements, and as otherwise expressly permitted by the Credit Documents, enter into any contract or agreement with any general partner, member, principal or Affiliate of the Company, Bluestem, or any general partner, member, principal or Affiliate thereof, except with the consent of the Requisite Lenders and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or affiliate of the Company, Bluestem, or any general partner, member, principal or Affiliate thereof or fail to maintain separate financial statements from those of its general partners, members, principals and Affiliates; provided, however, the Company’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of Bluestem, provided that such consolidated financial statements contain a footnote indicating that the Company is a separate legal entity and that it maintains separate books and records;
          (j) fail to take reasonable efforts to correct any misunderstanding known to the Company regarding the separate identity of the Company and Bluestem;
          (k) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (l) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;
          (m) make any loans or advances to any third party, including any general partner, member, principal or affiliate of the Company, or any general partner, member, principal or Affiliate thereof;
          (n) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the debts of any third party (including any general partner, member, principal or Affiliate of the Company, or any general partner, member, principal or Affiliate thereof);

          (o) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
          (p) share any common logo with or hold itself out as or be considered as a department or division of any general partner, principal, member or Affiliate of the Company or any other Person or entity;
          (q) fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;
          (r) acquire obligations or securities of its partners, members, shareholders of other Affiliates, as applicable;
          (s) violate or cause to be violated the assumptions made with respect to the Company in any opinion letter pertaining to substantive consolidation delivered to Lenders in connection with the Credit Documents;
          (t) fail to have a board of managers that is composed differently from that of any of its Affiliates;
          (u) fail to have Organizational Documents that provide that, so long as the Obligations of the Company shall be outstanding, the Company shall not (i) seek the dissolution or winding up in whole, or in part, of the Company or (ii) file or consent to the filing of any petition, either voluntary or involuntary, or commence a case under any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the unanimous consent of the Company’s board of managers, including its independent manager (within the meaning of Section 6.15);
          (v) fail to cause its board of managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other organizational formalities;
          (w) account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Receivables Purchase Agreement in any manner other than the sale of the Underlying Receivables to the Company or in any other respect account for or treat the transactions contemplated therein in any manner other than as a sale of Underlying Receivables to the Company;
          (x) make any revision or amendment to the Receivables Purchase Agreement without the consent of the Requisite Lenders, which consent shall not be unreasonably withheld; and
          (y) fail to cause its members, managers, directors, officers, agents and other representatives to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

In the event of any inconsistency between the covenants set forth in this Section 5.9 or the other covenants set forth in this Agreement, or in the event that any covenant set forth in this Section 5.9 poses a greater restriction or obligation than is set forth elsewhere in this Agreement, the covenants set forth in this Section 5.9 shall control.
     5.10. Cash Management Systems. The Company shall establish and maintain cash management systems as set forth below.
          (a) Lockbox System.
          (i) The Company has established pursuant to the Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related deposit accounts as described in Section 2.14 (the “Lockbox System”) into which all Collections (including Principal Collections and Finance Charge Collections) shall be deposited.
          (ii) The Company shall not establish any new lockbox or lockbox arrangement without consent of the Collateral Agent in its sole discretion, and prior to establishing any such new lockbox or lockbox arrangement, the Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement to enter into a control agreement with respect thereto. In the case of any control agreement with any such bank or financial institution that is a Lender, such control agreement shall be subject to the provisions of this Agreement regarding setoffs.
          (iii) Without the prior written consent of the Requisite Lenders, the Company shall not, in a manner adverse to the Lenders, (A) change the general instructions given to the Servicer in respect of payments on account of Underlying Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any collections in the Lockbox System to any account which is not a Controlled Account.
          (iv) The Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, the funds on deposit in the Lockbox System shall be applied as provided in Section 2.13.
          (b) Payment Collection. The Company has directed, and will at all times hereafter direct, the Servicer to direct each of the Receivables Obligors to forward all payments on account of Underlying Receivables directly to the Lockbox System in accordance with Section 2.14. The Company agrees (i) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Underlying Receivables directly to the Lockbox System and (ii) promptly (and, except as set forth in the proviso to this Section 5.10(b), in no event later than two Business Days following receipt) to deposit all payments received by it on account of Underlying Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of the Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.
     5.11. Spread Account.
          (a) Subject to the three Business Day funding requirement set forth in clauses (c) and (d) of this Section 5.11, the Company shall maintain at all times a minimum balance in the Spread Account equal to the Required Spread Account Amount.
          (b) On each Credit Date and on each Interest Payment Date, and on any other Business Day in accordance with Section 2.15(a), the Company shall deposit in the Spread Account an amount equal to the excess of (i) the Required Spread Account Amount over (ii) the balance of the Spread Account on such Credit Date.
          (c) If at any time, the three-month average Excess Spread Ratio drops below an Excess Spread Ratio Threshold as set forth below (such occurrence an “Excess Spread Ratio Event”), (i) the applicable Spread Account Increase Percentage set forth in the table below shall be added to the Initial Required Spread Account Percentage and (ii) the Company shall deposit in the Spread Account within three Business Days an amount equal to the excess of (A) the Required Spread Account Amount over (B) the balance of the Spread Account immediately prior to making such deposit.

Excess Spread Ratio Threshold	Spread Account Increase Percentage
Greater than 14.00%	0.00%
Greater than 12.50% but less than or equal to 14.00%	2.00%
Greater than 11.00% but less than or equal to 12.50%	4.00%
Greater than 9.50% but less than or equal to 11.00%	6.00%
Less than or equal to 9.50%	8.00%
          (d) [Intentionally Omitted].
          (e) [Intentionally Omitted].
          (f) After the occurrence of a Spread Account Increase Event, if the Excess Spread Ratio exceeds the Excess Spread Ratio Threshold that triggered such Spread Account Increase Event for three consecutive months, and such Spread Account Increase Event shall no longer be continuing, the Required Spread Account Percentage shall be adjusted accordingly and any Excess Spread Account Amounts (after giving effect to the adjustments to the Required Spread Account Percentage) shall be released to the Company, provided, that, no Default or Event of Default has occurred and is continuing, and no Borrowing Base Deficiency exists.
     5.12. Account Owner True Sale Opinion. Upon determination by the Administrative Agent that (a) Bluestem has become an Affiliate of any Receivables Account Owner or (b) either Bluestem or any Receivables Account Owner does not account for the transfer of Underlying Receivables under the applicable Receivables Sale Agreement as a sale for tax and accounting purposes, the Administrative Agent shall request and Company shall deliver within 30 Business Days (or such later date as may be consented to by the Requisite Lenders in their reasonable discretion) following such request an Account Owner True Sale Opinion; provided that, with respect to a particular occurrence of any event specified in clauses (a) or (b) above, upon the delivery of an Account Owner True Sale Opinion, regardless of whether such Account Owner True Sale Opinion has been requested, the Company’s obligations under this Section 5.12 shall be deemed satisfied and the Company shall have no further obligations under this Section 5.12 with respect to that particular occurrence of such event.
SECTION 6. NEGATIVE COVENANTS
     The Company covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations), the Company shall perform all covenants in this Section 6.
     6.1. Indebtedness. The Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.
     6.2. Liens. The Company shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (i) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document; (ii) Permitted Liens; and (iii) financing statements (v) naming a Receivables Account Owner as debtor and Bluestem Brands, Inc. as secured party in accordance with the applicable Receivables Sale Agreement, (w) naming Bluestem Brands, Inc. as debtor and Fingerhut Receivables I, LLC as secured party in accordance with the Receivables Purchase Agreement, (x) naming Fingerhut Receivables I, LLC as debtor and Goldman Sachs Bank USA, as Collateral Agent, as the secured party in accordance with the Security Agreement, (y) assigning any of the above to Fingerhut Receivables I, LLC or Goldman Sachs Bank USA, as Collateral Agent, as the case may be, in accordance with the Receivables Sale Agreements, the Receivables Purchase Agreement and the Security Agreement or (z) filed in connection with other Permitted Liens.

     6.3. No Further Negative Pledges. The Company shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except pursuant to the Credit Documents.
     6.4. Investments. The Company shall not make or own any Investment in any Person, except Investments in Cash, Cash Equivalents and Underlying Receivables, Interest Rate Agreements and Permitted Investments in the Controlled Accounts or the Company Account.
     6.5. Collateral Performance Covenants. The Company shall not violate the following performance measurements, in each case to be determined on a monthly basis as of the last calendar day of any calendar month following the Effective Date and calculated on the first Determination Date occurring after such last calendar day of such calendar month (and based on the information for the preceding calendar month or months, as applicable, set forth in any Servicing Report related to such Determination Date):
          (a) The average Principal Payment Ratio for the preceding three-month period shall be greater than (1) for any three month period ending on any date from February 1 to and including October 31 of the applicable calendar year, 4.75% and (2) otherwise, 4.50%.
          (b) The average Principal Default Ratio for the preceding three-month period shall be less than (1) for any three-month period ending on any date from April 1 to and including August 31 of the applicable calendar year, 24.00% and (2) otherwise, 28.00%.
          (c) The average Principal Delinquency Ratio for the preceding three-month period shall be less than 14.50%.
          (d) The average Excess Spread Ratio for the preceding three-month period shall be greater than 8.00%.
          (e) The average Adjusted Excess Spread Ratio for the preceding three-month period shall be greater than –4.00% (negative four percent).
     6.6. Fundamental Changes; Disposition of Assets; Acquisitions. The Company shall not, without the consent of the Requisite Lenders, (i) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (ii) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets (including, but not limited to, the Underlying Receivables) or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except the sale, in the ordinary course of business, for Cash of Permitted Charge-Off Receivables to a Person that is not an Affiliate of the Company, or (iii) acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except that the Company may sell Permitted Charge-Off Receivables and may purchase Investments made in accordance with Section 6.4.

     6.7. Material Contracts and Organizational Documents. The Company shall not (a) enter into any Material Contract with any Person; (b) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement or Material Contract after the Closing Date or (c), except as otherwise permitted under Section 5.9(d)(iv), amend or permit any amendments to its Organizational Documents, without in each case obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement, modification or waiver or Material Contract, as the case may be.
     6.8. Sales and Lease-Backs. The Company shall not directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company to any Person in connection with such lease.
     6.9. Transactions with Shareholders and Affiliates. The Company shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with Bluestem, any holder of 5% or more of any class of Capital Stock of Bluestem or any of its Subsidiaries or with any Affiliate of Bluestem or of any such holder other than the transactions contemplated by the Credit Documents and the Related Agreements.
     6.10. Conduct of Business. From and after the Closing Date, the Company shall not engage in any business other than the businesses engaged in by the Company on the Closing Date. The Company shall not own any Subsidiaries.
     6.11. Fiscal Year. The Company shall not change its Fiscal Year-end.
     6.12. Accounts. The Company shall not establish or maintain a deposit account or a securities account that is not the US Bank Account, the Lockbox Account or a Controlled Account and the Company shall not, and shall not direct any Person to, deposit Collections in a deposit account or a securities account that is not the US Bank Account or Lockbox Account or a Controlled Account.
     6.13. Prepayments of Certain Indebtedness. Without in any way limiting the Company’s obligations under Section 6.1, the Company shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Obligations.
     6.14. Servicing Agreement and Backup Servicing Agreement. The Company shall not (a) terminate the Servicing Agreement or Backup Servicing Agreement or (b) select a replacement servicer, in each case without the consent of the Requisite Lenders.

     6.15. Independent Manager.
          (a) The Company shall not fail at any time to have at least one independent manager which shall be a natural Person who (i) is provided by one of the following nationally-recognized companies that provides professional independent managers, directors and/or trustees: Corporation Service Company, CT Corporation, National Registered Agents, Inc., Independent Director Services, Inc. and CICS, LLC (each a “Corporate Services Provider”) (provided that the Company and the Administrative Agent may add or replace, by mutual agreement, any one or more of the foregoing Corporate Services Providers with other nationally-recognized companies that have been used by other borrowers for similar financings), and (ii) is not at any time while serving as a manager of the Company, and has not been at any time during the preceding five years either (A) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, the Company or any of its Affiliates (other than such Person’s service as an independent manager of the Company or as an independent manager or independent director of any other special purpose subsidiary of Bluestem that is required by its governing document to maintain an independent manager or independent director under terms and conditions substantially as set forth in this Section 6.15); (B) a customer or creditor of, or supplier to, the Company or any of its Affiliates who derives any of its purchases or revenue from its activities with the Company or any Affiliate thereof (other than a de minimis amount); (C) a person who controls or is under common control with any such officer, director, partner, manager, member, employee, supplier, creditor or customer; or (D) a member of the immediate family of any such officer, director, partner, manager, member, employee, supplier, creditor or customer; provided, that upon the death or incapacity of such independent manager, the Company will have a period of 10 Business Days following such event to appoint a replacement independent manager.
          (b) The Company shall give the Administrative Agent at least two days’ notice of any new or replacement independent manager of the Company.
          (c) The Company shall include provisions in its organizational documents that provide that any voluntary bankruptcy or insolvency event by the Company must be approved by the independent manager and, solely in connection therewith, the duties of the independent manager shall, to the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, require such independent manager to consider only the interests of the Company, including its creditors, who shall each be a third-party beneficiary to such provision. Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Company’s member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Company’s member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the independent manager shall not have any fiduciary duties to the Company’s member or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
          (d) The requirements of this Section 6.15 shall be included in the organizational documents of the Company.

SECTION 7. EVENTS OF DEFAULT
     7.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by the Company to pay (i) when due, the principal of any Loan whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) within two Business Days after the due date thereof, any interest, Commitment Reduction Premium or Prepayment Premium, if any, on any Loan or any fee or any other amount due hereunder or any other Credit Document; or
          (b) Default in Other Agreements. (i) Failure of the Company to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness in respect of the Obligations) beyond the grace period, if any, provided therefor; or (ii) breach or default by the Company with respect to any other material term of (1) one or more items of the Indebtedness referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of the Company to perform or comply with any term or condition contained in Section 2.4, Section 5.1, Section 5.2, Section 5.3, Section 5.6, Section 5.7, Section 5.9 (other than clauses (j), (o) and (q) thereof, and, solely in relation to the matters described in the foregoing clauses of Section 5.9, clause (y)), Section 5.10, Section 5.11, Section 5.12 or Section 6 (other than Section 6.5); or
          (d) Breach of Portfolio Performance Covenants. Failure of the Company to perform or comply with any term or condition contained in Section 6.5; or
          (e) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (f) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 7.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by the Company of notice from the Administrative Agent or the Requisite Lenders of such default; or

          (g) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of the Company in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company for all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (h) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Company shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, other custodian or similar officer for all or a substantial part of its property; or the Company shall make any assignment for the benefit of creditors; or (ii) the Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or
          (i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against the Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process); or
          (j) Dissolution. Any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of 60 days; or
          (k) Plans. An ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in an aggregate amount exceeding $2,500,000; or
          (l) Change of Control. A Change of Control shall occur; or

          (m) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control; or (ii) any of the Credit Documents identified in clause (a) of the definition thereof for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or
          (n) Servicing Agreement. A Servicer Default shall have occurred and be continuing; or
          (o) Product Agreements, Backup Originator Agreements and Underlying Receivables Transfer. (i) A Product Agreement Default or a default under a Receivables Sale Agreement; provided, that, such default results in the termination of such agreement and (x) prior to such termination, no replacement agreement with any Receivables Account Owner or any other Person acceptable to the Administrative Agent in its sole and absolute discretion, shall be effective, or (y) the related Backup Originator Agreement is not in full force and effect or the related backup originator fails to fulfill its backup origination duties thereunder; (ii) a Backup Originator Agreement is terminated and a replacement thereof satisfactory to the Requisite Lenders is not entered into within 30 days of termination; or (iii) a Receivables Account Owner ceases the transfer of Underlying Receivables to Bluestem under the related Receivables Sale Agreement; or
          (p) Cross Defaults. (i) a Receivables Purchase Agreement Default or a similar default under any replacements of the foregoing or substantially similar agreements governing the sale of the Underlying Receivables to the Company, shall have occurred and be continuing; (ii) the Receivables Purchase Agreement is terminated prior to the entry into a replacement thereof satisfactory to the Requisite Lenders; or (iii) the provisions of either of the Intercreditor Agreement for the benefit of the Lenders, shall cease to be in full force and effect (other than by reason of the termination or expiration of such agreement by its express terms, including upon satisfaction in full of the Obligations in accordance with the terms hereof) or any party thereto shall repudiate its obligations thereunder; or
          (q) Borrowing Base Deficiency. Failure by the Company to pay any Borrowing Base Deficiency within one Business Day after the due date thereof subject to any extensions granted by the Requisite Lenders pursuant to Section 2.11;
THEN, (A) upon the occurrence of any Event of Default described in Section 7.1(g), 7.1(h) or 7.1(j), automatically, (B) upon the occurrence of an Event of Default described in Section 7.1(d), at the request of (or with the consent of) the Lenders holding a majority of the Revolving

Exposure then outstanding and (C) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Company by the Administrative Agent, (w) the Revolving Commitments of each Lender shall immediately terminate; (x) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company: (1) the unpaid principal amount of and accrued interest on the Loans and (2) all other Obligations of the Company under the Credit Documents; and (y) the Administrative Agent shall cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.
SECTION 8. AGENTS
     8.1. Appointment of Agents. GS Bank is hereby appointed the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GS Bank, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and the Company shall not have any rights as a beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company. Each of the Syndication Agent and the Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Effective Date, GS Bank, in its capacity as Syndication Agent or in its capacity as Documentation Agent, shall not have any obligations but shall be entitled to all benefits of this Section 8.
     8.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to enter into the Servicing Agreement, the Bluestem Letter Agreement and the Collateral Documents and to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. In addition, each Agent agrees to deliver to the Lenders any information, notices, documents or requests delivered to it under the Credit Documents. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     8.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).
     8.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders.
     8.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or Lenders, as applicable on the Effective Date.
          (c) Each Lender represents and warrants that as of the Effective Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of Bluestem or the Company other than the Obligations, any Capital Stock of Bluestem or the Company or, in the case of JPMSI and its Affiliates, any Indebtedness of Bluestem under the Bluestem 2010 Inventory Credit Agreement.
     8.6. Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY CREDIT PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER CREDIT DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS

DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.
     8.7. Successor Administrative Agent and Collateral Agent.
          (a) The Administrative Agent and the Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and the Company, and may be removed, upon 20 Business Days written notice, by the Requisite Lenders at any time when the Revolving Exposure of GS Bank and/or its Affiliates is less than 8% of the sum of the aggregate Revolving Exposure. Upon any such removal or notice of resignation, the Requisite Lenders, collectively, shall have the right, upon five Business Days’ notice to the Company, to appoint a successor Administrative Agent and Collateral Agent, which, in each case, unless otherwise consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), shall be a Person meeting the qualifications set forth in clause (ii), (iii) or (iv) of the definition of “Eligible Assignee” or an Affiliate of a Person meeting such qualifications. Upon the acceptance of any appointment as the Administrative Agent and the Collateral Agent hereunder by a successor Administrative Agent and the Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as the Administrative Agent and the Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and the Collateral Agent hereunder.
          (b) Notwithstanding anything herein to the contrary, the Administrative Agent and the Collateral Agent may assign their rights and duties as the Administrative Agent and the Collateral Agent hereunder to an Affiliate of GS Bank without the prior written consent of, or prior written notice to, the Company or the Lenders; provided that the Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and the Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to the Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents.
     8.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Bluestem Guaranty, the Sponsor Indemnity Agreements, the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from Lenders, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or under any other Collateral Document or to which each of the Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Bluestem Guaranty or the Sponsor Indemnity Agreements and all powers, rights and remedies hereunder, under the Bluestem Guaranty and the Sponsor Indemnity Agreements may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not as agent of any Lender or Lenders) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

SECTION 9. MISCELLANEOUS
     9.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Company, any other Credit Party, the Syndication Agent, the Collateral Agent, the Administrative Agent, or the Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or upon receipt after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.
     9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the Administrative Agent’s actual and reasonable, documented, out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable, documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (c) all the actual costs and reasonable, documented, out-of-pocket expenses of creating and perfecting Liens in favor of the Collateral Agent for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent; (d) the Administrative Agent’s actual costs and reasonable documented, out-of-pocket fees, expenses for, and disbursements of the Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable, documented attorneys’ fees (including expenses and disbursements of outside counsel) incurred by the Administrative Agent; (e) all the actual costs and reasonable, documented, out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable, documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and the Revolving Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Bluestem Guaranty or the Sponsor Indemnity Agreements) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

     9.3. Indemnity.
          (a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 9.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, THE COMPANY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THE COMPANY SHALL NOT HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER OR JUDGMENT. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 9.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE COMPANY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.
          (b) To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by the Company at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Company or to any other Person (other than the Administrative Agent) except to the extent required by applicable law, any such notice being hereby expressly waived to the maximum extent under applicable law, and subject to any requirements or limitations imposed by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Company (in whatever currency) against and on account of the obligations and liabilities of the Company to such Lender arising hereunder or under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.
     9.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Sections 9.5(b) and 9.5(c) and except where an Agent has an express right to consent to any action or failure to act by the Company or as otherwise provided in a Credit Document, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of each Credit Party that is party thereto, the Administrative Agent and the Requisite Lenders (in each case, such consent not to be unreasonably withheld).
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, waiver, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment;
          (iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder;
          (iv) extend the time for payment of any such interest or fees;
          (v) reduce the principal amount of any Loan;
          (vi) (A) amend the definition of “Borrowing Base”, “Borrowing Base Deficiency”, “Revolving Availability”, “Advance Rate” or “Borrowing Base Deficiency”, or (B) amend, modify, terminate or waive any provision of the proviso to Section 2.2(a)(i) or Sections 2.1, 2.12, 2.13, 2.15, 2.16, 3.2(a)(ii), 7.2, 9.5(b) or 9.5(c);
          (vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of the Administrative Agent and Requisite Lenders , additional extensions of credit pursuant hereto may be included in the determination of

“Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and/or the Loans are included on the Effective Date;
          (viii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
          (ix) amend clauses A.1, A.2 or A.5 of Schedule 1.1; or
          (x) release all or substantially all of the Collateral, the Guarantor from the Bluestem Guaranty, or any Sponsor from the Sponsor Indemnity Agreements except as expressly provided in the Credit Documents.
          (c) Other Consents.
          (i) No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
               (A) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
               (B) amend, modify, terminate or waive any provision of Section 3.1 or 3.2(a) (other than Section 3.2(a)(ii)) with regard to any Credit Extension without the consent of the Requisite Lenders affected thereby; or
               (C) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (ii) Any Lender may forego or waive the payment of any Default Interest due and payable to it hereunder without the consent of any other party hereto.
          (d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, upon such Credit Party. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent and the Company (and Bluestem, if applicable) shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof. The Administrative Agent shall provide notice to the Lenders of any such amendment prior to the effectiveness thereof.
     9.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. None of the Company’s rights or obligations hereunder nor any interest herein may be assigned or delegated without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. The Company, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 9.6(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.
          (c) Right to Assign.
          (i) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Revolving Commitments):
               (A) to any Person meeting the criteria of clause (i) of the definition of “Eligible Assignee” upon the giving of notice to the Company and the Administrative Agent; and
               (B) to any Person otherwise constituting an Eligible Assignee with the consent of the Administrative Agent (such consent not to be unreasonably withheld); provided, each such assignment pursuant to this Section 9.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent or as shall constitute the aggregate amount of Loans and Revolving Commitments of the assigning Lender) with respect to the assignment of the Revolving Commitments and the Loans.
          (ii) Notwithstanding the foregoing, a Conduit Lender may, upon the giving of notice to the Company and the Administrative Agent, grant a security interest in or assign (x) the Loans (or the portion thereof) funded by it and (y) its rights (but not its obligations except in accordance with the other provisions of this Section 9.6) hereunder related thereto to a Liquidity Bank pursuant to any Liquidity Agreement, Funding Source, Support Provider or to any other commercial paper conduit which is administered by such Conduit Lender’s administrator.
          (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.20(c).
          (e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company and the Successor Servicer and shall maintain a copy of such Assignment Agreement.
          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Assignment Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of Bluestem or the Company other than the Obligations or any Capital Stock of Bluestem or the Company.
          (g) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Assignment Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Bluestem, any of its Subsidiaries or any of its Affiliates) in all or any part of its Revolving Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents, the Guarantor from the Bluestem Guaranty or any Sponsor from the Sponsor Indemnity Agreements (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 9.6; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent, (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Company is notified of the participation sold to such participant and such participant complies with Section 2.20 as though it were a Lender and (iii) such participant complies with the written statement and notice requirements therein. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Notwithstanding any participation made hereunder (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Company for the performance of its obligations hereunder, and (iii) except as set forth above the Credit Parties, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Obligations and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the amounts of each participant’s participation (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     9.7. Non-Public Information. The Administrative Agent may (i) distribute documents or notices required to be delivered pursuant to Section 5.1 hereunder, Sections 4.02 or 4.13 of the Servicing Agreement or otherwise required to be provided under this Agreement or the Servicing Agreement through a password protected IntraLinks/IntraAgency, SyndTrak or other relevant website or information platform (the “Platform”) and (ii) provide each Lender that is not a Public Lender and each designee of a Public Lender (designated pursuant to clause (b) below) with access to such Platform. The Company, the Administrative Agent and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if such documents or notices are identified by the Company or Bluestem as containing Non-Public Information, the Company shall, and shall cause Bluestem to, clearly mark each such document and/or notice as containing Non-Public Information. The Administrative Agent shall not post such documents or notices on the portion of the Platform that is designated for Public Lenders. The Company shall, and shall cause Bluestem to, clearly designate as such all information provided to the Administrative Agent by or on behalf of the Company or Bluestem which is suitable to be made available to Public Lenders. If the Company has not indicated whether a document or notice delivered pursuant to this Section 9.7 contains Non-Public Information, the Administrative Agent shall post such document or notice solely on the Platform designated for Lenders who wish to receive material non-public information with respect to the Company and Bluestem.

     9.8. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     9.9. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Company set forth in Sections 2.19, 2.20, 9.2, 9.3, 9.4 and 9.11 and the agreements of Lenders set forth in Sections 2.17, 8.3(b) and 8.6 shall survive the payment of the Loans and the termination hereof.
     9.10. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     9.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.12. Severability. In case any provision or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     9.13. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or

Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 8.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     9.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     9.15. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
     9.16. CONSENT TO JURISDICTION.
          (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH CLAUSE (B) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
          (b) THE COMPANY HEREBY APPOINTS CT CORPORATION SYSTEM, ATT: SERVICE OF PROCESS DEPT., 111 EIGHTH AVENUE, NEW YORK, NY 10011, AS ITS AGENT TO RECEIVE ANY SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING

SHALL BE EFFECTIVE AGAINST THE COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF THE COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.16 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS THE COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THE COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
     9.17. WAIVER OF JURY TRIAL. THE COMPANY HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. THE COMPANY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     9.18. Confidentiality. Each Lender and Agent shall hold all non-public information regarding any Bluestem Credit Party and its businesses, or information provided in any Credit Document, identified as such by such Bluestem Credit Party and obtained by such Lender or Agent pursuant to the requirements hereof in accordance with such Lender’s or Agent’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, a Lender or Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender or Agent of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 9.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency is informed of the confidential nature of the information, (iv) disclosures to any Lender’s or Agent’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and Agent shall make reasonable efforts to notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, each of the Joint Arrangers and Joint Bookrunners may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of the Company) (collectively, “Trade Announcements”). The Company shall not issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the SEC or (ii) with the prior approval of the Administrative Agent.
     9.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
     9.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     9.21. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     9.22. Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.
     9.23. Prior Agreements. This Agreement and the other Credit Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Credit Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.
     9.24. Third Party Beneficiaries. The Backup Servicer and any Successor Servicer shall be express third party beneficiaries of the provisions of Section 2.13(b), Section 2.15(a)(iii) and Section 2.15(b)(ii).
     9.25. Provisions Specific to Noncommitted Conduit Lenders.
          (a) Noncommitted Conduit Lenders. Any reference to a Lender herein shall be deemed to be a reference to both such Lender and its Noncommitted Conduit Lender, if any (except in Sections 2.2(b) and 9.25(b)).
          (b) Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Noncommitted Conduit Lender shall, or shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Noncommitted Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper Notes when due and (ii) after giving effect to such payment, either (x) such Noncommitted Conduit Lender could issue Commercial Paper Notes to refinance all of its outstanding Commercial Paper Notes (assuming such outstanding Commercial Paper Notes matured at such time) in accordance with the program documents governing such Noncommitted Conduit Lender’s commercial paper program or (y) all of such Noncommitted Conduit Lender’s Commercial Paper Notes are paid in full; provided, that the related Lender shall be obligated to pay any such amounts which such Noncommitted Conduit Lender fails to pay in accordance with the terms hereof. Any amount which any Noncommitted Conduit Lender does not pay pursuant to the operation of the preceding sentence will not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Noncommitted Conduit Lender for any such insufficiency unless and until such Noncommitted Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.25 will survive the termination of this Agreement.
          (c) Each Support Provider and Funding Source of a Noncommitted Conduit Lender shall be entitled to the benefits of Section 2.19 of this Agreement, and, for such purpose such Support Provider or Funding Source shall be deemed to be a “Lender”; its advances or other fundings made to such Noncommitted Conduit Lender in respect of its making or maintaining its Loans hereunder shall be deemed to be “Loans” and its commitment to make such advances or other fundings shall be deemed to be “Revolving Commitments”, and each Support Provider and Funding Source of any Noncommitted Conduit Lender shall be express third party beneficiaries of Section 2.19; in each case set forth above, without duplication of any benefits accruing to a Noncommitted Conduit Lender and its Support Providers and Funding Sources; provided, that for so long as the Lender related to such Noncommitted Conduit Lender is a Defaulting Lender, neither such Noncommitted Conduit Lender’s Support Provider nor its Funding Source shall be entitled to any payments under Section 2.19 that the Lender would not be entitled by operation of Section 2.22 or 2.23.
          (d) Each Noncommitted Conduit Lender may act hereunder by and through its administrator or agent.
     9.26. Provisions Specific to Committed Conduit Lenders.
          (a) Each Committed Conduit Lender may act hereunder by and through its administrator or agent.
          (b) Each Support Provider and Funding Source of a Committed Conduit Lender shall be entitled to the benefits of Section 2.19 of this Agreement, and, for such purpose such Support Provider or Funding Source shall be deemed to be a “Lender”; its advances or other fundings made to such Committed Conduit Lender in respect of its making or maintaining its Loans hereunder shall be deemed to be “Loans” and its commitment to make such advances or other fundings shall be deemed to be “Revolving Commitments”, and each Support Provider and Funding Source of any Committed Conduit Lender shall be express third party beneficiaries of Section 2.19; in each case set forth above, without duplication of any benefits accruing to a Committed Conduit Lender and its Support Providers and Funding Sources; provided, that for so long as such Committed Conduit Lender is a Defaulting Lender, neither such Committed

Conduit Lender’s Support Provider nor its Funding Source shall be entitled to any payments under Section 2.19 that such Committed Conduit Lender would not be entitled by operation of Section 2.22 or 2.23.
          (c) Notwithstanding any provisions contained in this Agreement to the contrary, obligations of a Committed Conduit Lender under this Agreement shall be without recourse to any assets or properties of such Committed Conduit Lender, other than (i) funds received by or available to such Committed Conduit Lender for such purpose under its applicable Liquidity Agreement, or (ii) other funds of such Committed Conduit Lender that are not required to repay its Commercial Paper Notes. Any amount that a Committed Conduit Lender does not pay pursuant to the terms hereof shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against the Committed Conduit Lender for any such insufficiency in any bankruptcy or insolvency proceeding. Without limiting the foregoing, the obligations of a Committed Conduit Lender under this Agreement shall be without recourse to any officer, director, employee, stockholder, member, agent, manager and/or Affiliate of such Committed Conduit Lender and shall be solely the obligations of such Committed Conduit Lender. The provisions contained in this paragraph (c) shall survive the termination of this Agreement and the repayment of all Obligations.
     9.27. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Lender, not, prior to the date which is one year and one day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Lender under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Lender. The provisions of this Section 9.27 will survive the termination of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FINGERHUT RECEIVABLES I, LLC
By:
	Name:	Mark Wagener
	Title:	President and Chief Financial Officer
S-1	Amended and Restated Credit Agreement

GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent
By:
	Name:	Jason P. Gelberd
	Title:	Authorized Signatory
S-2	Amended and Restated Credit Agreement

J.P. MORGAN SECURITIES INC., as Joint Arranger and Joint Bookrunner
By:
Name:
Title:
S-3	Amended and Restated Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender By: RBS Securities Inc., as agent
By:
Name:
Title:

WINDMILL FUNDING CORPORATION, as a Noncommitted Conduit Lender for The Royal Bank of Scotland plc
By:
Name:
Title:

S-4	Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION as a Lender
By:
Name:
Title:

S-5	Amended and Restated Credit Agreement

RIVERSIDE FUNDING LLC, as a Committed Conduit Lender for Deutsche Bank AG, New York
By:
Name:
Title:

S-6	Amended and Restated Credit Agreement

APPENDIX A
Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$91,333,333.34	26.10%
Deutsche Bank AG, New York /Riverside Funding LLC	$91,333,333.33	26.10%
Royal Bank of Scotland plc /Windmill Funding Corporation	$91,333,333.33	26.10%
JP Morgan Chase Bank, N.A.	$48,000,000	13.71%
PNC Bank, National Association	$28,000,000	8.00%
Total	$350,000,000	100%
APPENDIX A

APPENDIX B
TO CREDIT AGREEMENT
Notice Addresses
FINGERHUT RECEIVABLES I, LLC
6509 Flying Cloud Drive
Suite 101
Eden Prairie, MN 55344
Attention: Executive Vice President & Chief Financial Officer
Telecopier: (952) 656-4117
in each case, with copies to:
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Senior Vice President & General Counsel
Telecopier: (952) 656-4117;
and:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Andrew Faulkner
Telecopier: (917) 777-2853
GOLDMAN SACHS BANK USA
as Administrative Agent and Collateral Agent, Joint Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
Attention: Bluestem Account Manager
Telecopier: 972-368-5099
with a copy to:
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
Attention: GSSLG In-House Counsel
Telecopier: 972-368-5099
APPENDIX B-1

J.P. MORGAN SECURITIES INC.,
as Joint Arranger and Joint Bookrunner
J.P. Morgan Securities Inc.
10 South Dearborn
Chicago, IL 60603
Attention: Shawn Pelc
Telephone: 312-732-6357
Telecopier: 312-386-7579
JPMORGAN CHASE BANK, N.A.
as a Lender
JPMorgan Chase Bank, N.A.
10 South Dearborn, MC IL1-1454
Chicago, IL 60603
Attention: Brad Kuhn
Telephone: 312-732-7406
Telecopier: 312-732-7593
ROYAL BANK OF SCOTLAND, plc
as a Lender
RBS Global Banking & Markets
600 Washington Boulevard
Stamford, CT 06901
Attention: Liz Rogers
Telephone: 203-897-6937
Telecopier: 203-873-3737
with copies to:
RBS Global Banking & Markets
550 W. Jackson St.
Chicago, IL 60661
Attention: David Donofrio
Telephone: 312-664-6584
RIVERSIDE FUNDING LLC
as a Committed Conduit Lender
Riverside Funding LLC
c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Kevin Burns
APPENDIX B-2

with a mandatory copy to:
Deutsche Bank AG, New York Branch, Administrator
60 Wall Street
New York, NY 10005
Attention: Mary Connors
DEUTSCHE BANK AG, NEW YORK BRANCH
Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Attention: Denise Chen
PNC BANK, NATIONAL ASSOCIATION
as a Lender
PNC Bank, National Association
99 High Street, 27th Floor
Boston, MA 02115
Attention: Graham Holding
Telephone: 617-338-6673
APPENDIX B-3

EXHIBIT A-1 TO
CREDIT AGREEMENT
FORM OF FUNDING NOTICE
     Reference is made to the Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     Pursuant to Section 2.2 of the Credit Agreement, the Company desires that the Lenders make the following Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on [•] (the “Credit Date”):
     The Company hereby certifies that:
     (i) as of the date hereof:

1.	the Total Utilization of Revolving Commitments is:	$	[___,___,___]

2.	the product of the Borrowing Base and 54% is:	$	[___,___,___]
     (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments as of such Credit Date shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base multiplied by 54%;
     (iii) as of such Credit Date, the representations and warranties made by each of the Credit Parties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
     (iv) as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
     (v) as of such Credit Date, after giving effect to such Loan, the amount on deposit in the Spread Account shall at least equal the Required Spread Account Amount;
     (vi) as of the Credit Date, any and all Contribution Amounts with respect to Eligible Underlying Receivables owned by the Company shall have been deposited in the Finance Charge Collections Account;
     (vii) the Daily Settlement and Servicing Report for the Business Day prior to the Credit Date, which shall be delivered on a pro forma basis for the Credit Date on the Closing Date, has been provided to the Administrative Agent; and

EXHIBIT A-1-1

EXHIBIT A-1 TO
CREDIT AGREEMENT
     (viii) there is sufficient Revolving Availability with respect to any Loans that are part of such Credit Extension.

FINGERHUT RECEIVABLES I, LLC
Date: [mm/dd/yy]	By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO
CREDIT AGREEMENT
FORM OF PRINCIPAL COLLECTIONS NOTICE
     Reference is made to the Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     Pursuant to Section 2.15 of the Credit Agreement, Company desires that Administrative Agent make the following Principal Collections available to Company in accordance with the applicable terms and conditions of the Credit Agreement on [•] (the “Principal Collections Date”):

1.	Principal Collections:	$	[___,___,___]
     The Company hereby certifies that:

(i)	As of the date hereof,

1.	the Total Utilization of Revolving Commitments is:	$	[___,___,___]

2.	the product of the Borrowing Base and 54% is:	$	[___,___,___]
     (ii) after giving effect to the release of Principal Collections on the Principal Collections Date, Total Utilization of Revolving Commitments shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the product of the Borrowing Base and 54%; and
     (iii) after giving effect to the release of Principal Collections on the Principal Collections Date, no event has occurred and is continuing or would result from the release of Principal Collections hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	FINGERHUT RECEIVABLES I, LLC
By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B TO
CREDIT AGREEMENT
FORM OF NOTE

Up to $[___,___,___][1] [mm/dd/yy][2]	New York, New York
     FOR VALUE RECEIVED, FINGERHUT RECEIVABLES I, LLC, a Delaware LLC (“Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [DOLLARS] ($[___,___,___]) and (b) the outstanding principal amount of all advances made by Payee to Company as Loans under the Credit Agreement referred to below, as evidenced on the books and records of the Lender and on the Register.
     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     This Note is one of the “Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES

[1]	Lender’s Revolving Commitment.

[2]	Date of issuance.

EXHIBIT B-1

EXHIBIT B TO
CREDIT AGREEMENT
THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
     Company promises to pay all reasonable, out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBIT B-2

EXHIBIT B TO
CREDIT AGREEMENT
     IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FINGERHUT RECEIVABLES I, LLC
By:
Name
Title:

EXHIBIT B-3

EXHIBIT B TO
CREDIT AGREEMENT
TRANSACTIONS ON
NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-4

EXHIBIT C TO
CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below, (i) the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Eligible Assignee]

3.	Borrower:	Fingerhut Receivables I, LLC

4.	Administrative Agent:	Goldman Sachs Bank USA, as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto

EXHIBIT C-1

EXHIBIT C TO
CREDIT AGREEMENT

from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
6. Assigned Interest:

Aggregate Amount of [Revolving Commitment/Loans] for all Lenders
$______________

$______________

$______________

[Amount of Revolving Commitment Assigned]	[Percentage Assigned of Revolving Commitment]

$______________	____________%

$______________	____________%

$______________	____________%

Amount of Loans Assigned	Percentage Assigned of Loans[1]

$______________	____________%

$______________	____________%

$______________	____________%

[1]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Revolving Loans of all Lenders thereunder.

EXHIBIT C-2

EXHIBIT C TO
CREDIT AGREEMENT
Assignment Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

Notices:		Notices:

	Attention:		Attention:
	Telecopier:		Telecopier:

with a copy to:		with a copy to:

	Attention:		Attention:
	Telecopier:		Telecopier:

Wire Instructions:		Wire Instructions:

EXHIBIT C-3

EXHIBIT C TO
CREDIT AGREEMENT
          The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name
Title:

Consented to and Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent
By:
Name:
Title:

EXHIBIT C-4

EXHIBIT C TO
CREDIT AGREEMENT
ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment and Assumption (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [(ii) it meets all requirements of an Eligible Assignee under the Credit Agreement,] (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.	Payments. All payments with respect to the Assigned Interests shall be made on the Assignment Effective Date as follows:
With respect to Assigned Interests for Loans, from and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

EXHIBIT C-5

EXHIBIT C TO
CREDIT AGREEMENT
3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York general obligations law).

EXHIBIT C-6

EXHIBIT D TO
CREDIT AGREEMENT
FORM OF CERTIFICATE REGARDING NON-BANK STATUS
          Reference is made to the Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]
By:
Name:
Title:

EXHIBIT D-1

EXHIBIT E-1 TO
CREDIT AGREEMENT
FORM OF COMPANY EFFECTIVE DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. I am the [chief financial officer] of FINGERHUT RECEIVABLES I, LLC (“Company”).
     2. I am delivering this certificate pursuant to Section 3.1(n) of the Amended and Restated Credit Agreement, dated as of the Effective Date (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     3. I have reviewed the terms of Section 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and, in my opinion, I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify, on behalf of Company, that on and as of the Effective Date:
     (i) the representations and warranties contained in each of the Credit Documents to which Company is a party are true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date;
     (ii) as of the Effective Date, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and
     (iii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
[Remainder of page intentionally left blank.]

EXHIBIT E-1-1

EXHIBIT E-1 TO
CREDIT AGREEMENT
     The foregoing certifications are made and delivered as of the date first written above.

FINGERHUT RECEIVABLES I, LLC
By:
Name:
	Title:	[Chief Financial Officer]

EXHIBIT E-1-2

EXHIBIT E-1 TO
CREDIT AGREEMENT
FORM OF BLUESTEM EFFECTIVE DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. I am the [executive vice president and chief financial officer] of BLUESTEM BRANDS, INC. (“Bluestem”).
     2. I am delivering this certification pursuant to Section 3.1(n) of the Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     3. I have reviewed the terms of Section 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and, in my opinion, I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify, on behalf of Bluestem, that on and as of the Effective Date:
     (i) the representations and warranties contained in each of the Credit Documents to which Bluestem is a party are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and
     (ii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT E-1-3

EXHIBIT E-1 TO
CREDIT AGREEMENT
     The foregoing certifications are made and delivered as of the date first written above.

BLUESTEM BRANDS, INC.
By:
Name:
	Title:	[Executive Vice President and Chief Financial Officer]

EXHIBIT E-1-4

EXHIBIT E-2 TO
CREDIT AGREEMENT
FORM OF SOLVENCY CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the chief financial officer of BLUESTEM BRANDS, INC., a Delaware Corporation (“Bluestem”), and FINGERHUT RECEIVABLES I, LLC, a Delaware LLC (“Company”).
     2. Reference is made to that certain Amended and Restated Credit Agreement, dated as of the Effective Date (as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     3. I have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, together with each of Credit Documents and of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Document and the Related Agreements, each of the Company and Bluestem, as the case may be, is Solvent.
     The foregoing certifications are made and delivered as of [•], 2011.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT E-2-1

Schedule 1.1
Eligibility Criteria
[Attached separately.]

Sch. 1.1-1

Schedule 3.1(c)
Organizational and Capital Structure of Holdings and its Subsidiaries

	Jurisdiction	Ownership of Subsidiary by
	of	any Loan Party
Name	Organization	(Name of Loan Party and percentage owned)
Bluestem Brands, Inc.	DE	N/A
Bluestem Fulfillment, Inc.	DE	100% — Bluestem Brands, Inc.
Fingerhut Receivables I, LLC	DE	100% — Bluestem Brands, Inc.
Classes of Equity Interests of the Borrower and beneficial ownership

Class	Authorized	Issued and Outstanding
common	2,592,550,586	see capitalization table
Series A Convertible Preferred Stock	791,738,012	see capitalization table
Series B Convertible Preferred Stock	753,523,962	see capitalization table
Beneficial Ownership: see attached capitalization table.
Type of entity:
Bluestem Brands, Inc. is a Delaware corporation.
Bluestem Fulfillment, Inc. is a Delaware corporation.
Fingerhut Receivables I, LLC is a Delaware limited liability company

Sch. 3.1(c)-1

Capitalization Table
Fingerhut Direct Marketing, Inc.
Total Outstanding Equity at July 1, 2011

	Series A Convertible	Series B Convertible		% Ownership of	Common & Warrant	Total Shares,	% Ownership	% Ownership
	Preferred Stock	Preferred Stock	Common Stock	Shares	Holders	Options and	of Total Shares,	of “Fully
Name	Shares	Shares	Shares	Outstanding	Shares	Warrants	Options & Warrants	Diluted”
Bain Capital Venture Fund, L.P.	83,218,962	145,218,255	—	12.37%	—	228,437,217	10.46%	10.43%
Brookside Capital Partners Fund, L.P.	100,079,802	167,807,760	—	14.51%	—	267,887,562	12.27%	12.23%
BCIP Associates, LLC	15,860,046	20,911,429	—	1.99%	—	36,771,475	1.68%	1.68%
RGIP, LLC	1,000,797	1,678,076	—	0.15%	—	2,678,873	0.12%	0.12%
Battery Ventures L.P.	199,683,914	335,615,518	—	28.98%	—	535,299,432	24.52%	24.43%
Kermit Stofer	475,692	—	—	0.03%	—	475,692	0.02%	0.02%
Brian Smith	3,695,254	6,712,310	74,888,000	4.62%	—	85,295,564	3.91%	3.89%
Other Management & Employees	—	1,342,462	179,149,303	9.77%	43,849,950	224,341,715	10.27%	10.24%
Petters Group Worldwide, LLC	338,731,641	—	53,687,483	21.25%	—	392,419,124	17.97%	17.91%
RTB Holdings, LLC	—	—	1,321,552	0.07%	—	1,321,552	0.06%	0.06%
Non-Employee Directors	2,682,801	6,847,854	15,800,000	1.37%	1,900,000	27,230,655	1.25%	1.24%
T. Deikel	—	—	16,103,658	0.87%	—	16,103,658	0.74%	0.74%
Prudential	—	67,123,104	—	3.63%	41,742,458	108,865,562	4.99%	4.97%
CIGPF I	4,566,645	—	—	0.25%	33,116,154	37,682,799	1.73%	1.72%
Warrant Holders (various)	—	—	2,616,306	0.14%	216,045,882	218,662,188	10.01%	9.98%

Total Outstanding	749,995,554	753,256,768	343,566,302	100.00%	336,654,444	2,183,473,068	100.00%	99.66%

Available for Grant						7,361,760		0.34%

Total Outstanding and Available for Grant (“Fully Diluted”)						2,190,834,828	100.00%	100.00%

Sch. 3.1(c)-2

Schedule 4.5
Required Consents
None.

Sch. 4.5-1

Annex A-2
[Form of Amended and Restated Servicing Agreement]

EXECUTION VERSION

AMENDED AND RESTATED SERVICING AGREEMENT
between
BLUESTEM BRANDS, INC.,
Servicer,
FINGERHUT RECEIVABLES I, LLC,
Company,
and
GOLDMAN SACHS BANK USA,
Administrative Agent and Collateral Agent
Dated as of the Effective Date referred to herein

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(continued)

(continued)

APPENDICES

APPENDIX A:	Operational Guidelines
SCHEDULES

SCHEDULE 3.14:	Capital Stock and Ownership
SCHEDULE 3.18:	Material Contracts
SCHEDULE 3.19:	Senior Management
SCHEDULE 4.05:	Insurance Policies
SCHEDULE 4.16:	Regulatory Compliance Changes
EXHIBITS

EXHIBIT A:	Notice of Reinstatement
EXHIBIT B:	Form of Servicing Report
EXHIBIT C:	Form of Daily Settlement and Servicing Report
EXHIBIT D:	Form of Annual Officer’s Certificate
EXHIBIT E:	Form of Payment Date Report
EXHIBIT F:	Data Tape Information
EXHIBIT G:	Form of Compliance Certificate
EXHIBIT H:	Form of Insurance Report
EXHIBIT I:	Form of Financial Officer Certification

This AMENDED AND RESTATED SERVICING AGREEMENT, dated as of the Effective Date (as defined in the Credit Agreement defined herein), among BLUESTEM BRANDS, INC., a Delaware corporation, as Servicer (the “Servicer”), FINGERHUT RECEIVABLES I, LLC (the “Company”) and GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent (in such capacity, “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”).
ARTICLE I
DEFINITIONS
          Section 1.01 Definitions. All defined terms used but not otherwise defined herein shall have meanings ascribed to them in the Credit Agreement. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
     “Account Owner Termination Rights” shall have the meaning specified in Section 2.1 of the Bluestem Letter Agreement.
     “Administrative Agent” as defined in the preamble hereto.
     “Agreement” shall mean this Servicing Agreement.
     “Annual Membership Fees” shall have the meaning specified in the Receivables Account Agreement applicable to each Receivables Account for annual membership fees or similar terms.
     “Annual Service Charges” shall have the meaning specified in the Receivables Account Agreement applicable to each Receivables Account for annual service charges or similar terms.
     “Backup Servicer” shall mean Systems & Services Technology, Inc. (a subsidiary of NCO Group, Inc.), or any independent third party selected by the Administrative Agent, with the consent of the Requisite Lenders, in consultation with Bluestem that performs servicing and monitoring functions with respect to the Underlying Receivables.
     “Bluestem” shall mean Bluestem Brands, Inc., a Delaware corporation.
     “Bluestem Inventory Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Bluestem 2010 Inventory Credit Agreement.
     “Bluestem Inventory Loan Documents” means the “Loan Documents” as defined in the Bluestem 2010 Inventory Credit Agreement, as amended in accordance with the Bluestem 2010 Inventory Intercreditor Agreement.
     “Capital Expenditures” shall mean, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on the consolidated balance sheet of the Servicer Consolidated Group prepared in accordance with GAAP.

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     “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change of Control” shall mean that any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Bain, Battery and any of their Affiliates (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Bluestem or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Bluestem.
     “Collateral Agent” as defined in the preamble hereto.
     “Collection Period” means, for each calendar month, (x) the period from, and including, the first calendar day of such month to, and including, the 15th calendar day of such month and (y) the period from, and including, the 16th calendar day of such month to, and including, the last day of such month; provided, that the initial Collection Period shall commence on the Closing Date and shall end on August 31, 2010.
     “Collections” shall mean all payments by or on behalf of Receivables Obligors (including Insurance Proceeds) (i) received in respect of the Underlying Receivables or (ii) that constitute Recoveries, in each case, in the form of cash, checks, wire transfers, electronic transfers, ATM transfers or any other form of payment in accordance with a Receivables Account Agreement in effect from time to time and all other amounts specified by this Agreement, the Credit Agreement or the Receivables Purchase Agreement as constituting Collections.
     “Company” shall have the meaning specified in the preamble hereto.
     “Compliance Certificate” shall mean a Compliance Certificate certified by an Authorized Officer of the Servicer substantially in the form of Exhibit G hereto.
     “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) for any period including the period in which such amounts were paid, fees or expenses of the Administrative Agent and any Lender or arranger in connection with the Credit Documents, or of any administrative agent, lender, or arranger in connection with the Bluestem Inventory Loan Documents, in each case paid on or prior to the Closing Date, (v) for any period (other than the period specified in the following clause (vi)) including the period in which such amounts were paid, other fees or expenses in an amount not to exceed $1,000,000 paid in connection with the Credit Documents or the Bluestem Inventory Loan Documents and the transactions contemplated therein, (vi) for the period from, and including, (x) the Closing Date to, and including, the last day of the first Fiscal Quarter to

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end after the Closing Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Closing Date and (y) July 19, 2011, and including, the last day of the first Fiscal Quarter to end after the Effective Date, other fees and expenses in an amount not to exceed $3,000,000 paid in connection with the Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Effective Date, (vii) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) in an amount not to exceed $2,000,000, or any additional amounts approved by the Requisite Lenders, and other non-cash charges relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP, (viii) reasonable fees and expenses in connection with an initial public offering by Bluestem in an amount not to exceed the lesser of (A) 12.5% of the gross proceeds thereof and (B) the actual fees and expenses incurred in connection therewith, or any additional amounts approved by the Requisite Lenders and (ix) the amount of any prepayment premiums or other similar fees paid in connection with the Credit Documents or the Bluestem Inventory Loan Documents, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of noncash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Servicer Consolidated Group on a consolidated basis in accordance with GAAP, including, without limitation, any non-cash gains or items of income relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP.
     “Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
     “Consolidated Fixed Charges” shall mean, for any period, without duplication, Consolidated Cash Interest Expense for such period, plus any administration fees owed pursuant to paragraph 2 of the Original Facility Fee Letter and any commitment fees owed pursuant to Section 2.9(a) of the Credit Agreement and the Bluestem 2010 Inventory Credit Agreement, plus scheduled principal payments on Indebtedness made during such period (not including principal payments under the Credit Agreement), plus the amount of any prepayment premiums or other similar fees paid in connection with the Credit Documents or the Bluestem Inventory Loan Documents (excluding any prepayment premiums or other similar fees paid (directly or indirectly) from the net proceeds of an initial public offering by Bluestem), plus income and franchise taxes paid in cash net of income and franchise tax refunds (but not less than zero), plus (x) dividends or distributions paid in cash and (y) any other Restricted Payments permitted under Section 1.8(a)(iii), (iv), (v) and (vi) of the Bluestem Letter Agreement and paid in cash, all calculated for the Servicer Consolidated Group on a consolidated basis.

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     “Consolidated Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Lease Obligations, but excluding any portion attributable to leases characterized as operating leases under FASB ASC 840 as in effect as of the date hereof but characterized as Capital Lease Obligations following changes to FASB ASC 840 taking effect after the date hereof) of the Servicer Consolidated Group for such period with respect to all outstanding Indebtedness of the Servicer Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Servicer Consolidated Group for such period in accordance with GAAP.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) for such period of the Servicer Consolidated Group, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any member of the Servicer Consolidated Group, (b) the income (or deficit) of any Person (other than a Subsidiary) in which any member of the Servicer Consolidated Group has an ownership interest, except to the extent that any such income is actually received by the such member of the Servicer Consolidated Group in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document or Related Agreement) or Requirement of Law applicable to such Subsidiary.
     “Controlled Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Controlled Affiliate” shall mean, as applied to any Person, any Person directly or indirectly controlled by such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” and “controlled by”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     “Credit Adjustment” shall have the meaning specified in Section 2.03(b)(i).
     “Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of the Effective Date, between the Company, GS Bank as Administrative Agent and Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent, and J.P. Morgan Securities Inc. as Joint Lead Arranger and Joint Bookrunner and the lenders party thereto.
     “Daily Settlement and Servicing Report” shall mean a report prepared by the Servicer and delivered to the Company and the Administrative Agent on each Business Day, substantially in the form of Exhibit C hereto.

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     “Date of Processing” shall mean, with respect to any transaction or receipt of Collections, the date on which such transaction is first recorded on the Servicer’s computer file of revolving credit card accounts or closed-end installment loan accounts (without regard to the effective date of such recordation).
     “Debtor Relief Laws” shall mean Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors or similar debtor relief laws of the United States, any state thereof or any foreign country from time to time in effect, affecting the rights of creditors generally or the rights of creditors of banks.
     “Defaulted Account” shall mean each Receivables Account with respect to which the Servicer has charged off Underlying Receivables in such Receivables Account as uncollectible in accordance with (i) the Operational Guidelines in effect on the Closing Date or (ii) the Servicer’s customary and usual servicing procedures for servicing credit account receivables comparable to the Underlying Receivables. A Receivables Account shall become a Defaulted Account on the day on which the Underlying Receivables in such Receivables Account are recorded as charged off as uncollectible on the Servicer’s computer master file of accounts.
     “Depositary Bank” shall have the meaning attributed to such term in the Security Agreement.
     “Determination Date” shall mean, with respect to any Interest Payment Date, the date that is two Business Days prior to such Interest Payment Date.
     “Dollars,” “$” or “U.S. $” shall mean United States dollars.
     “Eligible Servicer” shall mean the Backup Servicer or, if the Backup Servicer is unable to assume the duties, responsibilities and obligations of the Servicer in accordance with Section 7.02(b) hereof, an entity which, at the time of its appointment as Servicer, (a) is servicing a portfolio of revolving credit accounts and/or closed-end installment loan accounts, (b) is legally qualified and has the capacity to service the Receivables Accounts, (c) has demonstrated the ability to service professionally and competently a portfolio of similar accounts in accordance with high standards of skill and care, (d) is qualified to use the software that is then being used to service the Receivables Accounts or obtains the right to use such software or has its own software which is adequate to perform the Servicer’s duties under this Agreement and (e) is otherwise reasonably acceptable to the Administrative Agent and the Requisite Lenders.
     “Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Finance Charge Collections” shall mean (i) all Collections of Finance Charge Receivables, (ii) all Recoveries, (iii) all Contribution Amounts deposited into the Finance Charge

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Collections Account and (iv) investment earnings on amounts on deposit in the Finance Charge Collections Account, the Prepayment Account and the Spread Account.
     “Finance Charge Collections Account” shall have the meaning attributed to such term in the Security Agreement.
     “Finance Charge Receivables” shall mean Underlying Receivables created in respect of Periodic Finance Charges, Annual Membership Fees, Annual Service Charges, Late Fees, Return Check Fees, SafeLine Account Protection fees and all other similar fees and charges designated by the Servicer for each Collection Period.
     “Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Servicer that such financial statements fairly present, in all material respects, the financial condition of the Servicer Consolidated Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.
     “Financial Plan” shall have the meaning specified in Section 4.02(g).
     “Fiscal Quarter” shall mean, for the Servicer and the Company, a fiscal quarter of a Fiscal Year.
     “Fiscal Year” shall mean, for the Servicer and the Company, the fiscal year ending on the Friday nearest to the 31st of January of each calendar year.
     “Fixed Charge Coverage Ratio” shall mean the ratio determined for the most-recently ended four Fiscal Quarters of the Servicer of (a) Consolidated Adjusted EBITDA for such period minus Capital Expenditures made during such period (excluding the portion thereof funded with (i) long-term debt financing provided by third parties or (ii) for the period from the date of the initial public offering of Bluestem to the first anniversary thereof, proceeds from such initial public offering in an amount not to exceed $20,000,000 (provided that, such exclusions shall not cause Capital Expenditures to be less than zero)) to (b) Consolidated Fixed Charges for such period, all calculated for the Servicer Consolidated Group on a consolidated basis in accordance with GAAP.
     “Governmental Authority” shall mean the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “GS Bank” as defined in the preamble hereto.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any

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security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Historical Financial Statements” shall mean as of the date hereof, (a) the audited financial statements of the Servicer Consolidated Group, for its last two most recently ended Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) for the interim period from January 29, 2011 to May 27, 2011, internally prepared, unaudited financial statements of the Servicer Consolidated Group, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the February, March, April and May fiscal months, in the case of clauses (a) and (b), certified by the chief financial officer of the Servicer that they fairly present, in all material respects, the financial condition of the Servicer Consolidated Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person (excluding any obligations with respect to leases characterized as operating leases under FASB ASC 840 as in effect as of the date hereof but characterized as Capital Lease Obligations following changes to FASB ASC 840 taking effect after the date hereof), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Insurance Consultant” shall mean Lockton Companies, LLC and any replacement insurance consultant for the Administrative Agent selected by the Administrative Agent.

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     “Insurance Proceeds” shall mean any amounts received pursuant to the payment of benefits under any credit life insurance policies, credit disability or unemployment insurance policies covering any Receivables Obligor with respect to Underlying Receivables under such Receivables Obligor’s Receivables Account.
     “Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and developmental costs.
     “Late Fees” shall have the meaning specified in the Receivables Account Agreement applicable to each Receivables Account for late fees or similar terms.
     “Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Lockbox Account” shall have the meaning attributed to such term in the Security Agreement.
     “Lockbox Account Bank” shall have the meaning attributed to such term in the Security Agreement.
     “LTM EBITDA Margin” shall mean, for any date of determination, an amount (expressed as a percentage) calculated by dividing (i) the Consolidated Adjusted EBITDA of the Servicer Consolidated Group for the previous twelve months by (ii) the net sales of the Servicer Consolidated Group for the previous twelve months.
     “Material Contract” shall mean any contract or other arrangement to which any member of the Servicer Consolidated Group is a party (other than the Credit Documents or Related Agreements) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
     “Net Liquidity” shall mean, as of any date of determination, an amount equal to the sum of (a) unrestricted Cash and Cash Equivalents of the Servicer Consolidated Group, plus (b) Revolving Availability, plus (c) availability under the Bluestem 2010 Inventory Credit Agreement; provided, that all conditions to funding under (b) or (c), as the case may be, have been fully satisfied (other than delivery of prior notice of funding and post-funding notices, opinions or certificates).
     “Notice of Reinstatement” shall mean a notice of reinstatement substantially in the form of Exhibit A hereto.
     “Notices” shall have the meaning specified in Section 8.04.

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     “Off-Balance Sheet Liability” means, with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “Operational Guidelines” shall mean the summary of certain operational guidelines and policies and procedures of the Servicer with respect to its servicing of the Receivables Accounts and Underlying Receivables attached as Appendix A hereto (as updated from time to time pursuant to Section 4.17).
     “Payment Date Report” shall have the meaning specified in Section 2.04(g).
     “Periodic Finance Charges” shall have the meaning attributed to such term in the Receivables Account Agreement applicable to each Receivables Account for finance charges (due to periodic rate) or any similar term.
     “Principal Collections” shall mean all Collections of Principal Receivables.
     “Principal Collections Account” shall have the meaning attributed to such term in the Security Agreement.
     “Principal Receivables” shall mean all Underlying Receivables other than Finance Charge Receivables. A Principal Receivable shall be deemed to have been created on the Date of Processing of such Principal Receivable. In calculating the aggregate amount of Principal Receivables on any day, the amount of Principal Receivables shall be reduced by the aggregate amount of credit balances in the Receivables Accounts on such day.
     “Receivables Account” shall mean each consumer revolving credit account or closed-end installment loan account established pursuant to a Receivables Account Agreement between the applicable Receivables Account Owner and any Receivables Obligor.
     “Receivables Account Agreement” shall mean, with respect to a revolving credit account or closed-end installment loan account, the agreements between a Receivables Account Owner and the Receivables Obligor governing the terms and conditions of such account, including the schedules, exhibits, annexes or appendices thereto, as such agreements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such account.
     “Receivables Account Owner” shall mean, with respect to any Receivables Account, the entity which is either (i) the originator of such Receivables Account pursuant to a Receivables Account Agreement or (ii) an entity which has acquired such Receivables Account and, in either case, has sold the related Underlying Receivables to the Seller which has in turn sold the related Underlying Receivables to the Company pursuant to a Receivables Purchase Agreement. Each of the following shall be a “Receivables Account Owner”: (i) WebBank, (ii) MetaBank and (iii)

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any other entity requested by the Servicer and approved by the Administrative Agent in its sole and absolute discretion.
     “Receivables Obligor” shall mean, with respect to any Receivables Account, the Person or Persons obligated to make payments with respect to such Receivables Account, including any guarantor thereof, but excluding any merchant.
     “Recoveries” shall mean all amounts received with respect to Defaulted Accounts, including without limitation any Insurance Proceeds attributable to Underlying Receivables in Defaulted Accounts and the net proceeds of any sale or other disposition of such Underlying Receivables.
     “Refinancing” means an extension, renewal or replacement.
     “Reinstatement Termination Date” shall have the meaning specified in Section 8.02.
     “Reinstatement Termination Event” shall have the meaning specified in Section 8.02.
     “Requirements of Law” shall mean any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, whether federal, state or local (including usury laws, the Federal Truth in Lending Act and Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System), and, when used with respect to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Bluestem or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Bluestem or of any option, warrant or other right to acquire any such Equity Interests in Bluestem.
     “Return Check Fees” shall have the meaning specified in the Receivables Account Agreement applicable to each Receivables Account for return check fees or similar terms.
     “SafeLine Account Protection” shall have the meaning specified in the Receivables Account Agreement applicable to each Receivables Account for account protection charges.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall mean Bluestem.
     “Service Transfer” shall have the meaning specified in Section 7.01.
     “Servicer” shall mean Bluestem, in its capacity as Servicer pursuant to this Agreement.
     “Servicer Consolidated Group” shall mean Bluestem and its Subsidiaries.
     “Servicer Default” shall have the meaning specified in Section 7.01.

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     “Servicing Fee” shall have the meaning specified in Section 2.02.
     “Servicing Report” has the meaning specified in Section 2.04(b) herein.
     “Spread Account” shall have the meaning attributed to such term in the Security Agreement.
     “Subsidiary” means any direct or indirect wholly-owned subsidiary of the Servicer or a Bluestem Credit Party, as applicable.
     “Successor Servicer” shall have the meaning specified in Section 7.02(a).
     “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivatives transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any member of the Servicer Consolidated Group shall be a Swap Agreement. For the avoidance of doubt, the contingent financing fee arrangement entered into on May 15, 2008 and Equity Interests of any Person in the Servicer Consolidated Group shall not constitute a Swap Agreement regardless of treatment of such contingent financing fee arrangement or such Equity Interests, or any portion thereof, as an embedded derivative under GAAP.
     “Tangible Net Worth” shall mean, with respect to a Person, as of any date of determination, the result of (a) such Person’s total stockholder’s or other equity (including preferred stock, but excluding treasury stock and subscribed but unissued capital stock, and excluding any asset or liability resulting from the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) without duplication, any derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP), minus (b) the sum of (i) all Intangible Assets of such Person, (ii) all of such Person’s prepaid expenses and (iii) all amounts due to such Person from its Affiliates.
     “Termination Notice” shall have the meaning specified in Section 7.01.
     “Three-Year Forecast” shall have the meaning specified in Section 3.12.
     “UCC” shall mean the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.
     “Underlying Receivables” shall mean all amounts payable by Receivables Obligors on any Receivables Account from time to time, other than such amounts that have not yet been sold by a Receivables Account Owner to the Seller pursuant to the applicable Receivables Sale Agreement, including amounts payable for Principal Receivables and Finance Charge Receivables.

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     “US Bank Account” shall have the meaning attributed to such term in the Security Agreement.
          Section 1.02 Other Definitional Provisions.
          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
          (b) As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.
          (c) Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.
          (d) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; references to any subsection, Section, clause, Schedule or Exhibit are references to subsections, Sections, clauses, Schedules and Exhibits in or to this Agreement unless otherwise specified; the term “including” means “including without limitation”; references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; references to any Person include that Person’s successors and permitted assigns; and references to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          (e) In the event that any reports are not available to any Person on the date on which such Person is required to make a determination of whether a computational test has been satisfied pursuant hereto, such determination shall be made using the most current available information.
ARTICLE II
ADMINISTRATION AND SERVICING OF RECEIVABLES
          Section 2.01 Acceptance of Appointment and Other Matters Relating to the Servicer.
          (a) The Company and the Administrative Agent hereby appoint Bluestem Brands, Inc. to act as Servicer under this Agreement, and Bluestem Brands, Inc. hereby agrees to act as the Servicer under this Agreement until terminated in accordance with the terms hereof.

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          (b) As agent for the Company and the Administrative Agent, the Servicer shall service and administer the Underlying Receivables, shall record receipt of all Collections, shall allocate amounts received under the Underlying Receivables and deposited in the Lockbox Account to the Principal Collections Account and the Finance Charge Collections Account, pursuant to Section 2.03, and shall charge off as uncollectible Underlying Receivables in Defaulted Accounts, all in accordance with its customary and usual servicing procedures for servicing revolving credit account receivables and closed-end installment loan account receivables, in each case, comparable to the Underlying Receivables and in accordance with the Operational Guidelines. Without limiting the generality of the foregoing and subject to Section 7.01, the Servicer or its designee is hereby authorized and empowered, and agrees, unless such power is revoked by the Collateral Agent on account of the occurrence of a Servicer Default, (i) to instruct the Receivables Obligors to deposit Collections in the US Bank Account or the Lockbox Account, (ii) to allocate Collections to the Principal Collections Account or the Finance Charge Collections Account as set forth in Section 2.03 hereto and (iii) to execute and deliver, on behalf of the Company, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Underlying Receivables and, after the delinquency of any Underlying Receivable and to the extent permitted under and in compliance with applicable Requirements of Law, to commence collection proceedings with respect to such Underlying Receivable. The Company upon written request therefor shall furnish the Servicer with any documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.
          (c) The Servicer shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Underlying Receivables from the procedures, offices, employees and accounts used by the Servicer in connection with servicing other credit account receivables.
          (d) The Servicer shall comply with and perform its servicing obligations with respect to the applicable Receivables Accounts and Underlying Receivables in all material respects in accordance with the Receivables Account Agreements relating to the Receivables Accounts and the Operational Guidelines.
          (e) The Servicer shall pay out of its own funds all expenses incurred in connection with the servicing activities hereunder including expenses related to enforcement of the Underlying Receivables, the reasonable fees and expenses of its outside counsel and independent accountants and all other fees and expenses, including the costs of filing UCC continuation statements.
          Section 2.02 Servicing Compensation. As full compensation for its servicing activities hereunder and as reimbursement for any expense incurred by it in connection therewith, the Servicer shall be entitled to receive a servicing fee (the “Servicing Fee”) on each Interest Payment Date, in accordance with Sections 2.13 and 2.15 of the Credit Agreement, in an amount equal to one-twenty-fourth of the product of (a) the average daily outstanding balance of Principal Receivables for the Collection Period related to such Interest Payment Date and (b) 3.00%.

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          Section 2.03 Collections, Allocations, Investments and Adjustments.
          (a) Collections and Allocations. By 1:00 p.m. (New York City time) on the second Business Day following the Date of Processing related to any Collections, the Servicer shall determine if such Collections are Finance Charge Collections or Principal Collections and shall direct the Lockbox Account Bank and the Depositary Bank, as applicable, to transfer such Principal Collections from the Lockbox Account to the Principal Collections Account and to transfer such Finance Charge Collections from the Lockbox Account to the Finance Charge Collections Account; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable. On the Business Day immediately preceding an Interest Payment Date, the Servicer shall direct the Depositary Bank to transfer any investment earnings as of the open of business on the related Determination Date on amounts on deposit in the Prepayment Account or the Spread Account to the Finance Charge Collections Account.
          (b) Adjustments.
          (i) If, with respect to any Date of Processing, the amount of any Principal Receivable is adjusted downward by the Servicer without receiving Collections therefor because of a rebate, unauthorized charge, refund or billing error, because such Principal Receivable was created in respect of merchandise which was refused or returned by a Receivables Obligor or because the Principal Receivable was created through a fraudulent or counterfeit charge, then an adjustment (a “Credit Adjustment”) shall be made on such Date of Processing to the aggregate amount of Principal Receivables in an amount equal to such Credit Adjustment, thereby reducing the aggregate amount of Principal Receivables for such Date of Processing.
          (ii) If (1) the Servicer directs the Lockbox Account Bank to transfer funds from the Lockbox Account to the Principal Collections Account or the Finance Charge Collections Account in respect of a Collection and such Collection was received by the Servicer in the form of a check which is not honored for any reason or (2) the Servicer makes a mistake with respect to the amount of any Collection and directs the Lockbox Account Bank to transfer an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount that it directs the Lockbox Account Bank to subsequently transfer to the Principal Collections Account or the Finance Charge Collections Account, as applicable, to reflect such dishonored check or mistake. Any Underlying Receivable in respect of which a dishonored check is received shall be deemed not to have been paid. Notwithstanding the first two sentences of this paragraph, adjustments made pursuant to this Section 2.03(b) shall not require any change in any report previously delivered pursuant to Section 2.04(a).
          (c) Investments. For so long as the Company is permitted to direct the Depositary Bank to invest amounts held in the Finance Charge Collections Account, the Prepayment Account and the Spread Account in Permitted Investments pursuant to the

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Controlled Account Control Agreement, the Servicer (on behalf of the Company) may direct the Depositary Bank with respect to the investment of such amounts in Permitted Investments.
          Section 2.04 Reports and Records.
          (a) Daily Records. On each Business Day, the Servicer shall make or cause to be made available at the office of the Servicer for inspection by the Company, the Administrative Agent, any Lender and the Backup Servicer upon request a record setting forth (i) the Collections in respect of Principal Receivables and in respect of Finance Charge Receivables on the second preceding Date of Processing in respect of each Receivables Account and (ii) the amount of Underlying Receivables as of the close of business on the second preceding Date of Processing in each Receivables Account. The Servicer shall, at all times, maintain its computer files with respect to the Receivables Accounts in such a manner so that the Eligible Underlying Receivables with respect to each Receivables Account may be specifically identified and shall make available to the Company, the Administrative Agent, any Lender and the Backup Servicer at the office of the Servicer on any Business Day any computer programs necessary to make such identification.
          (b) Servicing Report. Not later than the Determination Date after the end of a Collection Period, the Servicer shall deliver to the Company, the Administrative Agent and the Backup Servicer a servicing report (such report, the “Servicing Report”), which shall contain the information with respect to the Underlying Receivables as set forth in Exhibit B hereto.
          (c) Weekly Data Tape. By 1:00 p.m. (New York City time) on the first Business Day of each week, the Servicer shall deliver to the Backup Servicer and the Administrative Agent a data tape for the prior week containing the information set forth in Exhibit F hereto and in a format requested by the Backup Servicer and reasonably acceptable to the Administrative Agent.
          (d) Collection Period Data Tape. Not later than the Determination Date after the end of a Collection Period, the Servicer shall deliver to the Backup Servicer and the Administrative Agent a data tape for such Collection Period in a form agreed to by the Backup Servicer and the Administrative Agent.
          (e) Daily Settlement and Servicing Report.
          (i) The Servicer shall prepare a Daily Settlement and Servicing Report on each Business Day, and shall deliver such report to the Company and the Administrative Agent by 1:00 p.m. (New York City time). The daily report shall include allocations and payments made or deemed to be made for each Date of Processing since the most recent Date of Processing covered by the prior Daily Settlement and Servicing Report, shall include activity for the Date of Processing two Business Days prior to the date of delivery, and shall include a Borrowing Base Certificate, as of the Date of Processing two Business Days prior to the date of delivery and taking into account any withdrawals from or deposits into the Principal Collections Account and the Total Utilization of Revolving Commitments.

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          (ii) Upon discovery of any error or receipt of notice of any error in any Daily Settlement and Servicing Report, the Servicer and the Administrative Agent shall arrange to confer and shall agree upon any adjustments necessary to the Principal Collections Account or to the Finance Charge Collections Account to correct any such errors.
          (f) Other Reports. The Servicer shall provide in a timely manner to the Administrative Agent any other report, document or information reasonably requested by the Administrative Agent or the Requisite Lenders.
          (g) Payment Date Report. For each Interest Payment Date, the Servicer shall compile and provide (or cause to be compiled and provided) by 1:00 p.m. (New York time) on the related Determination Date an accounting (such accounting, the “Payment Date Report”) to the Company, the Administrative Agent and each Lender substantially in the form of Exhibit E hereto. If for any reason any of the amounts specified in a Payment Date Report must be adjusted to reflect any changes after the Determination Date but prior to the related Interest Payment Date, the Servicer shall provide a supplement to such Payment Date Report by the close of business on the Business Day immediately preceding such Interest Payment Date and such supplement shall be deemed to be part of the related Payment Date Report.
          Section 2.05 Annual Certificate of Servicer. The Servicer shall deliver to the Company and the Administrative Agent within 120 calendar days from the end of the Fiscal Year of the Company beginning with the Fiscal Year ending on January 28, 2011 certified by an Authorized Officer of the Servicer, an officer’s certificate substantially in the form of Exhibit D hereto.
          Section 2.06 Annual Servicing Report of Independent Public Accountants; Copies of Reports Available.
          (a) Within 120 calendar days from the end of the Fiscal Year of the Servicer beginning with the Fiscal Year ending on January 28, 2011, the Servicer shall cause a firm of nationally recognized independent registered public accountants (who may also render other services to the Servicer) to furnish a report to the Company and the Administrative Agent to the effect that they have performed certain procedures agreed upon with the Servicer related to the Servicer’s material compliance with the Operational Guidelines for the twelve months ended on the last day of the preceding Fiscal Year of the Servicer. Such report shall set forth the agreed-upon procedures performed, any exceptions noted related to such procedures or a statement that no exceptions were noted. Notwithstanding the above, such report may be restricted in its distribution to those parties who are a party to the engagement letter with such firm if required by such registered public accountants. In the event a material discrepancy is noted on such report, the Servicer will, within 30 calendar days of such notice, resolve such material discrepancy.
          (b) Within 120 calendar days from the end of the Fiscal Year of the Servicer beginning with the Fiscal Year ending on January 28, 2011, the Servicer shall cause a firm of nationally recognized independent registered public accountants (who may also render other services to the Servicer) to furnish a report to the Company and the Administrative Agent to the

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effect that they have performed certain procedures agreed upon with the Servicer to recalculate certain mathematical calculations of certain amounts set forth in the Servicer’s Servicing Reports during the period covered by such reports and have compared such amounts with the Servicer’s computer records that were the source of such amounts. Such report shall set forth the agreed-upon procedures performed, any exceptions noted related to such procedures or a statement that no exceptions were noted. Notwithstanding the above, such report may be restricted in its distribution to those parties who are a party to the engagement letter with such firm if required by such registered public accountants. In the event a material discrepancy is noted on such report, the Servicer will, within 30 calendar days of such notice, resolve such material discrepancy.
          (c) Any Lender may obtain a copy of each certificate and report provided pursuant to Section 2.04(b), Section 2.05 or Section 2.06, by a request in writing to the Servicer.
          Section 2.07 Notices to the Seller. In the event that the Seller is no longer acting as Servicer but the Receivables Purchase Agreement has not been terminated in accordance with its terms, the Administrative Agent shall use reasonable efforts to cause any Successor Servicer to deliver or make available to the Seller each certificate and report required to be provided thereafter pursuant to Section 2.04(a), (b) and (e), Section 2.05 and Sections 2.06(a) and (b).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SERVICER
     Bluestem Brands, Inc., as Servicer, hereby makes as of the date hereof and on each Credit Date (and on any other date specified in this Article III), unless such representation and warranty refers to an earlier date, in which case such representation and warranty shall be made as of such earlier date, the following representations, warranties on which the Company and the Lenders, as applicable, shall be deemed to have relied in purchasing the Underlying Receivables under the Receivables Purchase Agreement and making the Loans and entering into the Credit Agreement:
          Section 3.01 Organization and Good Standing. The Servicer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its properties and conduct its credit account servicing business as presently owned or conducted, and to execute, deliver and perform its obligations under this Agreement.
          Section 3.02 Due Qualification. The Servicer is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) in any jurisdiction where such qualification is required in order to conduct its business, and has obtained all necessary licenses and approvals in each jurisdiction in which the servicing of the Underlying Receivables as required by this Agreement requires such qualification except where the failure to so qualify or obtain such licenses and approvals would not reasonably be expected to have a material adverse effect on its ability to perform its obligations as Servicer under this Agreement.

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          Section 3.03 Due Authorization. The execution, delivery, and performance by the Servicer of this Agreement and the other agreements and instruments executed or to be executed by the Servicer as contemplated hereby have been duly authorized by the Servicer by all necessary corporate or other appropriate action on the part of the Servicer, and this Agreement will remain, from the time of its execution, an official record of the Servicer.
          Section 3.04 Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereafter in effect or by general principles of equity (whether considered in a suit at law or in equity).
          Section 3.05 No Conflict. The execution and delivery of this Agreement by the Servicer, and the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to the Servicer, will not conflict with, violate or result in any breach in any material respect of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it or its properties are bound.
          Section 3.06 No Violation. The execution, delivery and performance of this Agreement by the Servicer, and the fulfillment of the terms and transactions hereof applicable to the Servicer will not conflict with or violate any Requirements of Law applicable to the Servicer.
          Section 3.07 No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer before any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement or seeking any determination or ruling that would reasonably be expected to have a material and adverse effect on the performance by the Servicer of its obligations under this Agreement.
          Section 3.08 Compliance with Requirements of Law. The Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Underlying Receivable and the related Receivables Account, if any; will maintain in effect all qualifications required under Requirements of Law in order to service properly each Underlying Receivable and the related Receivables Account, if any; and will comply in all respects with all other Requirements of Law in connection with servicing each Underlying Receivable and the related Receivables Account the failure to comply with which would reasonably be expected to have a material adverse effect on the performance by the Servicer of its obligations under this Agreement.
          Section 3.09 All Consents. All authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Servicer in connection with the execution and delivery of this Agreement by the Servicer and the performance of the transactions contemplated by this Agreement by the Servicer, have been duly obtained, effected or given and are in full force and effect.

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          Section 3.10 Solvency. As of the Effective Date (after giving effect to the transactions, if any, occurring on such date) and each Credit Date, the Servicer is Solvent.
          Section 3.11 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject to (a) any changes resulting from restatements as may be required to comply with the Securities Act, Exchange Act and the rules and regulations promulgated thereunder in connection with an initial public offering by Bluestem and subject or (b) in the case of any such unaudited financial statements, changes resulting from audit and normal year end adjustments. As of the date hereof, no member of the Servicer Consolidated Group has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Servicer Consolidated Group taken as a whole.
          Section 3.12 Three-Year Forecast. On and as of the Closing Date, the Three-Year Forecast dated June 11, 2010 of the Servicer Consolidated Group for the period of Fiscal Year 2010 through and including Fiscal Year 2013, including monthly projections for each month during the current Fiscal Year ending on January 28, 2011 (the “Three-Year Forecast”) delivered pursuant to Section 4.02(a) was based on good faith estimates and assumptions made by the management of the Servicer; provided, that actual results during the period or periods covered by the Three-Year Forecast may differ from such Three-Year Forecast and that the differences may be material; provided further, as of the Closing Date, management of the Servicer believes that the Three-Year Forecast was reasonable and attainable.
          Section 3.13 Title to Assets. The Servicer had, as of the dates specified therein, good and valid title to all of its assets reflected in the Historical Financial Statements referred to in Section 3.11 and in the most recent financial statements delivered pursuant to Section 4.02. Except as permitted by this Agreement or the Credit Agreement, all such properties and assets are free and clear of liens other than liens permitted under Section 1.2 of the Bluestem Letter Agreement.
          Section 3.14 Capital Stock and Ownership. As of July 19, 2011, the Capital Stock of each member of the Servicer Consolidated Group has been duly authorized and validly issued and is fully paid and non assessable. Except as set forth on Schedule 3.14 hereto, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any member of the Servicer Consolidated Group is a party requiring, and there is no membership interest or other Capital Stock of any member of the Servicer Consolidated Group outstanding which upon conversion or exchange would require, the issuance by any member of the Servicer Consolidated Group of any additional membership interests or other Capital Stock of any member of the Servicer Consolidated Group convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any member of the Servicer Consolidated Group. Schedule 3.14 correctly sets forth the

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ownership interest of each member of the Servicer Consolidated Group in their respective Subsidiaries as of the date hereof.
          Section 3.15 Material Adverse Effect. Since January 28, 2011, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect with respect to the Servicer, except as disclosed in the Servicer’s S-1 filings with the SEC or otherwise disclosed in writing to the Lenders.
          Section 3.16 Payment of Taxes. Except as otherwise permitted under Section 4.10, all tax returns and reports of each member of the Servicer Consolidated Group required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon each member of the Servicer Consolidated Group and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Servicer knows of no proposed tax assessment against any member of the Servicer Consolidated Group that could reasonably be expected to have a material adverse effect on the performance by the Servicer of its obligations under this Agreement, which is not being actively contested by the Servicer or a Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
          Section 3.17 No Defaults. No member of the Servicer Consolidated Group is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect with respect to the Servicer.
          Section 3.18 Material Contracts. Schedule 3.18 contains a true, correct and complete list of all the Material Contracts in effect on July 19, 2011, together with any updates provided pursuant to Section 4.02(l). All such Material Contracts are in full force and effect, and no defaults currently exist thereunder (other than as described in Schedule 3.18 or in such updates).
          Section 3.19 Senior Management. Schedule 3.19 contains a true, correct and complete list of all the members of Senior Management and their respective titles as of July 19, 2011.
          Section 3.20 Operational Guidelines. Appendix A contains a true, correct and complete copy of the Operational Guidelines as updated pursuant to Section 4.17.
          Section 3.21 Regulatory Compliance Changes. The Servicer has made each of the changes specified in Schedule 4.16 to the Original Facility Agreement to the Receivable Account Agreements, Bluestem’s underwriting policies and/or other applicable documents, as applicable.

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ARTICLE IV
AFFIRMATIVE COVENANTS OF THE SERVICER
     Bluestem Brands, Inc., as Servicer, covenants and agrees that so long as this Agreement is in effect and until satisfaction of its obligations hereunder, that it shall perform, and shall cause each of its Subsidiaries and Controlled Affiliates to perform, all covenants in this Article IV.
          Section 4.01 Financial Covenants.
          (a) Minimum Net Liquidity. The Servicer Consolidated Group’s Net Liquidity shall be equal to or greater than $22,500,000 (measured as of the last day of each fiscal month of the Servicer) after giving effect to any payments under the Bluestem Inventory Credit Agreement on such date of measurement.
          (b) Net Worth. The Servicer Consolidated Group shall have a Tangible Net Worth (measured as of the last day of each Fiscal Quarter) equal to or greater than the sum of (i) $120,000,000, plus (ii) 75% of its Consolidated Net Income (if positive) for each full Fiscal Year after the Closing Date before any non-cash gain (loss) (net of any income taxes) relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP, plus (iii) 85% of the gross proceeds actually received in cash by the Servicer Consolidated Group from the proceeds of any issuance of Capital Stock by the Servicer Consolidated Group after the Closing Date.
          (c) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for the Servicer Consolidated Group (measured as of the last day of each Fiscal Quarter) shall be:

Relevant period	Fixed Charge Coverage Ratio
Closing Date through and including the Fiscal Quarter ending on or about October 31, 2011	Equal to or greater than 1.00x

Following the Fiscal Quarter ending on or about October 31, 2011, through and including the Fiscal Quarter ending on or about October 31, 2012	Equal to or greater than 1.05x

Following the Fiscal Quarter ending on or about October 31, 2012	Equal to or greater than 1.10x
          Section 4.02 Financial Statements. Unless otherwise provided below, the Servicer shall deliver to the Administrative Agent and the Lenders:
          (a) Closing Date Financial Statements; Three-Year Forecast. As of the Closing Date, (i) the Three-Year Forecast, (ii) the Historical Financial Statements, (iii) a

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Financial Officer Certification, and (iv) Servicing Reports for the most recent calendar month period completed five Business Days after the last day of the preceding calendar month.
          (b) Monthly Reports. As soon as available, and in any event within 30 days after the end of each fiscal month (beginning (i) for the Servicer Consolidated Group, with the monthly period ended on July 2, 2010 and (ii) for the Company, with the monthly period ended on July 2, 2010), the consolidated balance sheets of the Servicer Consolidated Group and the stand-alone balance sheets of the Company as at the end of such month, the related consolidated and stand-alone statements of income and the consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Servicer Consolidated Group for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plans for the current Fiscal Year, subject to normal year-end audit adjustments and the absence of footnotes, all in reasonable detail, together with a schedule of reconciliations for any reclassifications in excess of $250,000 with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) and a Financial Officer Certification;
          (c) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated balance sheets of the Servicer Consolidated Group as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Servicer Consolidated Group, as the case may be, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, subject to normal year-end audit adjustments and the absence of footnotes, all in reasonable detail, together with a Financial Officer Certification, substantially in the form attached as Exhibit I hereto;
          (d) Annual Financial Statement. As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Servicer Consolidated Group as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Servicer Consolidated Group, as the case may be, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification (such financial statements shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any material audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any periods that are required to be restated pursuant to GAAP); and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Servicer (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of

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the Servicer Consolidated Group, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that in the course of their audit, nothing has come to their attention that caused them to believe that the Servicer has failed to comply with the terms, covenants, provisions or conditions of Section 6.5 of the Credit Agreement or Section 4.01 of this Agreement, in each case insofar as they relate to financial and accounting matters, and if any such failure has come to their attention, specifying the nature and period of existence thereof;
          (e) Compliance Certificates. Together with each delivery of the relevant financial statements of the Servicer Consolidated Group pursuant to Sections 4.02(b), 4.02(c) and 4.02(d), the Servicer shall deliver a duly executed and completed Compliance Certificate;
          (f) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Servicer Consolidated Group or the Company delivered pursuant to Sections 4.02(a), 4.02(b), 4.02(c) or 4.02(d) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;
          (g) Financial Plans. As soon as practicable and in any event no later than February 25th of each year, a consolidated plan and financial forecast for such Fiscal Year and, as soon as practicable and in any event no later than October 15 of each year, a one-year and a three-year consolidated plan and financial forecast including such Fiscal Year (or portion thereof) (collectively, the “Financial Plans”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Servicer Consolidated Group for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Servicer Consolidated Group for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 4.01 hereunder through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Administrative Agent;
          (h) Notice of Change in Senior Management. Promptly, written notice of any change in Senior Management of the Servicer;

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          (i) Tax Returns. As soon as practicable and in any event within 30 days following the filing thereof, copies of the federal income tax return filed by or on behalf of the Servicer;
          (j) Notice of Default. Promptly upon any Authorized Officer of the Servicer obtaining knowledge (i) of any condition or event that constitutes a Servicer Default, Default or an Event of Default or that notice has been given to the Servicer with respect thereto, (ii) that any Person has given any notice to any member of the Servicer Consolidated Group or taken any other action with respect to any event or condition set forth in Section 7.01(b), or (iii) of the occurrence of any event or change that has caused or evidences, either by itself or in the aggregate, a Material Adverse Effect with respect to the Servicer, an Authorized Officer of the Servicer shall deliver a certificate to the Administrative Agent specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Servicer Default, Event of Default or Default, and what action the Servicer has taken, is taking and proposes to take with respect thereto;
          (k) Notice of Litigation. Promptly upon any Authorized Officer of the Servicer obtaining knowledge of (i) the institution of, or non frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Servicer to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that (x) in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect with respect to the Servicer or (y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, the Servicer shall provide to the Administrative Agent and the Lenders written notice thereof, together with such other information as may be reasonably available to the Servicer to enable the Lenders and their counsel to evaluate such matters; and
          (l) Notice Regarding Material Contracts and Related Agreements. The Servicer shall provide reasonable notice to the Administrative Agent of the termination or expiration of any Material Contract or Related Agreement and shall provide to the Administrative Agent copies of any material amendments to Material Contracts or Related Agreements or any new contract that constitutes a Material Contract and shall revise Schedule 3.18 from time to time to reflect any new Material Contracts and the termination of any Material Contract.
Notwithstanding the foregoing, after an initial public offering by Bluestem, the obligations in Sections 4.02(c) and (d) and Section 4.13 may be satisfied with respect to financial information by furnishing to the Administrative Agent Bluestem’s Form 10-K or 10-Q, as applicable, to the extent filed with the Securities and Exchange Commission. Documents required to be delivered pursuant to Sections 4.02(c) and (d) and Section 4.13 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Bluestem posts such documents, or provides a link thereto, on Bluestem’s website on the Internet; provided that Bluestem shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.
In accordance with the Credit Agreement, the Company’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of

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Bluestem, provided that such consolidated financial statements contain a footnote indicating that the Company is a separate legal entity and that the Company’s assets and liabilities are neither available to pay the debts of Bluestem nor constitute obligations of Bluestem.
          Section 4.03 Payment Collection. The Servicer has directed, and will at all times hereafter direct, all of the Receivable Obligors to forward all payments on account of Underlying Receivables directly to the Lockbox Account or the US Bank Account. The Servicer agrees to use all reasonable efforts to cause each Receivable Obligor to make all payments with respect to Underlying Receivables directly to the Lockbox Account or the US Bank Account. The Servicer shall promptly (but in any event within two Business Days of receipt) deposit all payments received by it on account of Underlying Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox Account or the US Bank Account in precisely the form in which they are received (but with any endorsements of the Servicer necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Administrative Agent.
          Section 4.04 Notice of Change in Board of Directors. With reasonable promptness, the Servicer shall provide the Company and the Administrative Agent written notice of any change in the board of directors (or similar governing body) of the Servicer.
          Section 4.05 Insurance. The Servicer shall maintain or cause to be maintained, with financially sound and reputable insurers, the insurance coverage described in Schedule 4.05 hereto, and such other insurance coverage as may customarily be carried or maintained under similar circumstances by persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such persons.
          Section 4.06 Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, the Servicer will provide to the Administrative Agent a report in a form substantially similar to Exhibit H hereto outlining all material insurance coverage maintained as of the date of such report by the Servicer Consolidated Group and all material insurance coverage to be maintained by each member of the Servicer Consolidated Group in the immediately succeeding Fiscal Year.
          Section 4.07 Renewals and Rewrites of Insurance Policies. With respect to each insurance policy specified in Schedule 4.05 hereto and any report delivered pursuant Section 4.06, within 10 Business Days after the renewal or rewrite of any such insurance policy and any replacement policy, the Servicer shall cause its insurance broker to provide to the Insurance Consultant a standard certificate of insurance evidencing such renewal or rewrite, which certificate shall include evidence that the Company has been added as a named insured under such policies. If an insurance policy that is renewed or rewritten is not evidenced by a standard certificate of insurance, the Servicer shall cause its insurance agent to provide to the Insurance Consultant other documentation, acceptable to the Insurance Consultant, evidencing such renewal or rewrite.
          Section 4.08 Compliance with Requirements of Law. The Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Underlying

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Receivable and the related Receivables Account, if any; will maintain in effect all qualifications required under Requirements of Law in order to service properly each Underlying Receivable and the related Receivables Account, if any; and will comply in all respects with all other Requirements of Law in connection with servicing each Underlying Receivable and the related Receivables Account the failure to comply with which would reasonably be expected to have a material adverse effect on the performance by the Servicer of its obligations under this Agreement.
          Section 4.09 Existence. Except as otherwise permitted under the Credit Documents, the Servicer shall, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no member of the Servicer Consolidated Group shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
          Section 4.10 Payment of Taxes and Claims. The Servicer will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that, no such Tax or claim need be paid if (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Bluestem or its Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $3,500,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest. The Servicer will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than any other member of the Servicer Consolidated Group).
          Section 4.11 Further Assurances. At any time or from time to time upon the request of the Administrative Agent or the Requisite Lenders, the Servicer will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Requisite Lenders may reasonably request in order to effect fully the purposes of this Agreement, including providing the Administrative Agent with any information reasonably requested by it or the Requisite Lenders in order to comply with Requirements of Law.
          Section 4.12 Other Covenants. In the event that any member of the Servicer Consolidated Group has entered into or shall enter into or amend an existing purchase agreement, warehouse facility, credit facility, indenture, note, financing agreement or other similar arrangement or instrument with any Person which by its terms provides more favorable treatment to the lenders or holders thereunder with respect to any financial covenants covering the same or similar subject matter as the financial covenants set forth above in Section 4.01, the Servicer shall provide prompt notice of such financial covenants to the Administrative Agent and

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the Administrative Agent, in its sole and absolute discretion, may modify the financial covenants set forth in Section 4.01 to match such financial covenants.
          Section 4.13 Other Information. The Servicer will provide or cause to be provided (a) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Servicer to its security holders acting in such capacity or by any Subsidiary of the Servicer to its security holders other than itself or another of its Subsidiaries, (ii) to the extent applicable, all regular and periodic reports and all registration statements and prospectuses, if any, filed by any member of the Servicer Consolidated Group with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by any member of the Servicer Consolidated Group to the public concerning material developments in the business of any member of the Servicer Consolidated Group, and (b) such other information and data with respect to the Servicer Consolidated Group as from time to time may be reasonably requested by the Administrative Agent.
          Section 4.14 Account Owner Termination Rights. The Servicer shall provide prompt written notice to the Administrative Agent upon the occurrence of any event or condition that could give rise to an Account Owner Termination Right.
          Section 4.15 [Reserved]
          Section 4.16 [Reserved]
          Section 4.17 Amendments to Operational Guidelines. Promptly after the Servicer makes any amendment, modification or other revision to the Operational Guidelines, the Servicer shall deliver to the Administrative Agent a copy of such amended Operational Guidelines and upon such delivery thereof, Appendix A shall automatically be deemed to be updated to reflect such amended Operational Guidelines.
          Section 4.18 Additional Notice. The Servicer shall give prompt written notice to the Administrative Agent if (a) the Servicer has become an Affiliate of any Receivables Account Owner, (b) the Servicer does not account for the transfer of Underlying Receivables under the applicable Receivables Sale Agreement as a sale for tax and accounting purposes or (c) an Authorized Officer receives notice or has actual knowledge that any Receivables Account Owner does not account for the transfer of Underlying Receivables under the applicable Receivables Sale Agreement as a sale for tax and accounting purposes.
ARTICLE V
NEGATIVE COVENANTS OF THE SERVICER
     Bluestem Brands, Inc., as Servicer, covenants and agrees that so long as this Agreement is in effect and until satisfaction of its obligations hereunder, that it shall perform all covenants in this Article V.
          Section 5.01 Lockbox System. Except as permitted under the Credit Documents, the Servicer shall not, in a manner adverse to the Lenders, Administrative Agent or

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the Collateral Agent, (A) change the general instructions given to Receivable Obligors in respect of payments on account of Underlying Receivables to be deposited in the Lockbox Account or the US Bank Account or (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any Collections in the Lockbox System to any account which is not the Lockbox Account, US Bank Account, the Principal Collections Account or the Finance Charge Collections Account.
          Section 5.02 No Rescission or Cancellation. The Servicer shall not permit any rescission or cancellation of any Underlying Receivable except in accordance with the Operational Guidelines or as ordered by a court of competent jurisdiction or other Governmental Authority.
          Section 5.03 Protection of Rights. The Servicer shall take no action which, nor omit to take any action the omission of which, would impair the rights of the Company in any Underlying Receivable or the related Receivables Account, if any, nor shall it reschedule, revise or defer payments due on any Underlying Receivable except in the ordinary course of its business and in accordance with the Operational Guidelines.
          Section 5.04 Revolving Loan Product Agreements and Receivables Sale Agreements.
          (a) Without the consent of the Administrative Agent, the Servicer shall not, and shall not permit any of its Affiliates, to, directly or indirectly, enter into any revolving loan product agreement, receivables sale agreement or any similar agreement with respect to revolving credit card accounts or closed-end installment loan accounts with any Person other than the WebBank Receivables Purchase Agreements, the MetaBank Receivables Purchase Agreements or any revolving loan product agreement and/or receivables sale agreement entered into pursuant to a Backup Originator Agreement. For the avoidance of doubt, including in connection with this Section 5.04(a), the Administrative Agent hereby consents to Bluestem and one or more of its Subsidiaries (other than the Company) entering into installment sales contracts or similar arrangements with consumers and/or employers of consumers, and related agreements with such employers and with brokers or other agents, in connection with voluntary benefit programs and payroll deduction plans used to purchase general merchandise and services (collectively, “Bluestem Payroll Deduction Sales Programs”). For the avoidance of doubt, amounts payable to Bluestem or such Subsidiary under any Bluestem Payroll Deduction Sales Program shall not constitute “Underlying Receivables” or “Receivables Accounts”.
          (b) Without the consent of the Administrative Agent (such consent not to be unreasonably withheld), the Servicer shall not agree to any amendments to the WebBank Receivables Purchase Agreements or the MetaBank Receivables Purchase Agreements.
          Section 5.05 Defaulted Accounts. Other than as permitted under the Receivables Purchase Agreement, the Servicer shall not sell, assign, convey or otherwise transfer Underlying Receivables related to any Defaulted Account or an interest therein to any of its Subsidiaries or Affiliates without the prior written consent of the Administrative Agent.

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          Section 5.06 Fiscal Year. The Servicer shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from the Friday nearest to the 31st of January of each calendar year.
ARTICLE VI
OTHER MATTERS RELATING TO THE SERVICER
          Section 6.01 Liability of the Servicer. The Servicer shall be liable under this Article VI only to the extent of the obligations specifically undertaken by the Servicer in its capacity as Servicer.
          Section 6.02 Limitation on Liability of the Servicer and Others. Except as provided in Section 6.03, neither the Servicer nor any of its directors, officers, employees or agents shall be under any liability to the Company, the Administrative Agent, any Lender or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and its duties hereunder. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Servicer) respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability.
          Section 6.03 Servicer Indemnification of the Company and the Administrative Agent. The Servicer shall indemnify and hold harmless each of the Company, the Administrative Agent and each Lender and their respective directors, officers, employees and agents from and against any and all loss, liability, claim, expense, damage or injury suffered or sustained (a) by reason of any acts or omissions of the Servicer, acting in its capacity as Servicer, with respect to a breach of this Agreement or any other Credit Document or (b) due to the occurrence of a Servicer Default (other than a breach of Section 4.01) but only to the extent such Servicer Default resulted from or was caused by a breach by Servicer of its obligations hereunder, including, in either case, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any action, proceeding or claim and any transition expenses incurred in connection with the appointment of a Successor Servicer (collectively, the “Servicer Indemnified Liabilities”); provided, however, that the Servicer shall not indemnify the Company, the Administrative Agent or any Lender, as the case may be, (w) if such acts, omissions or alleged acts or omissions constitute or are caused by fraud, gross negligence, or willful misconduct of the Company, the Administrative Agent or any Lender, as the case may be, (x) for losses, liabilities, costs or expenses due to the failure to pay or defaults by any Receivables Obligor, (y) for any amounts owed by the Company pursuant to the Credit Agreement as result of an Event of Default thereunder (unless such amounts are otherwise Servicer Indemnified Liabilities) and (z) for any liabilities, costs or expenses arising under any tax law, including any federal, state, local or foreign income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or

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arising from a failure to comply therewith) required to be paid by the Company, the Administrative Agent or any Lender in connection herewith to any taxing authority. The Servicer’s obligations under this Section 6.03 shall survive the termination of this Agreement. The Company, the Administrative Agent or any Lender, as applicable, shall notify the Servicer promptly of any claim for which it may seek indemnity. Failure by the Company, the Administrative Agent or any Lender, as applicable, to so notify the Servicer shall not relieve the Servicer of its obligations hereunder unless such loss, liability or expense could have been avoided with such prompt notification and then only to the extent of such loss, expense or liability which could not have been so avoided.
          Section 6.04 Resignation of the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon a determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no action which the Servicer could reasonably take to make the performance of its duties hereunder permissible under applicable law or (b) upon execution by the Backup Servicer or any other Successor Servicer of a successor servicing agreement. No resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 7.02 hereof. If within 120 days of the date of the determination that the Servicer may no longer act as Servicer under clause (a) above, the Backup Servicer has not assumed the obligations of the Servicer, the Servicer may petition a court of competent jurisdiction to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder.
          Section 6.05 Access to Documentation and Information Regarding the Receivables Accounts and Underlying Receivables. The Servicer shall provide to the Company, the Administrative Agent or the Backup Servicer, as applicable, access to the documentation regarding the Receivables Accounts, the Underlying Receivables and any other information in the possession of the Servicer in connection therewith, such access being afforded without charge but only (a) upon reasonable request, (b) during normal business hours, (c) subject to the Servicer’s normal security and confidentiality procedures and (d) at the Servicer’s principal office or at the Servicer’s office in the continental United States where the documentation regarding the Receivables Accounts and Underlying Receivables are normally kept. Nothing in this Section shall derogate from the obligation of the Company, the Administrative Agent, any Lender, the Backup Servicer and the Servicer to observe any applicable law prohibiting disclosure of information regarding the Receivables Obligors, and the failure of the Servicer to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.
          Section 6.06 Delegation of Duties. In the ordinary course of business, upon 30 days prior written notice to the Company, the Backup Servicer and the Administrative Agent, the Servicer may at any time delegate its duties hereunder with respect to the Receivables Accounts and the Underlying Receivables to any Person that agrees to conduct such duties substantially in accordance with the applicable Operational Guidelines and this Agreement. Such delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties, and shall not constitute a resignation within the meaning of Section 6.04.

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ARTICLE VII
SERVICER DEFAULTS
          Section 7.01 Servicer Defaults. If any one of the following events (a “Servicer Default”) shall occur and be continuing:
          (a) any failure by the Servicer to make any payment, transfer or deposit before the date occurring one Business Day after the date such payment, transfer or deposit is required to be made, as the case may be, under the terms of this Agreement; provided, that if the Servicer is making such payment on behalf of the Company, such failure shall be limited to the funds available to the Servicer to make such payment; or
          (b) (i) failure of the Servicer to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness of the Company) having an aggregate principal amount in excess of $2,500,000 beyond the grace period, if any, provided therefor; or (ii) a breach or default by the Servicer with respect to any other material term of (1) one or more items of the Indebtedness referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) to the extent not covered elsewhere in this Section 7.01, failure on the part of the Servicer duly to observe or perform in any respect any other covenants or agreements of the Servicer set forth in this Agreement and which failure continues unremedied for a period of 30 days after the date on which the Servicer had actual knowledge of such failure or on which notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Company, the Administrative Agent or any Lender; or
          (d) (i) failure by the Servicer to perform or comply with any term or condition contained in Sections 2.05, 2.06, 4.01, 4.02 and Article V (other than Sections 5.02 and 5.03) or (ii) failure by the Servicer to perform or comply with any term or condition contained in Sections 5.02 and 5.03, where such failure affects a material amount (measured by Dollars owed) of Underlying Receivables or material number of Receivables Accounts; or
          (e) the Servicer shall assign or delegate its duties under this Agreement, except as permitted by Sections 6.06 and 7.02; or
          (f) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect in any respect when made, which has a material adverse effect on the rights of the Company or the ability of the Servicer to perform its duties hereunder, and in each case, such material adverse effect and its consequences are not remedied within a period of 30 days after the

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date on which the Servicer had actual knowledge of such failure or on which notice thereof was given to the Servicer by the Company, the Administrative Agent or any Lender; or
          (g) an Event of Default shall have occurred and be continuing under the Credit Agreement;
          (h) an event of default or termination event shall have occurred and be continuing under any Material Contract and such event of default or termination event has not been cured or such Material Contract has not been reinstated or replaced before the later of (i) 30 days after such event of default or termination event and (ii) the expiration of the applicable grace period or cure period, as applicable, for such event of default or termination event specified in such Material Contract; or
          (i) (i) failure by the Servicer to perform or comply with any term or condition contained in Sections 2.04(a), (b) or (e) and such failure continues unremedied for a period of one Business Day or (ii) failure by the Servicer to perform or comply with any term or condition contained in Sections 2.04(c) or (d) and such failure continues unremedied for a period of two Business Days; or
          (j) a Change of Control shall occur; or
          (k) any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,500,000 or (ii) in the aggregate at any time an amount in excess of $3,500,000 in either case to the extent not (1) paid, (2) covered by a third-party indemnity agreement as to which such third party is solvent (after giving effect to the payment of such indemnification) and has accepted liability, or (3) adequately covered by insurance (as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against any member of the Servicer Consolidated Group or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant, attachment or similar process);
          (l) the Servicer shall consent to the appointment of a bankruptcy trustee, or conservator, or receiver or liquidator in any bankruptcy proceeding or other insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all its property, or a decree, or order of a court, or agency or supervisory authority having jurisdiction in the premises for the appointment of a bankruptcy trustee, or a conservator, or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained undischarged or unstayed for a period of 30 days; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make any assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

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          (m) at any time, the termination of three or more members of Senior Management, and the failure to replace such members with Persons reasonably acceptable to the Administrative Agent within 90 days of the termination of the third such member of Senior Management (such that no more than two such positions are vacant at the end of the 90-day cure period); provided that if any terminated member of Senior Management is replaced on a temporary basis with a Person reasonably acceptable to the Administrative Agent within such 90-day period, the Servicer shall have an additional 90 days from the date of such temporary replacement to fill such position, so long as the temporary replacement remains in such position for such additional 90-day period,
THEN, in the event of any Servicer Default, so long as the Servicer Default shall not have been remedied within the time period applicable thereto, the Company, at the direction of the Administrative Agent, by notice to the Servicer (a “Termination Notice”), shall terminate all but not less than all of the rights and obligations of the Servicer as Servicer under this Agreement; provided that notwithstanding anything to the contrary in this Agreement or any other Credit Document, neither the termination of this Agreement pursuant to Section 8.02(a), nor any event, condition, action or failure to act, in each case resulting therefrom, shall constitute or give rise to a Servicer Default or a Default or an Event of Default. The Administrative Agent shall provide the Backup Servicer with a copy of any Termination Notice delivered hereunder.
     After receipt by the Servicer of a Termination Notice or the occurrence of a Reinstatement Termination Event pursuant to Section 8.02, and on the date that a Successor Servicer is appointed by the Administrative Agent pursuant to Section 7.02, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer (a “Service Transfer”). The Company is hereby authorized and empowered (upon the failure of the Servicer to cooperate) to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of the Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. The Servicer agrees to cooperate with the Company and any Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of all authority of the Servicer to service the Receivables Accounts and the Underlying Receivables provided for under this Agreement, including all authority over all Collections which shall have been deposited in the Lockbox Account and the US Bank Account, or which shall thereafter be received with respect to the Underlying Receivables. The Servicer shall promptly and in any event within 5 Business Days after appointment of a Successor Servicer transfer its electronic records relating to the Receivables Accounts and the Underlying Receivables to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Underlying Receivables in the manner and at such times as the Successor Servicer shall reasonably request. If the Successor Servicer is not the Backup Servicer, to the extent that compliance with this Section shall require the Servicer to disclose to such Successor Servicer information of any kind which the Servicer deems to be confidential, such Successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as the Servicer shall deem reasonably necessary to protect its interests.

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          Section 7.02 Appointment of Successor.
          (a) After the receipt by the Servicer of a Termination Notice pursuant to Section 7.01 or the occurrence of a Reinstatement Termination Event pursuant to Section 8.02, the Servicer shall continue to perform all servicing functions under this Agreement until the effective date of the appointment of the Backup Servicer or, if the Backup Servicer cannot assume the responsibilities and obligations of the Servicer for any reason, an Eligible Servicer as Successor Servicer. The Company, at the direction of the Administrative Agent, shall, as promptly as possible after the delivery of a Termination Notice or the occurrence of a Reinstatement Termination Event, appoint the Backup Servicer or, if the Backup Servicer cannot assume the responsibilities and obligations of the Servicer for any reason, an Eligible Servicer, selected by the Administrative Agent, in either case, as a successor servicer (any Person so appointed, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by execution of a successor servicing agreement substantially in the form of the Successor Servicing Agreement. Notwithstanding the foregoing, if a Successor Servicer has not been appointed within 120 days of the delivery to the Servicer of the Termination Notice or the occurrence of a Reinstatement Termination Event, the Servicer may petition a court of competent jurisdiction to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder.
          (b) Upon its appointment as Successor Servicer under the successor servicing agreement, the Successor Servicer shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Successor Servicer by the terms and provisions of the applicable successor servicing agreement entered into between the Company and the Successor Servicer; provided, however, that in no case shall such Successor Servicer have (i) any liability with respect to any claim of a third party based on any alleged action or inaction of the terminated Servicer with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that such Successor Servicer executed the successor servicing agreement or (ii) any liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the original Servicer.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
          Section 8.01 Amendment. This Agreement may be amended from time to time by the Servicer, the Company and the Administrative Agent and the Collateral Agent, by a written instrument signed by each of them; provided, that no such amendment may be effected without the consent of the Requisite Lenders. The Administrative Agent shall provide notice to the Lenders of any amendment prior to the effectiveness thereof.
          Section 8.02 Termination of Agreement. Except with respect to the duties and obligations described in Section 6.03 and Article VIII and as specified in the immediately following sentence, this Agreement and the respective rights, obligations and responsibilities of Bluestem (including in its capacity as the Servicer), the Administrative Agent, the Collateral Agent and the Company under this Agreement shall automatically terminate on the earliest of (a) the last day of each Monthly Period unless the Administrative Agent shall have delivered a Notice of Reinstatement prior thereto (such date, the “Reinstatement Termination Date”), (b) the

34

date the Credit Agreement is terminated and (c) the date that a Successor Servicer executes a successor servicing agreement. If this Agreement terminates pursuant to clause (a) of the preceding sentence (a “Reinstatement Termination Event”), the Administrative Agent shall appoint a successor in accordance with (x) the last paragraph of Section 7.01 and (y) Section 7.02, and each of the Company and the Servicer shall comply with their respective obligations under such sections of this Agreement.
          Section 8.03 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
          Section 8.04 Notices. All demands, notices, instructions, directions and communications (collectively, “Notices”) under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered mail, return receipt requested, or sent by facsimile transmission to:
          (a) in the case of the Company, to Fingerhut Receivables I, LLC, 6509 Flying Cloud Drive, Suite 101, Eden Prairie, MN, 55344, Attn: Treasurer, Fax No. 952-674-2225;
          (b) in the case of the Servicer, to Bluestem Brands, Inc., 6509 Flying Cloud Drive, Eden Prairie, MN 55344, Attn: Treasurer, Fax No. 952-656-4113;
          (c) in the case of the Administrative Agent or the Collateral Agent to Goldman Sachs Bank USA, 6011 Connection Drive, Irving, TX 75039, Attn: Bluestem Account Manager, Fax No.: 972-368-5099, with a copy to Goldman Sachs Bank USA, 6011 Connection Drive, Irving, TX 75039, Attn: GSSLG In-House Counsel, Fax No.: 972-368-5099;
          (d) in the case of the Backup Servicer to Systems & Services Technologies, Inc., 4315 Pickett Road, St. Joseph, MO 64503, Attn: Jonathan Pike, Fax No. 816-671-2038 with a copy to NCO Group, Inc., 507 Prudential Drive, Horsham, PA 19044, Attn: Joshua Gindin, EVP/General Counsel;
or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party; provided that (i) for purposes of Sections 2.04(b) and (c) any reports or other information required to be delivered thereunder shall be delivered by any means agreed to by the parties hereto and (ii) any Notice of Reinstatement may be delivered via email.
          Section 8.05 Setoff. The Servicer agrees that it shall have no right of setoff or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collateral Agent Accounts for any amount owed to it by the Company, the Administrative Agent, the Collateral Agent or any Lender except as otherwise set forth in the Credit Documents.
          Section 8.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held

35

invalid, then such invalid covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the remaining covenants, agreements, provisions or terms of this Agreement.
          Section 8.07 Further Assurances. The Servicer agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Company more fully to effect the purposes of this Agreement, including the execution of any financing statements, continuation statements or amendments thereto relating to the Underlying Receivables for filing under the provisions of the UCC of any applicable jurisdiction.
          Section 8.08 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Company or the Servicer, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
          Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
          Section 8.10 Third-Party Beneficiaries. Except as provided in Section 6.03 and as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.
          Section 8.11 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
          Section 8.12 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
          Section 8.13 Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BLUESTEM ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS OF BLUESTEM HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BLUESTEM HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 8.04 OR ON CT CORPORATION SYSTEM, ATTN: SERVICE OF PROCESS DEPT., 111 EIGHTH AVENUE, NEW YORK, NY 10011, AND HEREBY APPOINTS CT CORPORATION SYSTEM, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS.

36

ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST BLUESTEM IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF BLUESTEM SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, BLUESTEM SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT THAT MAINTAINS AN OFFICE IN NEW YORK CITY AND IS QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS BLUESTEM’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON BLUESTEM’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
          Section 8.14 No Petition. Notwithstanding any prior termination of this Agreement, the Servicer, prior to the date which is one year and one day after the repayment of the last Loan under the Credit Agreement, shall not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Company.
          Section 8.15 Effectiveness of Agreement. The provisions of this Agreement shall become effective upon the occurrence of the Effective Date automatically and without notice or any other action by any party hereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

37

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

BLUESTEM BRANDS, INC.
By:
Name:
Title:

S-1	Signature Page to Servicing Agreement

FINGERHUT RECEIVABLES I, LLC
By:
Name:
Title:

S-2	Signature Page to Servicing Agreement

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent
By:
Name:
Title:

S-3	Signature Page to Servicing Agreement

SCHEDULE 3.14
Capital Stock and Ownership
Classes of Equity Interests of the Borrower and beneficial ownership

Class	Authorized	Issued and Outstanding
Common	2,592,550,586	see Capitalization Table
Series A Convertible Preferred Stock	791,738,012	see Capitalization Table
Series B Convertible Preferred Stock	753,523,962	see Capitalization Table
Beneficial Ownership: see attached capitalization table.
Type of entity:
1.	Bluestem Brands, Inc. is a Delaware corporation.

2.	Bluestem Fulfillment, Inc. is a Delaware corporation.

3.	Fingerhut Receivables I, LLC is a Delaware limited liability company.

Sch. 3.14-1

Capitalization Table
Fingerhut Direct Marketing, Inc.
Total Outstanding Equity at July 1, 2011

	Series A Convertible	Series B Convertible		% Ownership of	Common & Warrant	Total Shares,	% Ownership	% Ownership
	Preferred Stock	Preferred Stock	Common Stock	Shares	Holders	Options and	of Total Shares,	of “Fully
Name	Shares	Shares	Shares	Outstanding	Shares	Warrants	Options & Warrants	Diluted”
Bain Capital Venture Fund, L.P.	83,218,962	145,218,255	—	12.37%	—	228,437,217	10.46%	10.43%
Brookside Capital Partners Fund, L.P.	100,079,802	167,807,760	—	14.51%	—	267,887,562	12.27%	12.23%
BCIP Associates, LLC	15,860,046	20,911,429	—	1.99%	—	36,771,475	1.68%	1.68%
RGIP, LLC	1,000,797	1,678,076	—	0.15%	—	2,678,873	0.12%	0.12%
Battery Ventures L.P.	199,683,914	335,615,518	—	28.98%	—	535,299,432	24.52%	24.43%
Kermit Stofer	475,692	—	—	0.03%	—	475,692	0.02%	0.02%
Brian Smith	3,695,254	6,712,310	74,888,000	4.62%	—	85,295,564	3.91%	3.89%
Other Management & Employees	—	1,342,462	179,149,303	9.77%	43,849,950	224,341,715	10.27%	10.24%
Petters Group Worldwide, LLC	338,731,641	—	53,687,483	21.25%	—	392,419,124	17.97%	17.91%
RTB Holdings, LLC	—	—	1,321,552	0.07%	—	1,321,552	0.06%	0.06%
Non-Employee Directors	2,682,801	6,847,854	15,800,000	1.37%	1,900,000	27,230,655	1.25%	1.24%
T. Deikel	—	—	16,103,658	0.87%	—	16,103,658	0.74%	0.74%
Prudential	—	67,123,104	—	3.63%	41,742,458	108,865,562	4.99%	4.97%
CIGPF I	4,566,645	—	—	0.25%	33,116,154	37,682,799	1.73%	1.72%
Warrant Holders (various)	—	—	2,616,306	0.14%	216,045,882	218,662,188	10.01%	9.98%

Total Outstanding	749,995,554	753,256,768	343,566,302	100.00%	336,654,444	2,183,473,068	100.00%	99.66%

Available for Grant						7,361,760		0.34%

Total Outstanding and Available for Grant (“Fully Diluted”)						2,190,834,828	100.00%	100.00%

Sch. 3.14-2

SCHEDULE 3.18
Material Contracts
CoreCard. That certain Software License Agreement dated June 12, 2003 by and between CoreCard Software, Inc. and Fingerhut Direct Marketing, Inc. (now known as Bluestem Brands, Inc.)
Sch. 3.19

SCHEDULE 3.19
Senior Management
Bluestem Brands, Inc.

Chief Executive Officer	Brian Smith
Chief Financial Officer	Mark Wagener
Chief Credit Risk Officer	Saby Sengupta
Chief Marketing Officer	Chidam Chidambaram
Chief Operating Officer	Ray Frigo
Sch. 3.19

SCHEDULE 4.05
Insurance Policies

Insurance Coverage	Carrier	Policy Term	Limits	Deductible
General Liability	Hanover Insurance	10/1/10-10/1/11	$1,000,000/$2,000,000		$1,000
Commercial Automobile	Hanover Insurance	10/1/10-10/1/11	$1,000,000	$500 - Liability $1000 — Phys. Damage
Workers Compensation & Employers’ Liability	Employers Insurance Company of Wausau	10/1/10-10/1/11	Statutory — WC		$0
Foreign Package	Ace Insurance Group	10/1/10-10/1/11	$1,000,000		$0
Umbrella Liability	Liberty Mutual	10/1/10-10/1/11	$25,000,000		$10,000
Jewelers Block	Travelers Property Casualty Company of America	10/1/10-10/1/11	$1,800,000		$25,000
Commercial Property	Zurich	3/23/10-10/1/11	$205,000,000		$50,000
Ocean Cargo	St. Paul Fire & Marine Company	10/1/10-10/1/11	$3,000,000		$25,000
Professional Liability	National Union Fire Insurance Co.	10/1/10-10/1/11	$3,000,000		$10,000
D&O Liability	National Union Fire Insurance Co.	10/1/10-10/1/11	$15,000,000	$	Non-Indemnity- $0; Indemnity — 100,000
Excess D&O Side A DIC	Ace Insurance Group	10/1/10-10/1/11	$5,000,000		$0
Fiduciary Liability	National Union Fire Insurance Co.	10/1/10-10/1/11	$3,000,000		$2,500
Crime	National Union Fire Insurance Co.	10/1/10-10/1/11	$500,000		$10,000
Cyber Liability	Ace American Insurance Co.	10/1/10-10/1/11	$10,000,000		$250,000

Sch. 4.05

EXHIBIT A
Notice of Reinstatement
GOLDMAN SACHS BANK USA
6011 Connection Dr.
Irving, TX 75039
________ __, 20__
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Attn: Treasurer, Fax No. (952) 656-4113
Fingerhut Receivables I, LLC
6509 Flying Cloud Drive, Suite 101
Eden Prairie, Minnesota, 55344
Attn: Treasurer, Fax No. (952) 656-4113
          Re:      Extension of Term of Servicing Agreement.
Ladies and Gentlemen:
          Reference is made to the Amended and Restated Servicing Agreement, dated as of Effective Date, by and among BLUESTEM BRANDS, INC., as Servicer (the “Servicer”), FINGERHUT RECEIVABLES I, LLC (the “Company”) and GOLDMAN SACHS BANK USA, as Administrative Agent (the “Administrative Agent”) and Collateral Agent (as further amended, restated, replaced, supplemented or otherwise modified from time to time the “Servicing Agreement”). Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Servicing Agreement.
          Pursuant to Section 8.02 of the Servicing Agreement, the Administrative Agent hereby notifies the Company and the Servicer of the Administrative Agent’s election to extend the term of the Servicing Agreement as of the date hereof until the last day of the Monthly Period that immediately succeeds the current Monthly Period.
[SIGNATURE PAGE FOLLOWS]

A-1

Very truly yours, GOLDMAN SACHS BANK USA as Administrative Agent
By:
Name:
Title:

A-2

EXHIBIT B
Form of Servicing Report
See attached.

B-1

EXHIBIT C
Form of Daily Settlement and Servicing Report
See attached.

C-1

EXHIBIT D
ANNUAL OFFICER’S CERTIFICATE
[DATE]
The undersigned, a duly authorized representative of BLUESTEM BRANDS, INC., as Servicer (the “Servicer”), pursuant to that certain Amended and Restated Servicing Agreement, dated as of Effective Date, by and among the Servicer, FINGERHUT RECEIVABLES I, LLC (the “Company”) and GOLDMAN SACHS BANK USA, as Administrative Agent (the “Administrative Agent”) and Collateral Agent (as further amended, restated, replaced, supplemented or otherwise modified from time to time the “Servicing Agreement”), (defined terms used and not otherwise defined herein shall have the meaning ascribed to them in the Servicing Agreement)), does hereby certify that:
1.	The Servicer is, as of the date hereof, the Servicer under the Servicing Agreement.

2.	The undersigned is an Authorized Officer of the Servicer who is duly authorized pursuant to the Servicing Agreement to execute and deliver this Certificate to the Company and the Administrative Agent.

3.	A review of the activities of the Servicer during the year ended on or about [January 31], 201_ and of its performance under the Servicing Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Servicing Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Servicing Agreement known to me to have been made by the Servicer during the year ended [January 31], 201__ which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: [If applicable, insert “NONE.”]

D-1

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date first written above pursuant to Section 2.05 of the Servicing Agreement.

BLUESTEM BRANDS, INC.
By:
Name:
Title:

D-2

EXHIBIT E
Form of Payment Date Report
Payment Date Report
Fingerhut Receivables I, LLC
I.    APPLICABLE DATES

Interest Payment Date:

Determination Date:

Collection Period:

Pursuant to (a) Section 2.04(g) of the Amended and Restated Servicing Agreement, dated as of Effective Date (the “Servicing Agreement”), among Bluestem Brands, Inc. as Servicer (“Bluestem”), Fingerhut Receivables I, LLC (“LLC”) and Goldman Sachs Bank USA (“GS Bank”), as Administrative Agent (the “Administrative Agent”) and Collateral Agent and (b) Section 2.15 of the Amended and Restated Credit Agreement, dated as of Effective Date, among LLC, the Administrative Agent and the Lenders party thereto from time to time, Bluestem is required to prepare certain information each Collection Period regarding the current distributions to the Lenders and other Persons specified in Section 2.15 of the Credit Agreement and the performance of the Underlying Receivables during the Collection Period. The undersigned, a duly authorized representative of Bluestem, does hereby certify in this report:

i.	Capitalized terms used in this report have their respective meanings set forth in the Servicing Agreement and, if note defined therein, the Credit Agreement. References herein to certain sections and subsections are references to their respective sections and subsections of the respective agreements.

ii.	This Report is being delivered pursuant to Section 2.04(g) of the Servicing Agreement.

iii.	Bluestem is the Servicer under the Servicing Agreement. The undersigned is an Authorized Officer of the Servicer.

iv.	The date of this report is on, or prior to, the Interest Payment Date specified above.

v.	No Event of Default has occurred under the Credit Agreement.

vi.	As of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all of its obligations under the Servicing Agreement and the Credit Agreement through the Collection Period preceding such Interest Payment Date (or, if there has been a default in the performance of any such obligation, set forth in detail (i) the nature of such default, (ii) the action taken by the Servicer, if any, to remedy such default and (iii) the current status of each such default, if applicable).
II. INSTRUCTION TO MAKE WITHDRAWALS
Allocation to Lenders:

	[ ]	%

	[ ]	%

[LENDERS]	[ ]	%

Total Allocation	100.0%

Application of Finance Charge Collections:

1)	Servicing Fee due to Servicer	$0.00

2)	Backup Servicer Fees due Backup Servicer and Successor Servicing Fees due Successor Servicer	$0.00

3)	Costs and fees due to Agent	$0.00

4)	Costs, fees and accrued but unpaid interest due the Lenders and any fixed payments due per any Interest Rate Agreements other than an interest rate cap.	$0.00

5)	Prepayment of the Loans in an amount necessary to cure any Borrowing Base Deficiency	$0.00

6)	Costs and fees due Agent not paid per item 3 above	0.00

7)	Senior Termination Payments due any Lender Counterparty not paid per item 4 above.	0.00

8)	Fund the excess of the Required Spread Account Amount over the amounts then on deposit in the Spread Account	$0.00
9)	Remaining funds to be deposited in the Company Account	$0.00

		$0.00

Application of Principal Collections:

1)	To pay any amounts owed but unpaid under the preceding clauses (1) to (11)	$0.00

2)	Repayment of the outstanding principal balance of the Loans	$0.00

III. WIRE TRANSFER INSTRUCTIONS
Bluestem Brands, Inc.

	Bank Name	ABA	Account No.	Amount
FROM:				0.00
TO:				0.00
Systems & Services Technology, Inc.

	Bank Name	ABA	Account No.	Amount
FROM:				0.00
TO:				0.00
Goldman Sachs Bank USA

	Bank Name	ABA	Account No.	Amount
FROM:				0.00
TO:				0.00
Fingerhut Receivables I, LLC (Company Account)

	Bank Name	ABA	Account No.	Amount
FROM:				0.00
TO:				0.00
Fingerhut Receivables I, LLC (Spread Account)

	Bank Name	ABA	Account No.	Amount
FROM:				0.00
TO:				0.00

IN WITNESS WHEREOF, the undersigned has duly executed this Payment Date Report.

BLUESTEM BRANDS, INC. Servicing Officer:

[DATE]

EXHIBIT F
Data Tape Information
Account Data Layout:

Field	Type	Length	Description	Header Record Name
Account Number	varchar	19	10-digit Bluestem customer number	AccountNumber
Account ID	int	4	Unique AR system ID	AcctId
Credit Card Number	varchar	19	16-digit credit card number	CardNumber
SSN	varchar	9		SSN
First Name	varchar	40		FirstName
Middle Name	varchar	40		MiddleName
Last Name	varchar	40		LastName
Primary Address Line 1	varchar	40		PrimaryAddressLine1
Primary Address Line 2	varchar	40		PrimaryAddressLine2
Primary City	varchar	40		PrimaryCity
Primary State	varchar	5		PrimaryState
Primary Zip Code	varchar	5		PrimaryZipCode
Primary Carrier Route	varchar	2		PrimaryCarrierRoute
Primary Carrier Route 2	varchar	2		PrimaryCarrierRoute2
Statement Address Line 1	varchar	40	Valued only if different from primary address	StatementAddressLine1
Statement Address Line 2	varchar	40	Valued only if different from primary address	StatementAddressLine2
Statement City	varchar	40	Valued only if different from primary address	StatementCity
Statement State	varchar	5	Valued only if different from primary address	StatementState
Statement Zip Code	varchar	10	Valued only if different from primary address	StatementZipCode
Statement Carrier Route	varchar	2	Valued only if different from primary address	StatementCarrierRoute
Statement Carrier Route 2	varchar	2	Valued only if different from primary address	StatementCarrierRoute2
Home Phone Number	varchar	19		HomePhone
Home Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	HomePhoneBadInd
Work Phone Number	varchar	19		WorkNumber

Field	Type	Length	Description	Header Record Name
Work Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	WorkPhoneBadInd
Mobile Phone Number	varchar	19		MobileNumber
Mobile Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	MobilePhoneBadInd
ANI Phone Number	varchar	19		ANINumber
ANI Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	ANIPhoneBadInd
Other Phone Number	varchar	19		OtherPhoneNumber
Other Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	OtherPhoneBadInd
Alternate Phone Number	varchar	19		AlternatePhoneNumber
Alternate Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	AlternatePhoneBadInd
Credit File Phone Number	varchar	19		CreditFilePhoneNumber
Credit File Phone Number Bad Indicator	int	4	0 — not set 1 — bad phone number	CreditFilePhoneBadInd
Email Address	varchar	100		Email
Systematic Status Code	int	4	see Status Code Cross-Reference	SystemStatus
Manual Status Code	int	4	see Status Code Cross-Reference	ManualStatus
Credit Limit	money	8	Current Credit Limit	CreditLimit
Credit Score	varchar	5	Credit Score	FICOScore
Credit Score Model	varchar	30	BC96 = EQ Beacon 96 TU95 = TU Classic 95 PIN2 — Pinnacle	FICOModel
Credit Score Date	char	10	Date of credit score	FICOScoreDate
Fixed Interest Rate	real	4	interest rate if assigned to a fixed interest plan	FixedInterestRate
Prime Interest Rate	real	4	prime rate if assigned to a variable interest plan	PrimeInterestRate
Margin Rate	real	4	margin rate if assigne to a variable interest plan	MarginRate
Statement Flag	varchar	5	1 = paper statement produced 2 = paper statement not produced	StatementFlag
Cycle ID	varchar	5	Billing Cycle — 1,3,5,7,9,11,13,15,17,19,22,24,25,26,28	BillingCycle
Days in cycle	int	4	# of days into current billing cycle	DaysSinceLastCycle
Next Statement Date	varchar	10	Date of the next billing statement	NextStatementDate
Last Statement Date	varchar	10	Date last statement produced	LastStatementDate
Statement Balance	money	8	Balance as of last statement	StatementBalance

Field	Type	Length	Description	Header Record Name
Current Balance	money	8	Total balance	CurrentBalance
Non-deferred Balance	money	8	Balance used to determine minimum payment due	NonDeferred
Deferred Balance	money	8	Balance deferred — no minimum due requested until end of deferral	Deferred
Current Charge Off Balance	money	8	Balance charged-off — no payment due requested	ChargeOffBalance
Dispute Amount	money	8	Amount of balance in dispute	DisputeAmount
Dispute Count	int	4	Number of disputes on account	DisputeCount
Outstanding Authorization Amount	money	8	Pending authorization $ amount	OutStandingAuthAmount
Outstanding Authorization Count	int	4	Number of pending authorizations	OutStandingAuthCount
Statement Minimum Payment Due	money	8	Minimum payment as of last statement	StatementMinimumDue
Fixed Payment Amount	money	8	Payment amount if customer is on a fixed payment plan	FixedPaymentAmount
Payment Due Date	varchar	10	Payment due date from last statement	PaymentDueDate
Last Payment Date	varchar	10	Date last payment was received	LastPaymentDate
Last Payment Amount	money	8	Amount of last payment received	LastPaymentAmount
Last Purchase Date	varchar	10	Date last purchase was posted	LastPurchaseDate
Last Purchase Amount	money	8	Amount of last posted purchase	LastPurchaseAmount
Days Delinquent	int	4	Number of days delinquent	DaysDelinquent
Total Due Amount	money	8	Current Payment Due	CurrentPaymentDue
Current Due Amount	money	8	Amount due from current cycle	CurrentDueAmount
Past Due Amount	money	8	Amount due from previous cycle	PastDueAmount
One Cycle Past Due Amount	money	8	Amount due from 2 cycles prior to current cycle	OneCyclePastDueAmount
Two Cycle Past Due Amount	money	8	Amount due from 3 cycles prior to current cycle	TwoCyclesPastDueAmount
Three Cycle Past Due Amount	money	8	Amount due from 4 cycles prior to current cycle	ThreeCyclesPastDueAmount
Four Cycle Past Due Amount	money	8	Amount due from 5 cycles prior to current cycle	FourCyclesPastDueAmount
Five Cycle Past Due Amount	money	8	Amount due from 6 cycles prior to current cycle	FiveCyclesPastDueAmount
Six Cycle Past Due Amount	money	8	Amount due from 7 cycles prior to current cycle	SixCyclesPastDueAmount
Seven Cycle Past Due Amount	money	8	Amount due from 8 or more cycles prior to current cycle	SevenCyclesPastDueAmount
Total Past Due Amount	money	8	Total amount past due (past due amount + all cycle past due amounts)	TotalPastDueAmount

Field	Type	Length	Description	Header Record Name
Cycle Due	int	4	Current cycle due:
0, 1 — current
2 — past due
3 — one cycle past due
4 — two cycles past due
5 — three cycles past due
6 — four cycles past due
7 — five cycles past due
			8 — six or more cycles past due	CycleDue
Account in Collections	int	4	0 — not in collections 1 — in colllections	AccountInCollections
Reason Account in Collections	int	4	0 — none 1 — status forced 2 — status: high 3 — status: low 4 — excessive use 5 — delinquent 6 — first payment default 7 — charged off 8 — overlimit 9 — delinquent and overlimit	ReasonAccountInCollections
Entered Collections Date	varchar	10	Date account entered collections	EnteredCollectionsDate
Removed from Collections Date	varchar	10	Date account removed from collections	RemovedFromCollectionsDate
Date Last Delinquent	varchar	10	Date account was last delinquent	DateLastDelinquent
Date of Original Payment Due	varchar	10	Date of original payment due (if delinquent)	DateOfOriginalPaymentDue
Active Promise Date	varchar	10	Date of an active Promise to Pay	ActivePromiseDate
Agency Name	varchar	50	Name of agency account is placed with for collections	CollectionsAgency
Last Reage Date	varchar	10	Date account last reaged	LastReageDate
Number of Times Reaged	int	4	Number of times account has been reaged	NumberOfTimesReaged
Generated Dun Suppress Flag	int	4	0 — none 1 — suppress letters 2 — suppress phone 3 — suppress all collection activity 4 — Insurance claim OR disaster	GeneratedDunSuppressFlag
Manual Dun Suppress Flag	int	4	0 — none 1 — suppress letters 2 — suppress phone 3 — suppress all collection activity	ManualDunSupressFlag

Field	Type	Length	Description	Header Record Name
Dun Suppress Date	varchar	10	Date dun suppress set on account	DunSuppressDate
Unpaid Interest	money	8		InterestBilledNotPaid
Unpaid Late Fees	money	8		LateFeesBilledNotPaid
Unpaid Debt Waiver Fees	money	8		InsuranceFeesBilledNotPaid
Unpaid Collections Fees	money	8		CollectionFeesBilledNotPaid
Unpaid Membership Fees	money	8		MembershipFeesBilledNotPaid
Unpaid Overlimit Fees	money	8		OverLimitFeesBilledNotPaid
Unpaid Recovery Fees	money	8		RecoveryFeesBilledNotPaid
Unpaid Service Fees	money	8		ServiceFeesBilledNotPaid
Unpaid Principal	money	8		Principal
Unpaid NSF Fees	money	8		NSFFeesBilledNotPaid
Behavior Score	varchar	5	Most recent Behavior Score	Behavior2Score
Behavior Score Model	varchar	30	Model Code of most recent Behavior Score	Behavior2Model
Behavior Score Date	varchar	10	Effective date of most recent Behavior Score	Behavior2ScoreDate
Account Opened Date	varchar	10		AccountOpenDate
FICO score at account origination	varchar	5		OriginationFICOScore
First Pay Default Score	varchar	5		FPDScore
First Pay Default Model	varchar	30		FPDModel
First Pay Default Date	varchar	10		FPDScoreDate
AR12 Score	varchar	5		AR12Score
AR12 Model	varchar	30		AR12Model
AR12 Date	varchar	10		AR12ScoreDate
Deferred Expiration Date	varchar	10	Maximum expiration date for deferred balance
Accrued Deferred Finance Charge	money	8	finance charge currently accrued against deferred balance
Past Due count	int	4	Number of times past due
One Cycle Past Due count	int	4	Number of times one cycle past due
Two Cycle Past Due count	int	4	Number of times two cycles past due
Three Cycle Past Due count	int	4	Number of times three cycles past due
Four Cycle Past Due count	int	4	Number of times four cycles past due
Five Cycle Past Due count	int	4	Number of times five cycles past due
Six Cycle Past Due count	int	4	Number of times six cycles past due
Seven Cycle Past Due count	int	4	Number of times seven cycles past due
Customer Segment	char	1	A, B, D, N, Z – Legacy C — Unsolicitated	CustomerSegment

Field	Type	Length	Description	Header Record Name
			F — PreScreened G — Gettington PreScreened H — No Hit/ No Score J, K, L — Fresh Start Direct Offer M, S, T — Fresh Start Counter Offer R — Catalog Requests
Net LTD Payments	int	4	Count of Net life to date payments received	NetLTDPayments
Institution Id	int	int	1000 — Fingerhut Regular 3000- Fingerhut Fresh Start 1001 — Gettington	institutionid
User Charge Off Status	char	2	0 — Not Charged-off 1 — Pending Manual Initial Charge-off 2 — Hold Initial Charge-off 3 — Started Initial Charge-off 4 — Started Final Charge-off	UserChargeOffStatus
Pool Identifier	int	4	Pool account assigned to	PoolIdentifier
Date Moved Into Pool	varchar	30	Date account moved Into pool	DateMovedIntoPool
Brand Description	varchar	10	Fingerhut, Gettington	BrandDescription
Transaction File Layout:

Tran Code	Source	Debit/Credit A/R
001	Conversion Sale	Debit
011	System generated sale	Debit
012	Manual sale	Debit
013	3rd Party Revenue Holsted	Debit
014	3rd Party Revenue Flower Club	Debit
015	3rd Party Revenue Tranzact	Debit
016	3rd Party Revenue Trilegent	Debit
017	3rd Party Revenue New Benefits	Debit
018	3rd Party Revenue CPP — Annual Fee	Debit
019	3rd Party Revenue CPP — Monthly Fee	Debit
020	Palm Beach Sale	Debit
021	3rd Party Revenue GE — Annual Fee	Debit
022	3rd Party Revenue GE — Monthly Fee	Debit

Tran Code	Source	Debit/Credit A/R
023	3rd Party Revenue Affinion — Annual Fee	Debit
025	3rd Party Revenue Affinion — Monthly Fee	Debit
026	3rd Party Revenue Art Select	Debit
027	3rd Party Revenue AIG — Monthly Fee	Debit
028	3rd Party Revenue Aegon — Monthly Fee	Debit
029	3rd Party Revenue — Synapse	Debit
030	Sale reversal	Credit
031	3rd Party Revenue — Encore	Debit
032	3rd Party Revenue — Cosmetique	Debit
033	3rd Party Revenue — Ortega	Debit
050	Conversion Return	Credit
051	System generated return	Credit
052	Manual return	Credit
053	3rd Party Return Hosted	Credit
054	3rd Party Return Flower Club	Credit
055	3rd Party Return Tranzact	Credit
056	3rd Party Return Trilegent	Credit
057	3rd Party Return New Benefits	Credit
058	3rd Party Return CPP — Annual Fee	Credit
059	3rd Party Return CPP — Monthly Fee	Credit
060	Palm Beach Return	Credit
061	3rd Party Return GE — Annual Fee	Credit
062	3rd Party Return GE — Monthly Fee	Credit
063	3rd Party Return Affinion — Annual Fee	Credit
064	3rd Party Return Affinion — Monthly Fee	Credit
065	3rd Party Return Art Select	Credit
066	3rd Party Return AIG — Monthly Fee	Credit
067	3rd Party Return AEGON — Monthly Fee	Credit
069	3rd Party Return Synapse	Credit
070	Return Reversal	Debit
071	3rd Party Return Encore	Credit
072	3rd Party Return Cosmetique	Credit
072	3rd Party Return Ortega	Credit

Tran Code	Source	Debit/Credit A/R
100	Conversion Payment	Credit
101	Remitco — Stmt Stub	Credit
102	Remitco — Dunning Stub	Credit
103	St Cloud	Credit
104	Payment Telecheck	Credit
105	CCCS Gross Amount	Credit
107	Agency Payment Gross	Credit
109	Missing Payment	Credit
110	Payment — Misc	Credit
111	Payment Correction (Debit)	Debit
112	Payment Correction (Credit)	Credit
113	Reversal of NSF Check — Rvs NSF Fee	Credit
114	Reversal of Account Closed — Rvs NSF	Credit
115	Reversal of Stop Payment — Rvs NSF Fee	Credit
116	Reversal of Other NSF Check — Rvs NSF Fee	Credit
117	Reversal of NSF Check Only	Credit
118	Reversal of Account Closed Only	Credit
119	Reversal of Stop Payment Only	Credit
120	Reversal of Other NSF Check Only	Credit
121	Refund Issue — Systematically	Credit
122	Refund Issue — Manually	Credit
123	Payment electronic (Moneygram)	Credit
124	Payment — Telecheck Manual	Credit
125	Payment — 3rd Party Credit Card	Credit
126	Payment — Manual Remitco	Credit
127	Payment — 3rd Party Credit Card EEP	Credit
128	Payment — Home Banking	Credit
129	Payment ORCC	Credit
130	Payment — Agentless ACH	Credit
131	Payment — Agentless Credit Card	Credit
132	Payment 3rd Part Credit Card ORCC	Credit
133	Payment Checkfree	Credit

Tran Code	Source	Debit/Credit A/R
134	Payment Virtual Agent	Credit
161	Remitco — NSF Check	Debit
162	Remitco — Account Closed	Debit
163	Remitco — Stop Payment	Debit
164	St Cloud — NSF Check — Chrg NSF Fee	Debit
165	St Cloud — Account Closed — Chrg NSF Fee	Debit
166	St Cloud — Stop Payment — Chrg NSF Fee	Debit
167	Other NSF Check — Chrg NSF Fee	Debit
168	St Cloud — NSF Check — No NSF Fee	Debit
169	St Cloud — Account Closed — No NSF Fee	Debit
170	St Cloud — Stop Payment — No NSF Fee	Debit
171	Other NSF Check — No NSF Fee	Debit
172	Reversal — Missing Payment	Debit
173	Reversal — Remitco Payment	Debit
174	Reversal — St Cloud Payment	Debit
175	Reversal — Telecheck	Debit
176	Reversal — CCCS Payment Gross	Debit
178	Reversal — Agency Payment Gross	Debit
180	Reversal — Refund check voided	Debit
181	Payment Adjustment — Debit	Debit
183	Reversal — electronic payment (MoneyGram)	Debit
184	Reversal — Telecheck Manual	Debit
185	Reversal — 3rd Party Credit Card	Debit
186	Pmt Correction Debit — Agentless Pmt	Debit
187	Reversal — 3rd Party Credit Card (EEP)	Debit
188	Pmt Reversal — Home Banking	Debit
189	Pmt Reversal ORCC	Debit
190	Pmt Reversal — Agentless ACH	Debit
191	Pmt Reversal — Agentless Credit Card	Debit
192	Pmt Reversal — 3rd Party CC ORCC	Debit
193	Pmt Reversal – Checkfree	Debit
192	Pmt Reversal – Virtual Agent	Debit

Tran Code	Source	Debit/Credit A/R
300	Conversion Cr Adj	Credit
301	Merchandise Not Received	Credit
302	Shipping and Handling Allowance	Credit
303	Postage Allowance	Credit
304	Goodwill Allowance	Credit
305	Discount Coupon	Credit
306	Gift Certifcate	Credit
307	Allowance 3rd party Holsted	Credit
308	Other Allowance	Credit
309	Late fee allowance	Credit
310	Finance Charge Allowance	Credit
311	NSF Fee Allowance	Credit
312	Small Balance Writeoff	Credit
313	Small Balance Writeup	Debit
314	Safeline Fee Refund	Credit
315	Debt Waiver Allowance (2)	Credit
316	Dispute resolved — Balance Waived	Credit
317	Dispute Resolved — Finance Charge Waived	Credit
318	Dispute Resolved — Late Charge Waived	Credit
319	Credit — Other Allowance	Credit
320	Allowance 3rd party Flower Club	Credit
321	Allowance 3rd Party Tranzact	Credit
322	Allowance 3rd Party Trilegent	Credit
323	Allowance 3rd Party New Benefits	Credit
324	Allowance — Return PPD	Credit
325	Allowance 3rd Party CPP Annual Fee	Credit
326	Allowance 3rd Party CPP Monthly Fee	Credit
327	Allowance Palm Beach Jewelry	Credit
328	Allowance 3rd Party GE Annual Fee	Credit
329	Allowance 3rd Party GE Monthly Fee	Credit
330	Allowance 3rd Party Affinion Annual Fee	Credit

Tran Code	Source	Debit/Credit A/R
331	Allowance 3rd Party Affinion Monthly Fee	Credit
332	Allowance 3rd Party Art Select	Credit
333	Allowance 3rd Party AIG Monthly Fee	Credit
334	Allowance 3rd Party AEGON Monthly Fee	Credit
335	Allowance 3rd Party Synapse	Credit
336	Allowance 3rd Party Encore	Credit
337	Allowance 3rd Party Cosmetique	Credit
338	Allowance Conversion Fee	Credit
339	Allowance Ortega	Credit
340	Allowance Safeline Fees	Credit
350	Conversion Debit Adj	Debit
351	Reversal Merchandise Not Received	Debit
352	Reversal ‘Shipping & Handling Allow	Debit
353	Reversal Postage Allowance	Debit
354	Reversal Goodwill Allowance	Debit
355	Reversal Discount Coupon	Debit
356	Reversal Gift Certifcate	Debit
357	Reversal Allow 3rd Party (1)	Debit
358	Reversal Other Allowance	Debit
359	Reversal Late fee allowance	Debit
360	Reversal Finance Charge Allowance	Debit
361	Reversal NSF Fee Allowance	Debit
362	Reversal Small Balance Writeoff	Debit
363	Reversal Small Balance Writeup	Credit
364	Safeline Fee Refund Reversal	Debit
365	Reversal Debt Waiver Allowance (2)	Debit
366	Rev Dispute Resolved — Balance Waived	Debit
367	Rev Dispute Resolved — FC Waived	Debit
368	Rev Dispute Resolved — Late Charge Waived	Debit
369	Reversal Credit — Other Allowance	Debit
370	Reversal Allow 3rd Party Flower Club	Debit
371	Reversal Allow 3rd Party Tranzact	Debit

Tran Code	Source	Debit/Credit A/R
372	Reversal Allow 3rd Party Trilegiant	Debit
373	Reversal Allow 3rd Party New Benefits	Debit
374	Rvs Allowance — Return PPD	Debit
375	Reversal Allow 3rd Party CPP Annual Fee	Debit
376	Reversal Allow 3rd Party CPP Monthly Fee	Debit
377	Reversal Allow Palm Beach Jewelry	Debit
378	Reversal Allow GE Annual Fee	Debit
379	Reversal Allow GE Monthly Fee	Debit
380	Reversal Allow Affinion Annual Fee	Debit
381	Reversal Allow Affinion Monthly Fee	Debit
382	Reversal Allow Art Select	Debit
383	Reversal Allow AIG Monthly Fee	Debit
384	Reversal Allow AEGON Monthly Fee	Debit
385	Reversal Allow Synapse	Debit
386	Reversal Allow Encore	Debit
387	Reversal Allow Cosmetique	Debit
388	Reversal Allow Conversion Fees	Debit
389	Reversal Allow Ortega	Debit
389	Reversal Safeline Fees	Debit
200	Conversion — Finance Charge	Debit
201	Finance Charge Billed	Debit
202	Deferred Finance Charge Billed	Debit
203	Finance Charge Reversal	Credit
204	Deferred Finance Charge Reversal	Credit
210	Conversion — Late Fee	Debit
211	Late Fee Billed	Debit
212	Late Fee Reversal	Credit
221	NSF Fee	Debit
222	NSF Reversal	Credit
223	Telecheck Processing Fee	Debit
224	Telecheck Processing Fee Reversal	Credit
225	PPD Return Postage Fee	Debit

Tran Code	Source	Debit/Credit A/R
226	PPD Return Postage Fee Reversal	Credit
227	3rd Party CC Processing Fee	Debit
228	3rd Party CC Processing Fee Reversal	Credit
229	Conversion Fee – Systematic	Debit
230	Conversion Fee – Manual	Debit
231	Minimum Interest Fee	Debit
232	Minimum Interest Fee Reversal	Credit
501	SafeLine Fee	Debit
502	SafeLine Fee Plus	Debit
511	SafeLine Balance Waived	Credit
512	SafeLine Fee Plus Balance Waived (2)	Credit
513	Reverse SafeLine Balance Waived	Debit
514	Disability Balance Waived	Credit
515	Reverse Disability Balance Waived	Debit
516	Unemployment Balance Waived	Credit
517	Reverse Unemployment Balance Waived	Debit
516	Hospitalization Balance Waived	Credit
517	Reverse Hospitalization Balance Waived	Debit
5100	Writeoffs	Credit
5200	Writeoff Reversal	Debit
601	Debit Balance Adjustment	Debit
602	Credit Balance Adjustment	Credit
603	Credit Plan Rollover Adj Debit	Debit
604	Credit Plan Rollover Adj Credit	Credit
620	Down Pmt Debit Card	Credit

Tran Code	Source	Debit/Credit A/R
621	Reversal Down Pmt Debit Card	Debit
622	Down Pmt ACH	Credit
623	Reversal Down Pmt ACH	Debit
624	Down Pmt Check Card	Credit
625	Reversal Down Pmt Check	Debit
626	Down Pmt Money Order	Credit
627	Reversal Down Pmt Money Order	Debit
628	Down Pmt Other	Credit
629	Reversal Down Pmt Other	Debit
Transactions not effecting AR:
106	CCCS Donation Amount
108	Agency Payment Commission
177	Reversal — CCCS Commission
179	Reversal — Agency Commission
401	Merchandise Writeoff
402	Late Fee Writeoff
403	Finance Charge Writeoff
404	NSF Fee Writeoff
405	SafeLine Writeoff
406	Misc Writeoff
9163	Other Fee Writeoffs
421	Reversal Mdse Writeoff
422	Reversal Late Fee Writeoff
423	Reversal FC Writeoff
424	Reversal NSF Fee Writeoff
425	Reversal SafeLine Writeoff
426	Reversal Misc Writeoff
024	Skip a Payment (no cash received)

EXHIBIT G
Form of Compliance Certificate
COMPLIANCE CERTIFICATE
The undersigned, a duly authorized representative of BLUESTEM BRANDS, INC., as Servicer (the “Servicer”), pursuant to that certain Amended and Restated Servicing Agreement, dated as of Effective Date, by and among the Servicer, FINGERHUT RECEIVABLES I, LLC (the “Company”) and GOLDMAN SACHS BANK USA, as Administrative Agent (the “Administrative Agent”) and Collateral Agent (as further amended, restated, replaced, supplemented or otherwise modified from time to time the “Servicing Agreement”), does hereby certify that:
1.	The undersigned is an Authorized Officer of the Servicer who is duly authorized pursuant to the Servicing Agreement to execute and deliver this Certificate to the Administrative Agent.

2.	The determination and calculations of the computations specified in Annex A attached hereto (the “Computations”) and a review of the information used in determining and calculating such Computations was conducted under my supervision.

3.	The Computations were made pursuant Section 4.01 of the Servicing Agreement and are based on the information in the financial statements attached to the Compliance Certificate dated as of the date hereof.

4.	I hereby certify that the results of the Computations are true, correct and accurate in all respects.

5.	Defined terms used and not otherwise defined herein shall have the meaning ascribed to them in the Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this ___ day of _______________, 20___ pursuant to Section 4.02(e) of the Servicing Agreement.

BLUESTEM BRANDS, INC.
By:
Name:
Title:

Annex A
FOR THE FISCAL MONTH ENDING [          ]
I.	Minimum Net Liquidity: I.(i) + I.(ii) + I.(iii)

(i) Unrestricted Cash and Cash Equivalents of the Servicer Consolidated Group		$—
(ii) Revolving Availability		$—
(iii) Availability under the Bluestem 2010 Inventory Credit Agreement		$—

(x) Required Amount:$22,500,000	$
$

(y) Actual Amount:		$—

(z) Compliance (Yes/No):
FOR THE FISCAL QUARTER ENDING [          ]
II.	Tangible Net Worth: II.(i) — II.(ii)

(i) Total stockholder’s or other equity (including preferred stock but excluding treasury stock and subscribed but unissued capital stock and excluding any asset or liability resulting from mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008, and/or (B) without duplication, any derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP)	$—

(ii) The sum of:
(a) Intangible Assets, which is the sum of
(1) Customer lists	$—
(2) Goodwill	$—
(3) Computer software	$—
(4) Copyrights	$—
(5) Trade Names	$—
(6) Trademarks	$—
(7) Patents	$—
(8) Franchises	$—
(9) Licenses	$—
(10) Unamortized deferred charges	$—
(11) Unamortized debt discount	$—
(12) Capitalized research and developmental costs	$—
(13) Other intangibles under GAAP
Total Intangible Assets	$—

(b) Prepaid expenses	$—
(c) Amounts due from Affiliates	$—

(x) Required Amount: The sum of:
(a) $120,000,000	$120,000,000
(b) 75% of its Consolidated Net Income (if positive) for each full Fiscal Year after the Closing Date before any non-cash gain (loss) (net of any income taxes) relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP	$—
(c) 85% of the gross proceeds actually received in cash by the Servicer Consolidated Group from the proceeds of any issuance of Capital Stock by the Servicer Consolidated Group after the Closing Date	$—

(y) Actual Amount:	$—

(z) Compliance (Yes/No):
III. Consolidated Adjusted EBITDA: III.(i) — III.(ii)

(i) The sum of:
(a) Consolidated Net Income for such period	$—
(b) Consolidated Interest Expense for such period	$—
(c) Income tax expense for such period net of tax refunds	$—
(d) All amounts attributable to depreciation and amortization expense for such period	$—
(e) Fees or expenses of the Administrative Agent and any Lender or arranger in connection with the Credit Documents, or of any administrative agent, lender, or arranger in connection with the Bluestem Inventory Loan Documents, in each case paid on or prior to the Closing Date	$—
(f) For any period (other than the period specified in the following clause (g)) including the period in which such amounts were paid, other fees or expenses in an amount not to exceed $1,000,000 paid in connection with the Credit Documents or the Bluestem Inventory Loan Documents and the transactions contemplated therein	$—
(g) For the period from, and including, (x) the Closing Date to, and including, the last day of the first Fiscal Quarter to end after the Closing Date, other fees and expenses in an amount not to exceed $6,500,000 paid in connection with the Credit Documents and the transactions contemplated therein and the refinancing or

replacement of credit facilities existing prior to the Closing Date and (y) the Effective Date, and including, the last day of the first Fiscal Quarter to end after the Effective Date, other fees and expenses in an amount not to exceed $3,000,000 paid in connection with the Credit Documents and the transactions contemplated therein and the refinancing or replacement of credit facilities existing prior to the Effective Date	$—
(h) Any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) in an amount not to exceed $2,000,000, or any additional amounts approved by the Requisite Lenders and other non-cash charges relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP
$—
(i) Reasonable fees and expenses in connection with an initial public offering by Bluestem in an amount not to exceed the lesser of (A) 12.5% of the gross proceeds thereof and (B) the actual fees and expenses incurred in connection therewith, or any additional amounts approved by the Requisite Lenders	$—
(j) Any prepayment premiums or other similar fees paid in connection with the Credit Documents or the Bluestem Inventory Loan Documents	$—
(ii) The sum of:
(k) Any cash payments made during such period in respect of non-cash charges described in clause (h) above taken in a prior period	$—
(l) Any extraordinary gains and any non-cash items of income for such period, all calculated for the Servicer Consolidated Group on a consolidated basis in accordance with GAAP, including, without limitation, any non-cash gains or items of income relating to the mark-to-market valuation of (A) the contingent financing fee arrangement entered into on May 15, 2008 and/or (B) without duplication, derivatives or embedded derivatives in any Equity Interest of any Person in the Servicer Consolidated Group, in each case to the extent required under GAAP	$—

Total LTM Consolidated Adjusted EBITDA	$—
IV. Consolidated Fixed Charges: IV.(i) + IV.(ii) + IV.(iii) + IV.(iv) + IV.(v) + IV.(iv)

(i) Consolidated Cash Interest Expense	$—
(ii) Administration fees and charges owed with respect to paragraph 2 of the Original Facility Fee Letter, Section 2.9(a) of the Credit Agreement and the Bluestem 2010 Inventory Credit Agreement	$—

(iii) Scheduled principal payments on Indebtedness made during such period (not including principal payments under the Credit Agreement)	$—
(iv) the amount of any prepayment premiums or other similar fees paid in connection with the Credit Documents or the Bluestem Inventory Loan Documents (excluding any prepayment premiums or other similar fees paid (directly or indirectly) from the net proceeds of an initial public offering by Bluestem)

(v) Income and franchise taxes paid in cash net of income and franchise tax refunds (but not less than zero)	$—
(vi) dividends or distributions paid in cash and any other Restricted Payments permitted under Section 1.8(a)(iii), (iv), (v) and (vi) of the Bluestem Letter Agreement and paid in cash, all calculated for the Servicer Consolidated Group on a consolidated basis	$—

Total Fixed Charges	$-
V. Fixed Charge Coverage Ratio: V.(i) / V.(ii)

(i) The difference of:
(a) Consolidated Adjusted EBITDA	$—
(b) Capital Expenditures made during such period (excluding the portion thereof funded with (i) long-term debt financing provided by third parties or (ii) for the period from the date of the initial public offering of Bluestem Brands, Inc. to the first anniversary thereof, proceeds from such initial public offering in an amount not to exceed $20,000,000 (provided that, such exclusions shall not cause Capital Expenditures to be less than zero))	$—
Net Consolidated Adjusted EBITDA	$—

(ii) Consolidated Fixed Charges, all calculated for the Servicer Consolidated Group on a consolidated basis in accordance with GAAP	$—

(x) Required Amount:	[1.00][1.05][1.10]x

(y) Actual Amount:	[ ]x

(z) Compliance (Yes/No):

EXHIBIT H
Form of Insurance Report
Bluestem Brands, Inc.
Prepared By: [          ]
Dated: [          ]
Material Insurance Coverage as of the date hereof.

Insurance Coverage	Broker	Carrier	Policy Term	Limits	Deductible	Other

Material Insurance Coverage to be maintained in the immediately succeeding Fiscal Year of the Servicer.

Insurance Coverage	Broker	Carrier	Policy Term	Limits	Deductible	Other

H-1

EXHIBIT I
Form of Financial Officer Certification
FINANCIAL OFFICER CERTIFICATION
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.	I am the Chief Financial Officer of Bluestem Brands, Inc. (the “Servicer”) and Fingerhut Receivables I, LLC (the “Company”).

2.	I have reviewed the terms of that certain Amended and Restated Servicing Agreement, dated as of Effective Date, by and among the Servicer, the Company and Goldman Sachs Bank USA, as Administrative Agent (the “Administrative Agent”) and Collateral Agent (as further amended, restated, replaced, supplemented or otherwise modified from time to time the “Servicing Agreement”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of either the Servicer and its Subsidiaries or the Company, as the case may be, during the accounting period covered by the attached financial statements.

3.	The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Servicer Default, Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which either the Servicer or its Subsidiaries or Company, as the case may be, has taken, is taking or proposes to take with respect to each such condition or event.

4.	The financial statements attached hereto fairly present, in all material respects, the financial condition of either the Servicer and its Subsidiaries or the Company, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

5.	Defined terms used and not otherwise defined herein shall have the meaning ascribed to them in the Servicing Agreement.

I-1

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this ___ day of _______________, 20___ pursuant to Section 4.02[(b)][(c)][(d)] the Servicing Agreement.

By:
Name:
	Title:	Chief Financial Officer

I-2

APPENDIX A
[Attached separately.]

Appendix A

Annex A-3
[Form of Amended and Restated Bluestem Letter Agreement]

EXECUTION VERSION
AMENDED AND RESTATED BLUESTEM LETTER AGREEMENT
Dated as of the Effective Date referred to herein
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
Ladies and Gentlemen:
          We refer to the Amended and Restated Credit Agreement, dated as of the Effective Date (as defined in the Credit Agreement defined herein), between Fingerhut Receivables I, LLC (the “Company”), the Lenders from time to time parties thereto, Goldman Sachs Bank USA (“GS Bank”), as administrative agent, collateral agent, joint lead arranger, joint bookrunner, syndication agent and documentation agent, and J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner (as the same may be further amended, restated or otherwise modified from time to time, the “Credit Agreement”). Defined terms used but not defined herein or in Appendix A hereto have the meaning specified in the Credit Agreement. This is the “Bluestem Letter Agreement” referred to in the Credit Agreement and reflects the agreement of the parties hereto as to the matters specified herein.
          The Lenders are not willing to enter into the Credit Agreement, to make Loans thereunder or to extend credit to the Company unless Bluestem Brands, Inc. (“Bluestem”), as the sole member of the Company, unconditionally agrees to certain obligations set forth herein.
          Subject to the terms and conditions hereof, as an inducement to the Lenders to enter into the Credit Agreement, to make Loans from time to time to the Company, and to extend such additional credit, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Bluestem agrees as follows:
ARTICLE I
Negative Covenants.
          1.1 Indebtedness. Bluestem will not, and shall not permit any Subsidiary or the Company to, create, incur or suffer to exist any Indebtedness, except:
     (a) Indebtedness incurred under the Credit Documents or Related Agreements;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 1.1 and Refinancing of any such Indebtedness in accordance with Section 1.1(f) hereof;
     (c) Indebtedness of Bluestem to any Subsidiary, and Indebtedness of any Subsidiary to Bluestem or any other Subsidiary, provided that such Indebtedness otherwise complies with the provisions of Section 1.4;

     (d) Guarantees by Bluestem of Indebtedness of any Subsidiary (other than the Company, except in the case of the Bluestem Guaranty) and by any Subsidiary of Indebtedness of Bluestem or any other Subsidiary, provided that the Indebtedness so Guaranteed is permitted by this Section 1.1;
     (e) Indebtedness of Bluestem or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Refinancing of any such Indebtedness in accordance with Section 1.1(f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 1.1(e) shall not exceed $10,000,000 at any time outstanding plus up to $25,000,000 to finance the acquisition of the warehouse Bluestem currently leases in St. Cloud, Minnesota (the “St. Cloud Warehouse”) (provided that any Liens incurred in connection with such acquisition shall only encumber real property and fixtures comprising the St. Cloud Warehouse);
     (f) Indebtedness which represents a Refinancing of any of the Indebtedness described in Sections 1.1(b), (e) and (j); provided that, (i) the principal amount of such Indebtedness is not increased, (ii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iii) any Liens securing such Indebtedness are not extended to any property (other than property of a type included as collateral under any Bluestem Inventory Loan Documents as of the date of this Agreement) of Bluestem or any Subsidiary that is a Loan Party, (iv) such Refinancing does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such Refinancing are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (vi) an intercreditor agreement satisfactory to the Administrative Agent shall have been obtained with respect to such Indebtedness; provided, however, that any Refinancing in respect of the Bluestem 2010 Inventory Credit Agreement may increase the principal amount of such Indebtedness to $75,000,000;
     (g) Indebtedness of Bluestem or any Subsidiary, owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (h) Indebtedness of Bluestem or any Subsidiary, in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
     (i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this Section 1.1(i) shall not exceed $2,500,000 at any time outstanding;

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     (j) Indebtedness incurred under the Bluestem Inventory Loan Documents without giving effect to any amendments or other modifications to the Bluestem Inventory Loan Documents after the date of this Agreement which permit an increase in the maximum principal amount of Indebtedness which may be outstanding thereunder in excess of $75,000,000, unless such amendments or modifications shall have been consented to by the Requisite Lenders, other than a Refinancing permitted under Section 1.1(f); and
     (k) other unsecured Indebtedness of Bluestem or any Subsidiary in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Bluestem’s Subsidiaries permitted by this Section 1.1(k) shall not exceed $2,500,000 at any time outstanding.
          1.2 Liens. Bluestem shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Bluestem Inventory Loan Document and permitted under the related Intercreditor Agreement;
     (b) Bluestem Permitted Encumbrances;
     (c) any Lien on any property or asset of Bluestem or any Subsidiary existing on the date hereof and set forth in Schedule 1.2 (or in the case of any replacement or additional Receivables Account Owner, security interests in deposit accounts to secure obligations under Receivables Account Agreements); provided that (i) such Lien shall not apply to any other property or asset of Bluestem or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and Refinancing thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by Bluestem or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 1.1, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such Liens shall not apply to any other property or assets of Bluestem or any Subsidiary and (v) any such Liens incurred in connection with the acquisition of the St. Cloud Warehouse solely that encumber the real property and fixtures related thereto;
     (e) any Lien existing on any property or asset prior to the acquisition thereof by Bluestem or any Subsidiary or existing on any property or asset of any Subsidiary prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Bluestem or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and Refinancing thereof that do not increase the outstanding principal amount thereof;

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     (f) with respect to Bluestem or any Subsidiary, Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens arising out of sale and leaseback transactions permitted by Section 1.6;
     (h) Liens granted by a Subsidiary in favor of Bluestem or another Subsidiary in respect of Indebtedness owed by such Subsidiary;
     (i) Liens created pursuant to or permitted by any Credit Document or Collateral Document or otherwise securing any obligations thereunder; and
     (j) Liens created pursuant to the Equity Pledge Agreement.
          1.3 Fundamental Changes.
     (a) Bluestem shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default under the Credit Agreement shall have occurred and be continuing (i) any Subsidiary of Bluestem (other than the Company) may merge into Bluestem in a transaction in which Bluestem is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary of Bluestem may liquidate or dissolve if the Bluestem determines in good faith that such liquidation or dissolution is in the best interests of the Bluestem and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary of Bluestem immediately prior to such merger shall not be permitted unless also permitted by Section 1.4.
     (b) Bluestem shall not, nor shall it permit its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Bluestem, its Subsidiaries and the Company on the on the date of execution of this Bluestem Letter Agreement and businesses reasonably related thereto.
          1.4 Investments, Loans, Advances, Guarantees and Acquisitions. Bluestem shall not and shall not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) Bluestem Permitted Investments;
     (b) investments in existence on the date of this Bluestem Letter Agreement and described in Schedule 1.4;

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     (c) investments by Bluestem and its Subsidiaries in Equity Interests in their respective Subsidiaries (other than the Company) and by Bluestem in the Company pursuant to the terms of the Credit Documents or the Related Agreements, including investments in the Company following the initial public offering of Bluestem for the purpose of the Company making prepayments under the Credit Agreement;
     (d) loans or advances made by Bluestem to any Subsidiaries (other than the Company) and made by any Subsidiary (other than the Company) to Bluestem or any other Subsidiary, provided that (i) no such loans and advances made by a Subsidiary that is a Loan Party shall be evidenced by a promissory note and (ii) the amount of such loans and advances (together with outstanding Guarantees permitted under the proviso to Section 1.4(e)) shall not exceed $2,500,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (e) Guarantees constituting Indebtedness permitted by Section 1.1, provided that the aggregate principal amount that is Guaranteed (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 1.4(d)) shall not exceed $2,500,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (f) loans or advances or other investments made by Bluestem or any Subsidiary (other than the Company) to or for the benefit of its employees on an arms-length basis in the ordinary course of business consistent with past practices (or as otherwise disclosed to the Administrative Agent prior to the date of this Agreement) for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 to any employee and up to a maximum of $3,000,000 in the aggregate at any one time outstanding;
     (g) notes payable, or stock or other securities issued by account debtors to Bluestem or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;
     (h) investments in the form of Swap Agreements permitted by Section 1.7;
     (i) investments of any Person existing at the time such Person becomes a Subsidiary of Bluestem or consolidates or merges with Bluestem or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (j) investments received or loans or advances made in connection with the dispositions of assets permitted by Section 1.5, including pursuant to installment contracts or similar arrangements in connection with dispositions permitted under Section 1.5(k) (provided that the aggregate amount of such investments pursuant to installment contracts or similar arrangements in connection with dispositions permitted under Section 1.5(k) shall not exceed $10,000,000 in the aggregate at any time outstanding);
     (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Bluestem Permitted Encumbrances”;

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     (l) (i) investments in the form of contributions of Underlying Receivables, in exchange for equity interests in the Company made pursuant to the terms of the Credit Documents, and Contribution Amounts required to be made pursuant to the terms of the Credit Agreement, (ii) the Bluestem Guaranty and (iii) investments by Bluestem in the Company pursuant to the terms of the Credit Documents, including investments in the Company following an initial public offering of Bluestem for the purpose of the Company making prepayments and related amounts under the Credit Agreement; and
     (m) investments permitted under Section 6.4 of the Credit Agreement and acquisitions permitted under Section 6.6 of the Credit Agreement.
          1.5 Asset Sales. Bluestem will not, and it will not permit any Subsidiary or the Company to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (provided for the avoidance of doubt that the issuance of Equity Interests by Bluestem will not constitute a sale, transfer or disposition), nor will Bluestem permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to Bluestem or another Subsidiary in compliance with Section 1.4), except:
     (a) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (b) with respect to Bluestem and any Subsidiary other than the Company, sales of Underlying Receivables and other Purchased Assets (as defined in the Receivables Purchase Agreement) to the Company;
     (c) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions to Bluestem or any Subsidiary, provided that any such sales, transfers or dispositions shall be made in compliance with Section 1.9;
     (d) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (e) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions of Bluestem Permitted Investments and other investments permitted by clauses (i) and (k) of Section 1.4;
     (f) with respect to Bluestem and any Subsidiary other than the Company, sale and leaseback transactions permitted by Section 1.6;
     (g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Bluestem or any Subsidiary;
     (h) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold and other than Equity Interests in Company) that are

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not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 1.5(h) shall not exceed $2,500,000 during any fiscal year of Bluestem;
     (i) sales, transfers and other dispositions of assets acquired pursuant to Section 1.4(f);
     (j) sales of assets permitted under Section 6.6 of the Credit Agreement; and
     (k) with respect to Bluestem and any Subsidiary other than the Company, sales of inventory pursuant to installment contracts or similar arrangements with consumers and/or employers of consumers in connection with voluntary benefit programs and payroll deduction plans used to purchase general merchandise and services;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (f), (g) and (k) above) shall be made for fair value and for at least 75% cash consideration or, in the case of clause (e), consideration in the form of other Bluestem Permitted Investments and/or cash.
          1.6 Sale and Leaseback Transactions. Bluestem shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Bluestem or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after Bluestem or such Subsidiary acquires or completes the construction of such fixed or capital asset.
          1.7 Swap Agreements. Bluestem shall not, and shall not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into by Bluestem or any Subsidiary to hedge or mitigate risks to which Bluestem or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Bluestem or any Subsidiary), (b) Swap Agreements entered into by Bluestem or any Subsidiary in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Bluestem or any Subsidiary and (c) Swap Agreements permitted under the Credit Agreement.
          1.8 Restricted Payments; Certain Payments of Indebtedness.
     (a) Bluestem shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Bluestem may make, declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, and Restricted Payments to any holders of the warrants pursuant to the terms thereof and the related agreements outstanding on the date hereof, or make case

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payments in lieu of fractional shares, (ii) Bluestem may make Restricted Payments, of up to $1,000,000 per Fiscal Year, pursuant to and in accordance with equity incentive plans of Bluestem and its Subsidiaries, (iii) Bluestem may pay cash dividends on its Series A Preferred Stock or Series B Preferred Stock with proceeds of an initial public offering of its common stock upon the conversion of such preferred stock to common stock, pursuant to Section 4.2.1 of Bluestem’ certificate of incorporation in effect on the date hereof, (iv) following an initial public offering by Bluestem, Bluestem may pay cash dividends with respect to its capital stock in an aggregate amount in any Fiscal Year of Bluestem not to exceed 10% of Consolidated Net Income for the immediately preceding fiscal year of Bluestem, (v) following an initial public offering by Bluestem, Bluestem may effect repurchases, redemptions or other Restricted Payments other than the payment of cash dividends with respect to its capital stock in an aggregate amount in any Fiscal Year of Bluestem not to exceed 3% of Tangible Net Worth of the Servicer Consolidated Group as of the end of the Fiscal Quarter most recently ended prior to the date of any such Restricted Payment, (vi) following an initial public offering by Bluestem, Bluestem and its Subsidiaries (other than the Company) may make Restricted Payments consisting of the repurchase or other acquisition of shares of, or options to purchase shares of, capital stock of Bluestem or any of its Subsidiaries from employees, former employees, directors or former directors of Bluestem or any Subsidiary (or their permitted transferees), in each case pursuant to stock option plans, stock plans, employment agreements or other employee benefit plans approved by the board of directors of Bluestem (provided that the aggregate amount of such Restricted Payments in any Fiscal Year of Bluestem shall not exceed 3% of the Tangible Net Worth of the Bluestem Consolidated Group as of the end of the fiscal quarter most recently ended prior to the date of any such Restricted Payment) and (vii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests in accordance with the applicable Organizational Documents; provided that with respect to Restricted Payments made pursuant to clauses (iii) through (vi) above, (A) no Event of Default or a Default shall have occurred and be continuing at the time of such Restricted Payment and (B) Bluestem shall be in compliance with the covenants in Section 4.01 of the Servicing Agreement as of the date of such Restricted Payment and immediately after giving effect thereto.
     (b) Bluestem shall not, and it shall not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under this Agreement (including Indebtedness under the Bluestem 2010 Inventory Credit Agreement) other than payments in respect of subordinated indebtedness prohibited by the subordination provisions thereof; (ii) other principal payments in respect of the Bluestem 2010 Inventory Credit Agreement and any interest, fees or other obligations related thereto or relating to any reduction in commitments thereunder; (iii) under the Credit Documents; (iv) Refinancing of Indebtedness to the extent permitted by Section 1.1; and (v) payment of secured Indebtedness permitted under this Bluestem Letter Agreement that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness other than payments in respect of subordinated indebtedness prohibited by the subordination provisions thereof.

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          1.9 Transactions with Affiliates. Bluestem shall not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) with respect to Bluestem and any Subsidiary, transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to Bluestem or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) any investment permitted by Sections 1.4(c), (d) or (e), (c) any Indebtedness permitted under Section 1.1(a), (c), (d) or (j); (d) any Restricted Payment permitted by Section 1.8; (e) loans or advances to employees permitted under Section 1.4(f); (f) the payment of reasonable fees to directors of Bluestem or any Subsidiary who are not employees of Bluestem or any Subsidiary approved by Bluestem’s board of directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Bluestem or its Subsidiaries in the ordinary course of business; (g) transactions contemplated by the Receivables Purchase Agreement; (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Bluestem’ board of directors; and (i) transactions permitted under Section 6.9 of the Credit Agreement.
          1.10 Restrictive Agreements. Bluestem shall not and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Bluestem, any Subsidiary or the Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Bluestem, any other Subsidiary or to Guarantee Indebtedness of Bluestem or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 1.10 (but shall apply to any extension or renewal of, or any amendment or modification, in each case, which expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Bluestem Letter Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases of Bluestem or any Subsidiary and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions and conditions of the type imposed by any Bluestem Inventory Loan Document as in effect as of the date hereof.
          1.11 Amendment of Material Documents.
     (a) Bluestem shall not and shall not permit any Subsidiary to, amend, modify or waive any of its rights under (i) the Bluestem Inventory Loan Documents, (ii) the Related Agreements or (iii) its certificate of incorporation, by-laws, operating, management or

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partnership agreement or other organizational documents, in each case, except after reasonable prior notice to the Administrative Agent; and
     (b) Bluestem shall not permit the Company to amend, modify or waive any of its rights under Material Contracts or the Company’s Organizational Documents except as permitted under Section 6.7 of the Credit Agreement.
ARTICLE II
Account Owner Termination Rights.
          2.1 Bluestem shall not, and shall cause it Subsidiaries not to, exercise any right, or provide written notice of intent, to (a) terminate a Product Agreement or a Receivables Sale Agreement (other than to the extent replaced with a Product Agreement or a Receivables Sale Agreement in accordance with the terms of the Servicing Agreement) or (b) replace or otherwise terminate a Receivables Account Owner, in accordance with the applicable Product Agreement or the applicable Receivables Sale Agreement (other than to the extent replaced by another Receivables Account Owner in accordance with the terms of the Servicing Agreement) (such rights, together with the rights in clause (a), the “Account Owner Termination Rights”) without the prior written consent of the Administrative Agent and the Requisite Lenders (which consent may be given or withheld in their sole and absolute discretion).
ARTICLE III
Breach; Indemnity.
          3.1 Breach. Breach by Bluestem of its obligations hereunder shall constitute an immediate Event of Default under the Credit Agreement.
          3.2 Indemnity. Bluestem shall indemnify the Indemnitees for any and all Indemnified Liabilities arising out of or in connection with any breach of this Bluestem Letter Agreement; provided, Bluestem shall not have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable order or judgment.
ARTICLE IV
Miscellaneous.
          4.1 Amendments. This Bluestem Letter Agreement may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced; provided, that no such amendment may be effected without the consent of the Requisite Lenders. The Administrative Agent shall provide notice to the Lenders of any amendment prior to the effectiveness thereof.
          4.2 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a breach hereunder if such action is taken or condition exists.

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          4.3 Parties Bound; Assignment. This Bluestem Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and the Lenders and their respective successors, assigns and legal representatives; provided, however, that Bluestem may not, without the prior written consent of the Administrative Agent, assign any of its rights, powers, duties or obligations.
          4.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
          4.5 Severability. In case any provision or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          4.6 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Bluestem Letter Agreement.
          4.7 Introductory Paragraphs. The introductory paragraphs hereof are a part hereof, form a basis for this Bluestem Letter Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.
          4.8 Governing Law. THIS BLUESTEM LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
          4.9 Consent to Jurisdiction.
     (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BLUESTEM ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS BLUESTEM LETTER AGREEMENT, BLUESTEM, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF

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FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BLUESTEM AT ITS ADDRESS PROVIDED HEREIN AND TO ANY PROCESS AGENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BLUESTEM IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BLUESTEM IN THE COURTS OF ANY OTHER JURISDICTION.
     (b) BLUESTEM HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED HEREIN OR ON CT CORPORATION SYSTEM, ATTN: SERVICE OF PROCESS DEPT., 111 EIGHTH AVENUE, NEW YORK, NY 10011, AND HEREBY APPOINTS CT CORPORATION SYSTEM, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST BLUESTEM IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF BLUESTEM SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, BLUESTEM SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN SECTION 4.9(a), AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS BLUESTEM’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON BLUESTEM’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
          4.10 Waiver of Jury Trial. BLUESTEM HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER HEREIN THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS BLUESTEM LETTER AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BLUESTEM ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS BLUESTEM LETTER AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. BLUESTEM FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL

12

COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THE CREDIT AGREEMENT. IN THE EVENT OF LITIGATION, THIS BLUESTEM LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          4.11 Entirety. This Bluestem Letter Agreement embodies the final, entire agreement of Bluestem and the Administrative Agent with respect to Bluestem’s undertaking specified herein and supercedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof. This Bluestem Letter Agreement is intended by Bluestem and the Administrative Agent as a final and complete expression of the terms of the undertaking, and no course of dealing between Bluestem and the Administrative Agent, no course of performance, no trade practices and no evidence of prior contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Bluestem Letter Agreement. There are no oral agreements between Bluestem and the Administrative Agent.
          4.12 Counterparts. This Bluestem Letter Agreement may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Bluestem Letter Agreement by facsimile transmission or electronic transmission by portable document format shall be effective as delivery of a manually executed counterpart hereof.
          4.13 Termination. This Bluestem Letter Agreement shall terminate upon the termination of the Commitments and the indefeasible payment in full of all Obligations (other than continent indemnification obligations of the Company to the Secured Parties) under the Credit Agreement; provided, that this Bluestem Letter Agreement shall be reinstated if at any time any payment of any such Obligation is rescinded or must otherwise be restored by Administrative Agent upon the bankruptcy or reorganization of the Company.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing below.

Very truly yours, BLUESTEM BRANDS, INC.
By:
Name:
Title:

Notice Address:
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, MN 55344
S-1	Signature Page to Bluestem Letter Agreement

Accepted and agreed to as of
the date first above written:
GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

Notice Address:
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
S-1	Signature Page to Bluestem Letter Agreement

Schedule 1.1
Existing Indebtedness
None.
Sch. 1.10

Schedule 1.2
Existing Liens
MetaBank: Bluestem’s grant to MetaBank of a security interest in the MetaBank-controlled non-interest bearing deposit account (the “Reserve Account”) and the funds therein or proceeds thereof.
WebBank: Bluestem’s grant to WebBank of a security interest in a segregated deposit account that shall hold only the funds provided by Bluestem to WebBank as collateral (the “Collateral Account”) and the funds therein or proceeds thereof.
Sch. 1.2

Schedule 1.4
Existing Investments
None, other than “loans/advances” to customers in the form of revolving credit accounts or closed-end installment loan accounts.
Sch. 1.4

Schedule 1.10
Existing Restrictions
(to be amended on the Effective Date)
1.	Program Agreement dated August 20, 2010, by and between MetaBank and Bluestem Brands, Inc.

2.	Receivables Sale Agreement dated August 20, 2010, by and between MetaBank and Bluestem Brands, Inc.

3.	Revolving Loan Product Program Agreement dated August 20, 2010, by and between WebBank and Bluestem Brands, Inc.

4.	Receivables Sale Agreement dated August 20, 2010, by and between WebBank and Bluestem Brands, Inc.

5.	Amended and Restated Limited Liability Company Agreement of Fingerhut Receivables I, LLC, dated August 20, 2010.

6.	Fourth Amended and Restated Certificate of Incorporation, as amended through August 20, 2010, and as expected to be further amended in connection with the Bluestem Initial Public Offering.

7.	Amended and Restated Investor Rights Agreement, dated as of May 15, 2008, among Fingerhut Direct Marketing, Inc. and other investors, as amended.

8.	Amended and Restated Stockholders Agreement, dated as of May 15, 2008, among the Fingerhut Direct Marketing, Inc. and certain investors and stockholders, as amended.

9.	Executive Summary/Overview; Executive Life and Disability Benefits for Brian Smith, CEO/President; Prepared by Jeffrey A. Azen; approved by Board on April 25, 2007.

10.	Independent Director — Total Compensation Summary.

11.	Amended and Restated 2005 Non-Employee Directors Equity Compensation Plan.

12.	2003 Equity Incentive Plan.

13.	2007 Incentive Plan.

14.	2007 Vision of Quality Growth Special Incentive Program.

15.	Bluestem Brands, Inc. makes periodic purchases of services from related parties. In fiscal 2009 the total amount of purchases was approximately $0.1 million.

16.	Common Stock Purchase Warrant, dated February 24, 2004, issued to CIGPF I Corp.
Sch. 1.10

17.	Common Stock Purchase Warrant, dated November 1, 2004, issued to CIGPF I Corp.

18.	Common Stock Purchase Warrant, dated May 15, 2008, issued to Goldman Sachs Specialty Lending Group, L.P.

19.	Common Stock Purchase Warrant, dated May 15, 2008, issued to Fortress Credit Corp.

20.	Stock Purchase Agreement, dated May 15, 2008, by and among Fingerhut Direct Marketing, Inc., Bain Capital Venture Fund 2007, L.P., Battery Ventures VI, L.P., Prudential Capital Partners II, L.P., and the other purchasers listed therein.

21.	Senior Subordinated Documents.

22.	SPV Credit Documents.

23.	Bluestem Inventory Loan Documents.

24.	Fingerhut Direct Marketing, Inc. (now known as Bluestem Brands, Inc.) 2008 Equity and Incentive Plan.

25.	2010 Bluestem Brands, Inc. Incentive Plan.

26.	2010 Executive Supplemental Incentive Plan.
Sch. 1.10

Appendix A
Certain Defined Terms
     “Bluestem Consolidated Group” shall mean Bluestem and its Subsidiaries.
     “Bluestem Inventory Loan Documents” means the “Loan Documents” as defined in the Bluestem 2010 Inventory Credit Agreement, as amended in accordance with the Bluestem 2010 Inventory Intercreditor Agreement.
     “Bluestem Permitted Encumbrances” means, with respect to Bluestem and any Subsidiary:
     (a) Liens imposed by law for taxes that are not yet due or where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Bluestem or its Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $2,500,000;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Bluestem or its Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $2,500,000;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment Liens in respect of judgments; provided that such judgments individually or in the aggregate are not in excess of $2,500,000 and do not remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed on appeal or otherwise appropriately contested in good faith by proper proceedings diligently pursued;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Bluestem or any Subsidiary; and
     (g) unperfected Liens and reclamation rights of inventory suppliers; and
APPENDIX A-1

     (h) Liens arising in favor of the applicable counterparty under any Swap Agreement to the extent such Swap Agreement is permitted under Section 1.7.
     “Bluestem Permitted Investments” means, with respect to Bluestem and any Subsidiary:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the
APPENDIX A-2

purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person (excluding any obligations with respect to leases characterized as operating leases under FASB ASC 840 as in effect as of the date hereof but characterized as Capital Lease Obligations following changes to FASB ASC 840 taking effect after the date hereof), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (1) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable, documented, out-of-pocket fees or expenses incurred by Indemnitees in enforcing the indemnification provisions of Section 3.2) (collectively, “Liabilities”), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Bluestem Letter Agreement or the transactions contemplated hereby or thereby; provided that Indemnified Liabilities shall not include any Liabilities arising solely as a result of a breach of this Bluestem Letter Agreement causing an Event of Default under the Credit Agreement.
APPENDIX A-3

     “Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Party” has the meaning specified in the Bluestem 2010 Inventory Credit Agreement as in effect on the date hereof.
     “Off-Balance Sheet Liability” means, with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “Refinancing” means an extension, renewal or replacement.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Bluestem or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Bluestem or of any option, warrant or other right to acquire any such Equity Interests in Bluestem.
     “St. Cloud Warehouse” has the meaning specified in Section 1.1(e).
     “Subsidiary” means any direct or indirect wholly-owned subsidiary of Bluestem or a Bluestem Credit Party, as applicable, other than the Company.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Bluestem Consolidated Group shall be a Swap Agreement.
APPENDIX A-4

Annex A-4
[Form of Amended and Restated Security Agreement]

EXECUTION VERSION

AMENDED AND RESTATED SECURITY AGREEMENT
dated as of the Effective Date referred to herein
between
FINGERHUT RECEIVABLES I, LLC
as Grantor
and
GOLDMAN SACHS BANK USA
as Collateral Agent

i

(continued)

ii

          This AMENDED AND RESTATED SECURITY AGREEMENT, dated as of the Effective Date (as defined in the Credit Agreement defined herein) (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Security Agreement”), is entered into by and among FINGERHUT RECEIVABLES I, LLC (the “Company” or the “Grantor”) and GOLDMAN SACHS BANK USA, as collateral agent for the Secured Parties (as herein defined) (in such capacity, the “Collateral Agent”).
RECITALS:
     WHEREAS, the Grantor; GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent; J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner; and the Lenders party thereto from time to time, have entered into that certain Amended and Restated Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”);
     WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement, Grantor has agreed to secure the Grantor’s Obligations under the Credit Documents and any Interest Rate Agreements as set forth herein; and
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and the Collateral Agent agree as follows:
SECTION 1. DEFINITIONS; GRANT OF SECURITY.
     1.1 Terms Defined in Credit Agreement or the Servicing Agreement. All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Credit Agreement or, if not defined in the Credit Agreement, in the Servicing Agreement, as applicable. In the event any such terms are defined in both the Credit Agreement and the Servicing Agreement, the Credit Agreement shall control.
     1.2 Terms Defined in the Uniform Commercial Code. The following terms shall have the meaning assigned to such terms in the UCC (if any term is defined in Article 9 of the UCC and in another article of the UCC, the terms as used herein shall be as defined in Article 9 of the UCC): “account”, “bank”, “chattel paper”, “customer”, “deposit account”, “document”, “financial asset”, “financing statement”, “general intangible”, “goods”, “instrument”, “investment property”, “letter-of-credit right”, “money”, “proceeds”, “record”, “securities account”, “securities intermediary”, “supporting obligation” and such other terms as the context may otherwise indicate.
     1.3 General Definitions. In this Security Agreement, the following terms shall have the following meanings:

1

          “Account Bank” shall mean (a) in the case of the US Bank Account, U.S. Bank, N.A., maintaining the US Bank Account pursuant to the US Bank Account Control Agreement and (b) in the case of the Lockbox Account, the Lockbox Account Bank maintaining the Lockbox Account pursuant to the Lockbox Account Control Agreement.
          “Account Control Agreement” shall mean each of the Lockbox Account Control Agreement, the US Bank Account Control Agreement and the Controlled Account Control Agreement.
          “Collateral” shall have the meaning assigned in Section 2.1.
          “Collateral Agent” shall have the meaning set forth in the preamble.
          “Company” shall have the meaning set forth in the preamble.
          “Company Account” shall mean the deposit account with account number 725437.1 designated as the Company Account maintained by the Depositary Bank in the name of the Grantor.
          “Controlled Account” shall mean each of the Company Account, the Prepayment Account, the Finance Charge Collections Account, the Principal Collections Account and the Spread Account and all subaccounts of any of the foregoing. In the event the Depositary Bank changes any of the account numbers referenced in this Security Agreement, such account numbers shall be automatically deemed to be updated to such new account numbers immediately upon notice thereof to the Administrative Agent.
          “Controlled Account Control Agreement” shall mean the agreement titled the “Amended & Restated Controlled Account Control Agreement” dated as of the Closing Date among the Depositary Bank, the Company and the Collateral Agent relating to each of the Controlled Accounts.
          “Credit Agreement” shall have the meaning set forth in the recitals.
          “Depositary Bank” shall mean the entity maintaining the Controlled Accounts pursuant to the Controlled Account Control Agreement.
          “Finance Charge Collections Account” shall mean the deposit account with account number 725436.2 designated as the Finance Charge Collections Account maintained by the Depositary Bank in the name of the Collateral Agent.
          “Grantor” shall have the meaning set forth in the preamble.
          “Lockbox Account” shall mean the deposit account designated as the lockbox account maintained by the Lockbox Account Bank in the name of the Grantor, into which Collections shall be deposited.

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          “Lockbox Account Bank” shall mean The Huntington National Bank, or any replacement or successor account bank serving as a bank that shall maintain the Lockbox Account in the name of the Grantor.
          “Lockbox Account Control Agreement” shall mean the agreement titled the “Lockbox Account Control Agreement” dated as of the Closing Date among the Lockbox Account Bank, the Company and the Collateral Agent, or any replacement or successor account control agreement pursuant to which Collateral Agent has “control” (pursuant to Section 9-104 of the UCC) of the Lockbox Account.
          “Prepayment Account” shall mean the deposit account with account number 725436.4 designated as the Prepayment Account maintained by the Depositary Bank in the name of the Collateral Agent.
          “Principal Collections Account” shall mean the deposit account with account number 725436.1 designated as the Principal Collections Account maintained by the Depositary Bank in the name of the Collateral Agent.
          “Secured Obligations” shall have the meaning assigned in Section 2.2.
          “Secured Parties” shall mean the Agents (including former Agents), the Lenders, the Lender Counterparties, the Backup Servicer and the Successor Servicer and their respective successors and permitted assigns.
          “Security Agreement” shall have the meaning set forth in the preamble.
          “Spread Account” shall mean the deposit account with account number 725436.3 designated as the Spread Account maintained by the Depositary Bank in the name of the Collateral Agent.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
          “US Bank Account” shall mean the deposit account with account number 104774083463 relating to ACH deposits and credit card receivable deposits, maintained by US Bank in the name of the Grantor; provided that in the event that US Bank shall change the foregoing account number, US Bank Account shall be automatically deemed to refer to such new account number immediately upon notice thereof to the Administrative Agent.
          “US Bank Account Control Agreement” shall mean the agreement titled the “Account Control Agreement” dated as of the Closing Date among US Bank, the Company and the Collateral Agent, relating to the US Bank Account.
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. The Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest, whether now owned or hereafter acquired, in, to and under all accounts, certificates of deposit,

3

chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property (including securities accounts and financial assets credited thereto), letter-of-credit rights, money and supporting obligations, including, without limitation, (a) the Underlying Receivables, (b) all money, instruments, investment property and other property distributed or distributable in respect of (together with all earnings, dividends, distributions, income, issues, and profits relating to) the Underlying Receivables, (c) all books, documents, instruments and records (including electronic records) evidencing or relating to the Underlying Receivables, (d) the Company Account, the Prepayment Account, the Finance Charge Collections Account, the Lockbox Account, the US Bank Account, the Principal Collections Account, the Spread Account and all money, investment property, instruments and other property on deposit from time to time in, or credited to any such account, and all interest, dividends, earnings, income and other distributions from time to time received, receivable or otherwise distributed or distributable thereto or in respect thereof, (e) all rights, remedies, powers, privileges and claims of the Grantor under or with respect to the Product Agreements, the Receivables Sale Agreements, the Receivables Purchase Agreement, the Servicing Agreement and any other Credit Document (whether arising pursuant to the terms of any such agreement or otherwise available to the Grantor at law or in equity), including the rights of the Grantor to enforce the Product Agreements, the Receivables Sale Agreements, the Receivables Purchase Agreement, the Servicing Agreement and any other Credit Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to any such agreement, (f) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and (g) all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing (collectively, the “Collateral”); provided, however, the “Collateral” shall not include:
     (i) any general intangible, investment property, contract, lease, instrument, license or other document if, but only to the extent that and so long as, the grant of a security interest therein would (x) constitute a violation or abandonment of, or render unenforceable, a valid and enforceable restriction contained in such general intangible, investment property, contract, lease, instrument, license or other document in favor of a third party or under any law, regulation, permit, order or decree of any governmental authority, or (y) expressly give any other party in respect of any such general intangible, investment property, contract, lease, instrument, license or other document, the right to terminate its obligations thereunder; provided, however, that the limitation set forth in this clause (i) shall not affect, limit, restrict or impair the grant by the Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (i) shall be remedied, whether by contract, change of law or otherwise, the general intangible, investment property, contract, lease, instrument, license or other documents shall immediately cease to be excluded from the Collateral, and any security interest that would otherwise be granted herein shall attach immediately to such general intangible, investment property, contract, lease, instrument, license or other

4

document, or to the extent severable, to any portion thereof that does not result in any of the conditions in (x) or (y) above; and
     (ii) any assets the pledge of which is prohibited by law.
     2.2 Security for Obligations. This Security Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) and any successor provision thereof), of (i) all Obligations and (ii) all obligations of the Grantor due and payable to the Backup Servicer or the Successor Servicer under the Credit Agreement (collectively, the “Secured Obligations”).
SECTION 3. REPRESENTATIONS AND WARRANTIES.
     3.1 Representations and Warranties. The Grantor hereby represents and warrants to the Secured Parties on the Closing Date and on each Credit Date, that:
          (a) This Security Agreement creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code) in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, which security interest is prior to all other Liens other than Permitted Liens or as otherwise permitted by the Credit Agreement, free and clear of Liens other than Permitted Liens or as otherwise permitted by the Credit Agreement, and is enforceable as such as against creditors of and purchasers from the Grantor, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          (b) The Grantor owns the Collateral including, without limitation, each Underlying Receivable, together with the books, documents, instruments and records evidencing or relating thereto, free and clear of Liens other than Permitted Liens or as otherwise permitted by the Credit Agreement. No financing statement or other instrument similar in effect covering any Collateral (including any Underlying Receivable, any interest therein, or any related books, instruments, documents or records) is on file in any recording office except such as may be filed (i) naming a Receivables Account Owner as debtor and Bluestem Brands, Inc. as secured party, in accordance with the applicable Receivables Sale Agreement, (ii) naming Bluestem Brands, Inc. as debtor and Fingerhut Receivables I, LLC as secured party in accordance with the Receivables Purchase Agreement, (iii) naming Fingerhut Receivables I, LLC as debtor and Goldman Sachs Bank USA as the secured party in accordance with the provisions herein, (iv) assigning any of the above to Fingerhut Receivables I, LLC or Goldman Sachs Bank USA, as the case may be, in accordance with the applicable Receivables Sale Agreement, the Receivables Purchase Agreement and the provisions herein or (v) in connection with other Permitted Liens.
          (c) The Grantor has received all consents and approvals required by the terms of any material item of Collateral to the grant of a security interest to the Collateral Agent in the Grantor’s interest and rights in the Collateral hereunder.

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          (d) With respect to each Controlled Account other than the Company Account, the Grantor has taken all steps necessary to cause the Depositary Bank to identify in its records the Collateral Agent as the customer with respect to each such Controlled Account.
          (e) With respect to each of the Lockbox Account, the US Bank Account and the Controlled Accounts, the Grantor has taken all steps necessary to ensure that the Collateral Agent has “control” over each such account within the meaning of UCC Section 9-104(a).
          (f) The Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in the Grantor’s organizational documents as filed with the Grantor’s jurisdiction of organization and the Grantor is a Delaware limited liability company organized solely under the law of the State of Delaware.
          (g) Upon (i) the filing of a UCC financing statement naming the Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices in the state of Delaware, and (ii) the execution and delivery of the Account Control Agreements by the parties thereto, the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority Liens with respect to all of the Collateral (subject to Permitted Liens).
          (h) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by the Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for the filings contemplated and described in clause (b) above.
SECTION 4. COVENANTS.
     4.1 General Affirmative Covenants. From the Closing Date and so long as any Revolving Commitment is in effect and until payment in full of all of the Secured Obligations (other than contingent indemnification obligations), the Grantor agrees that:
          (a) The Grantor will from time to time prepare, or cause to be prepared, execute and deliver all such financing statements, continuation statements, instruments of further assurance and other instruments or documents, and will take such other action as the Collateral Agent may reasonably request to:
(i) maintain or preserve the lien (and the perfection and priority thereof) of this Security Agreement or to carry out more effectively the purposes hereof;
(ii) preserve and defend title to the Collateral securing the Secured Obligations and the rights therein of the Collateral Agent and the Secured Parties secured thereby against the claims of all Persons and parties that are adverse to the Secured Parties.

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          (b) The Grantor, on its own behalf and on behalf of the Collateral Agent, shall use commercially reasonable efforts to enforce all covenants and obligations of Bluestem contained in the Receivables Purchase Agreement in a timely manner.
          (c) Upon the occurrence and during the continuation of an Event of Default, promptly following a request from the Collateral Agent to do so, the Grantor agrees to take all such lawful action as the Collateral Agent may request to compel or secure the performance and observance by Bluestem of its obligations under or in connection with the Receivables Purchase Agreement in accordance with the terms thereof, or Bluestem of its obligations as Servicer under or in connection with the Servicing Agreement in accordance with the terms thereof, and to exercise any and all rights, remedies, powers and privileges lawfully available to the Grantor under or in connection with the Receivables Purchase Agreement or the Servicing Agreement to the extent and in the manner directed by the Collateral Agent, including the transmission of notices of default thereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by Bluestem or Bluestem as Servicer of its obligations under the Receivables Purchase Agreement or the Servicing Agreement.
          (d) The Grantor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable upon the request of the Collateral Agent any necessary approvals or consents of any governmental authority or any other Person for the exercise of any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement.
     4.2 Delivery of Instruments, Securities, Chattel Paper and Documents. As to all instruments, securities, chattel paper and documents constituting part of the Collateral, if any, and except as otherwise provided in the Servicing Agreement and other than any such instruments, securities, chattel paper or documents representing ordinary course collections delivered in accordance with the Servicing Agreement and the other Credit Documents, upon the request of the Collateral Agent, the Grantor will deliver to the Collateral Agent the originals of any such instruments, securities, chattel paper and documents constituting Collateral in the possession of the Grantor, together with any endorsements reasonably requested by the Collateral Agent.
     4.3 Authorization for UCC Filings. The Grantor hereby authorizes the filing of any financing statement or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing office, as the Collateral Agent may determine are necessary or advisable to perfect (or maintain) the security interest granted to the Collateral Agent in connection herewith. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent in connection herewith, including describing such property as “all assets” or “all personal property.”
     4.4 Authorization Regarding Account Number Change. In connection with any change to the account number of any one or more Controlled Accounts or the US Bank Account, as provided in Sections 4.1 and 4.3 hereof, the Company, as grantor, hereby authorizes (i) the

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amendment of the Controlled Account Control Agreement and/or the US Bank Account Control Agreement and (ii) the filing of such amendments to financing statements, as, in each case, the Collateral Agent may determine are necessary or advisable to perfect (or maintain) the security interest granted to the Collateral Agent in the Controlled Accounts and/or the US Bank Account, as the case may be, under this Security Agreement.
SECTION 5. COLLATERAL AGENT; AUTHORITY TO TAKE CERTAIN ACTIONS.
     5.1 Appointment. Pursuant to Section 9 of the Credit Agreement, the Collateral Agent has been appointed to act as Collateral Agent by the Lenders. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), in accordance with this Security Agreement, the Credit Agreement and the Servicing Agreement.
     5.2 No Duty on the Part of Collateral Agent or Secured Parties.
          (a) The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. Neither the Collateral Agent nor any Secured Party nor their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the exercise of such powers, except for its or their own gross negligence or willful misconduct.
          (b) Notwithstanding anything to the contrary herein, no direction given to the Collateral Agent by the Requisite Lenders that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose on the Collateral Agent any obligation or liability not set forth or arising under this Security Agreement or the other Credit Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.
          (c) As to any matter not expressly provided for by this Security Agreement, the Collateral Agent will act or refrain from acting as directed by the Requisite Lenders, and will be fully protected if it does so act or refrain from acting; provided, however, that the Collateral Agent shall not be required to take any action which shall expose the Collateral Agent to personal liability or which is contrary to this Agreement, any other Credit Document or applicable law.
SECTION 6. REMEDIES.
     6.1 Remedies.
          (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may, and at the direction of the Requisite Lenders shall, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the Uniform Commercial Code as in effect in the applicable jurisdiction (whether or not the Uniform Commercial Code applies to the affected Collateral) to collect, enforce or satisfy

8

any Secured Obligations then owing, whether by acceleration or otherwise, including without limitation, without notice except as specified below or under applicable law, to sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable and to give notice of sole control or any other instruction or entitlement order under any Account Control Agreement.
          (b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; provided, however, that the Collateral Agent shall have made commercially reasonable efforts to ensure that any such Internet site that it utilizes is a secure reputable platform by which to dispose of the Collateral. The Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantor shall be liable for the deficiency and the reasonable fees of any attorneys or agents employed by the Collateral Agent to collect such deficiency. The Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent and the Secured Parties, that neither the Collateral Agent nor any of the Secured Parties have any adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantor, and the Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense of payment or that no Event of Default has occurred and is continuing that would give

9

rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.
          (c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (d) The Collateral Agent may exercise all rights, remedies, powers, privileges and claims of the Grantor against Bluestem under or in connection with the Receivables Purchase Agreement or the Servicing Agreement, including the right or power to take any action to compel or secure performance or observance by Bluestem of its obligations to the Grantor thereunder and to give any consent, request, notice, direction, approval, extension or waiver thereunder.
     6.2 Application of Proceeds. Except as expressly provided elsewhere in this Security Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be remitted by the Collateral Agent to the Administrative Agent and be applied in full or in part by the Administrative Agent against the Secured Obligations, and distributed in accordance with Section 2.13 of the Credit Agreement.
     6.3 Deposit Accounts. For the avoidance of doubt, if any Event of Default shall have occurred and be continuing, the Collateral Agent may (i) apply the balance from the US Bank Account and the Lockbox Account or instruct the Account Banks to pay the balance to or for the benefit of the Collateral Agent and (ii) direct the Depositary Bank with respect to any or all Controlled Accounts to transfer any or all assets credited to any such account to any other account to or for the benefit of the Collateral Agent.
     6.4 Power of Attorney. The Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as the Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for the Grantor and in the Grantor’s name or otherwise, for the use and benefit of the Collateral Agent, upon the occurrence and during the continuance of an Event of Default:
          (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof;
          (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;
          (c) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

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          (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral;
          (e) to notify, or to require the Grantor to notify, parties holding Collateral in accordance with the Collateral Agent’s instructions; and
          (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Security Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes;
     provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Grantor or to any claim or action against the Collateral Agent.
          It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Grantor for the purposes set forth above is coupled with an interest and is irrevocable.
SECTION 7. RELEASE OF COLLATERAL; ELIGIBLE LOAN DOCUMENTS.
          (a) The Collateral Agent shall execute instruments and take such other actions, at the Grantor’s expense, reasonably necessary to release property from the lien of this Security Agreement, when permitted by the provisions of the Credit Agreement, or convey the Collateral Agent’s interest in the same, in a manner and under circumstances that are not inconsistent with the provisions of the Credit Agreement.
          (b) In order to facilitate the servicing of the Underlying Receivables by the Servicer, the Collateral Agent may authorize the Servicer to execute in the name and on behalf of the Collateral Agent instruments of satisfaction or cancellation, or of partial or full release or discharge, and other comparable instruments with respect to the Underlying Receivables, subject to the provisions of the Servicing Agreement.
SECTION 8. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
     This Security Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect so long as any Revolving Commitment is in effect and until the payment in full of all Secured Obligations (other than contingent indemnification obligations), and shall be binding upon the Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, on behalf of the Secured Parties, and its successors, transferees and assigns. Without limiting the generality of the foregoing, if any Lender assigns or otherwise transfers any Loan or Revolving Commitments held by it to any other Person in accordance with Section 10.6

11

of the Credit Agreement, such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise as a Secured Party to the extent provided herein. Upon the payment and performance in full of all Secured Obligations (other than contingent indemnification obligations) and the cancellation or termination of the Revolving Commitments, the security interest granted hereby shall automatically terminate hereunder and all rights to the Collateral shall revert to the Grantor. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantor or otherwise authorize the filing of such documents as the Grantor shall reasonably request, including financing statement amendments and notices to the securities intermediaries and Depositary Banks, to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and all rights to such property shall automatically revert to the Grantor with no further action on the part of any Person.
SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
     The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or otherwise. If the Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Grantor under Section 10.2 of the Credit Agreement.
SECTION 10. MISCELLANEOUS.
     10.1 Notices. Any notice required or permitted to be given under this Security Agreement shall be given in accordance with Section 10.1 of the Credit Agreement.
     10.2 No Waiver; Remedies Cumulative. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Security Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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     10.3 Severability. In case any provision in or obligation under this Security Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.4 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.5 Successors and Assigns. This Security Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantor and their respective successors and assigns and each Secured Party shall have all the rights of an express third party beneficiary hereof.
     10.6 Assignments. The Grantor shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement or this Security Agreement, assign any right, duty or obligation hereunder.
     10.7 Entire Agreement. This Security Agreement and the other Credit Documents embody the entire agreement and understanding between the Grantor and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. In the event of any conflict between this Security Agreement and the Credit Agreement, the provisions of the Credit Agreement shall govern.
     10.8 Counterparts. This Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Security Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Security Agreement.
     10.9 APPLICABLE LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

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     10.10 CONSENT TO JURISDICTION.
          (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE SECURED OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS SECURITY AGREEMENT, THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 OF THE CREDIT AGREEMENT AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH CLAUSE (b) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
          (b) THE COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OF THE CREDIT AGREEMENT OR CT CORPORATION SYSTEM, LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 (ATTENTION: SERVICE OF PROCESS DEPT.). ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST THE COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF THE COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.10 ABOVE, AND ACCEPTABLE TO THE COLLATERAL AGENT, AS THE COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THE COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
     10.11 Security Interest Absolute. All rights of Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of the Grantor hereunder, shall be absolute and unconditional irrespective of:
          (a) any claim as to the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing;

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          (b) any change in the time, manner or place of payment of, or in any other term of, all of or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument relating to any of the foregoing;
          (c) any change in the laws, rules or regulations of any jurisdiction;
          (d) the occurrence of any Event of Default;
          (e) any exchange, release or non-perfection of Collateral Agent’s security interest in any other Collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Secured Obligations; or
          (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Grantor in respect of the Secured Obligations or in respect of this Security Agreement (other than the indefeasible payment in full of all Secured Obligations (other than contingent indemnification obligations)).
     10.12 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent herein and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time in accordance with the terms thereof.

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     IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FINGERHUT RECEIVABLES I, LLC
By:
Name:
Title:

S-1	Signature page to Bluestem Security Agreement

GOLDMAN SACHS BANK USA, as the Collateral Agent
By:
Name:
Title:

S-2	Signature page to Bluestem Security Agreement

Annex A-5
[ From of Amended and Restated Equity Pledge Agreement]

EXECUTION VERSION

AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT
dated as of the Effective Date referred to herein
between
BLUESTEM BRANDS, INC.,
as Pledgor
and
GOLDMAN SACHS BANK USA
as Collateral Agent

i

(continued)

ii

          This AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT, dated as of the Effective Date (as defined in the Credit Agreement defined herein) (this “Agreement”), between BLUESTEM BRANDS, INC., (the “Pledgor”) and GOLDMAN SACHS BANK USA, (“GS Bank”), as collateral agent for the Secured Parties (as herein defined) (in such capacity, the “Collateral Agent”).
RECITALS:
     WHEREAS, FINGERHUT RECEIVABLES I, LLC, (the “Company”), GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent, J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner, and the Lenders party thereto from time to time have entered into that certain Amended and Restated Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”);
     WHEREAS, the Company, the Pledgor, the Administrative Agent and the Collateral Agent have entered into that certain Amended and Restated Servicing Agreement dated as of the date hereof (as may be further amended, modified or supplemented from time to time in accordance with the terms thereof, the “Servicing Agreement”);
     WHEREAS, the Pledgor and the Collateral Agent have entered into that certain Amended and Restated Bluestem Letter Agreement, dated as of the date hereof (as may be further amended, modified or supplemented from time to time in accordance with the terms thereof, the “Bluestem Letter Agreement”);
     WHEREAS, the Pledgor and the Administrative Agent have entered into that certain Bluestem Guaranty, dated as of August 20, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Bluestem Guaranty”);
     WHEREAS, as an inducement to the Lenders to enter into the Credit Agreement and to make Loans and other extensions of credit from time to time to the Company, the Pledgor as the sole member of the Company has agreed to enter into this Agreement to secure its obligations under the Bluestem Guaranty and the Bluestem Letter Agreement;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Collateral Agent agree as follows:
SECTION 1. DEFINITIONS.
     1.1 Terms Defined in Credit Agreement or the Servicing Agreement. All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Credit Agreement or, if not defined in the Credit Agreement, in the Servicing Agreement, as applicable. In the event any such terms are defined in both the Credit Agreement and the Servicing Agreement, the Credit Agreement shall control.

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     1.2 Terms Defined in the Uniform Commercial Code. All terms used but not defined herein which are defined in Article 8 or 9 of the UCC and which are not otherwise defined herein or in the Credit Agreement or Servicing Agreement shall have the same meanings set forth in Article 8 or 9 of the UCC, as applicable.
     1.3 General Definitions. In this Agreement, the following terms shall have the following meanings:
          “Agreement” shall have the meaning set forth in the preamble.
          “Collateral” shall have the meaning assigned in Section 2.1.
          “Collateral Agent” shall have the meaning set forth in the preamble.
          “Company” shall have the meaning set forth in the recitals.
          “Credit Agreement” shall have the meaning set forth in the recitals.
          “Equity Interests” has the meaning set forth in the definition of “Pledged Equity”.
          “Lien” shall mean (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.
          “Permitted Equity Liens” means any Liens on the Pledged Equity expressly permitted under the Bluestem Letter Agreement and the Intercreditor Agreements.
          “Pledged Equity” shall mean all membership interests in the Company (the “Equity Interests”), now owned or hereafter acquired by the Pledgor, and the certificates, if any, representing such membership interests and any other interest of the Pledgor in the entries on the books of the Company or on the books of any securities intermediary pertaining to such membership interests, and all dividends, distributions, cash, warrants, rights (including, but not limited to, voting rights), options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such membership interests.
          “Pledgor” shall have the meaning set forth in the preamble.
          “Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) dividends or distributions made with respect to any Pledged Equity and (iii) whatever is receivable or received when Pledged Equity or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

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          “Secured Obligations” shall mean all obligations of every nature of the Pledgor from time to time owed to any of the Secured Parties or the Collateral Agent on behalf of the Secured Parties under the Bluestem Letter Agreement and the Bluestem Guaranty.
          “Secured Parties” shall mean the Agents, the Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Secured Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Secured Obligations have not been paid or satisfied in full.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, for purposes of perfection, effect of perfection or non-perfection or priority of the security interests granted hereunder, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. As security for the payment and performance, as the case may be, in full of the Secured Obligations, the Pledgor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the Pledgor’s right, title and interest in, to and under each of the following, whether now owned or hereafter acquired (the “Collateral”):
          (a) the Pledged Equity; and
          (b) all Proceeds, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect or exchange for any and all of the Pledged Equity.
     2.2 Security for Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due of all Secured Obligations.
SECTION 3. DELIVERY OF THE COLLATERAL; DISTRIBUTIONS; VOTING RIGHTS
     3.1 Delivery of the Collateral. On the Closing Date and at any time thereafter if the Pledgor acquires any Pledged Equity, the Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, on behalf of the Secured Parties, any and all certificates or other instruments or documents representing the Pledged Equity, accompanied by (i) share transfer powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the Collateral Agent and such other instruments and documents as the Collateral Agent may reasonably request and (ii) Schedule I or an addendum to Schedule I, describing the Pledged Equity that is owned and held by the Pledgor and that shall be delivered by the Pledgor to the Collateral Agent. In every delivery (within the meaning of the UCC) of Pledged Equity hereunder, the Pledgor shall take all steps necessary (a) to effect a delivery to the Collateral Agent in accordance with Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the Collateral Agent in accordance with Section 8-501 of the

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UCC, (b) to enable the Collateral Agent to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the Collateral Agent with rights comparable to rights under the foregoing clauses (a) and (b) under any applicable foreign law or regulation.
     3.2 Voting Rights; Dividends and Interest.
          (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Pledgor that the rights of the Pledgor under this Section 3.2 are being suspended:
          (i) The Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Equity Interests or any part thereof for any purpose consistent with the terms of this Agreement and the other Credit Documents; provided that such rights and powers shall not be exercised in any manner, except as may be permitted under this Agreement or the other Credit Documents, that would materially and adversely affect the rights inuring to a holder of Equity Interests or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or any other Credit Document or the ability of any Secured Party to exercise the same.
          (ii) The Collateral Agent shall execute and deliver to the Pledgor, or cause to be executed and delivered to the Pledgor, all such proxies, powers of attorney and other instruments as the Pledgor may reasonably request for the purpose of enabling it to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.
          (iii) The Pledgor shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Equity to the extent and only to the extent that such dividends and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Documents and applicable Requirements of Law; provided that any non-cash (and non-cash equivalent) dividends, or other distributions that would constitute Pledged Equity, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the Company or received in exchange for Pledged Equity or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which the Company may be a party or otherwise, shall be and become part of the Collateral, and, if received by the Pledgor, shall not be commingled by it with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).
          (b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Pledgor of the suspension of the rights of the Pledgor under paragraph (a)(iii) of this Section 3.2, then all rights of the Pledgor to dividends, interest, principal or other distributions that the Pledgor is authorized to receive pursuant to

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paragraph (a)(iii) of this Section 3.2 shall be suspended, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by the Pledgor contrary to the provisions of this Section 3.2 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) of this Section 3.2 shall be retained by the Collateral Agent in a segregated account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 6 hereof. After all Events of Default have been cured or waived, the Collateral Agent shall repay the Pledgor (without interest) all dividends, interest, principal or other distributions that the Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.2 that remain in such account.
          (c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Pledgor of the suspension of the rights of the Pledgor under paragraph (a)(i) of this Section 3.2, then all rights of the Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.2, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.2, shall be suspended, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Requisite Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgor to exercise such rights at the discretion of the Collateral Agent. After all Events of Default have been cured or waived, the Pledgor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 3.2.
          (d) Any notice given by the Collateral Agent to the Pledgor suspending the rights of the Pledgor under paragraph (a) of this Section 3.2, (i) shall be given in writing, or by telephone if promptly confirmed in writing, and (ii) may suspend the rights of the Pledgor under paragraph (a)(i) or paragraph (a)(iii) of this Section 3.2 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
SECTION 4. REPRESENTATIONS AND WARRANTIES.
     4.1 Representations and Warranties. The Pledgor hereby represents and warrants to the Secured Parties on the Closing Date and on each Credit Date, that:
          (a) Schedule I (as such schedule may be amended or supplemented from time to time in accordance with the terms hereof) correctly sets forth the Equity Interests of the

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Company represented by the Pledged Equity and held by the Pledgor, and includes all Equity Interests required to be pledged hereunder;
          (b) The Pledgor has been duly organized as a corporation solely under the laws of the State of Delaware and remains duly existing as such; the Pledgor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction and the Pledgor’s name in which it has executed this Agreement is the exact name as it appears in the Pledgor’s Organizational Documents as filed with the Pledgor’s jurisdiction of organization;
          (c) The Equity Interests have been duly and validly authorized and issued by the Company and are fully paid and non-assessable;
          (d) Except for the security interests granted hereunder, the Pledgor (i) is and will continue to be the direct owner, beneficially and of record, of the Equity Interests indicated on Schedule I, (ii) holds the same free and clear of all Liens, other than Permitted Equity Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on the Collateral (other than Permitted Equity Liens), and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Equity Liens), however arising, of all Persons whomsoever;
          (e) Other than the financing statements filed in favor of the Collateral Agent and those filed in connection with the Permitted Equity Liens, no effective UCC financing statement or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office;
          (f) Except for restrictions and limitations imposed by the Bluestem Letter Agreement, the Intercreditor Agreements, the Organizational Documents of the Company as of the Closing Date or the applicable Credit Date, or securities laws generally, the Collateral is and will continue to be freely transferable and assignable, and none of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of its rights and remedies hereunder;
          (g) The Pledgor has the power and authority to pledge the Collateral pledged by it hereunder in the manner hereby done or contemplated;
          (h) No consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
          (i) The pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights in the Collateral as set forth herein;
          (j) By virtue of the execution and delivery by the Pledgor of this Agreement, when any Pledged Equity is delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected Lien upon and security interest in

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such Pledged Equity as security for the payment of the Secured Obligations, to the extent such perfection is governed by the UCC, and the Lien is enforceable as such as against creditors of and purchasers of the Pledgor, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability;
          (k) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by the Pledgor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for the filings contemplated by Sections 4.1(e) and 5.1(b) herein;
          (l) All information supplied by the Pledgor with respect to any of the Collateral is accurate and complete in all material respects; and
          (m) No consent of any Person is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Collateral or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.
SECTION 5. COVENANTS.
     5.1 Affirmative Covenants.
          From the date of this Agreement and until payment in full of all of the Secured Obligations (other than contingent indemnification obligations), the Pledgor agrees that:
          (a) The Pledgor shall ensure that (a) the operative documents of the Company, which is a limited liability company, provide that any Equity Interests in the Company are “securities” as defined under Article 8 of the UCC, and (b) all such Equity Interests are represented by a certificate;
          (b) The Pledgor will from time to time prepare, or cause to be prepared, execute and deliver all such financing statements, continuation statements, instruments of further assurance and other instruments or documents, and will take such other action as the Collateral Agent may request to (i) maintain or preserve the lien (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof and (ii) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties secured thereby against the claims of all Persons and parties that are adverse to the Secured Parties (subject to the Intercreditor Agreements);
          (c) On the date hereof, the Pledgor shall file a UCC financing statement naming the Pledgor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices in the State of Delaware and upon such filing and the delivery of the Pledged Equity pursuant to Section 3.1, the security interests granted to the Collateral Agent hereunder shall constitute valid and perfected first priority Liens on all of the Collateral;

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          (d) The Pledgor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable upon the request of the Collateral Agent any necessary approvals or consents of any Governmental Authority or any other Person for the exercise of any remedies, voting or consensual rights or attorney in fact powers set forth in this Agreement;
          (e) The Pledgor shall pay promptly when due all taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided, the Pledgor shall in any event pay such taxes, assessments, charges, levies or claims prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against the Pledgor with respect to any of the Collateral as a result of the failure to make such payment; and
          (f) The Pledgor shall comply with all of its obligations under the limited liability company agreement of the Company relating to Equity Interests.
     5.2 Negative Covenants. From the date of this Agreement and until payment in full of all of the Secured Obligations (other than contingent indemnification obligations), the Pledgor agrees that it shall comply with any and all negative covenants and other restrictions under the Intercreditor Agreements, the Bluestem Letter Agreement, the Servicing Agreement and the other Credit Documents applicable to it, to the extent relating to the Collateral and to rights of an equity holder of the Collateral. Any breach of such negative covenant or restriction thereunder, subject to applicable qualifications, grace periods, or waivers or cures in respect thereof under the applicable Credit Documents, shall be a breach hereunder.
SECTION 6. REMEDIES.
     6.1 Remedies.
          (a) Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent, and the Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in its name and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided that the Collateral Agent shall give the Pledgor prior notice of its intent to exercise such rights.
          (b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may, and at the direction of the Requisite Lenders shall, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, including without limitation, without notice except as specified under applicable law, to sell, assign, or

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otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
          (c) In view of the position of the Pledgor in relation to the Pledged Equity, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Equity permitted hereunder. Compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Equity, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Equity could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Equity under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. The Pledgor recognizes that in light of such restrictions and limitations the Collateral Agent, as collateral agent for and representative of the Secured Parties may, with respect to any sale of the Pledged Equity, limit the purchasers to those who will agree, among other things, to acquire such Pledged Equity for their own account, for investment, and not with a view to the distribution or resale thereof. The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral sold at any such sale made in accordance with the UCC, and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
          (d) If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Pledgor shall be liable for the deficiency and the reasonable, documented, out-of-pocket fees of any attorneys or agents employed by the Collateral Agent to collect such deficiency. The Pledgor further agrees that a breach of any of the covenants contained in this Section 6.1 will cause irreparable injury to the Collateral Agent and the Secured Parties, that neither the Collateral Agent nor any of the Secured Parties have any adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.1 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense of payment or that no Event of Default has occurred and is continuing that would give rise to the Secured Obligations becoming due and

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payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.
     6.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be remitted by the Collateral Agent to the Administrative Agent and be applied in full or in part by the Collateral Agent against the Secured Obligations, and distributed in accordance with Section 2.13 of the Credit Agreement.
     6.3 Power of Attorney. The Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as the Pledgor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for the Pledgor and in the Pledgor’s name or otherwise, for the use and benefit of the Collateral Agent, upon the occurrence and during the continuance of an Event of Default:
          (a) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;
          (b) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and
          (c) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes;
     provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Pledgor or to any claim or action against the Collateral Agent.
     It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Pledgor for the purposes set forth above is coupled with an interest and is irrevocable.
SECTION 7. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
     7.1 Appointment. Pursuant to Section 8 of the Credit Agreement, the Collateral Agent has been appointed to act as Collateral Agent by the Lenders. The Collateral Agent shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release

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or substitution of Collateral), in accordance with this Agreement, the Credit Agreement and the Servicing Agreement.
     7.2 No Duty on the Part of Collateral Agent or Secured Parties.
          (a) The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. Neither the Collateral Agent nor any Secured Party nor their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.
          (b) Notwithstanding anything to the contrary herein, no direction given to the Collateral Agent by the Requisite Lenders that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose on the Collateral Agent any obligation or liability not set forth or arising under this Agreement or the other Credit Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.
          (c) As to any matter not expressly provided for by this Agreement, the Collateral Agent will act or refrain from acting as directed by the Requisite Lenders, and will be fully protected if it does so act or refrain from acting; provided, the Collateral Agent shall not be required to take any action which shall expose the Collateral Agent to personal liability or which is contrary to this Agreement, any other Credit Document or applicable law.
SECTION 8. CONTINUING SECURITY INTEREST; TERMINATION AND RELEASE OF COLLATERAL.
     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect so long as either the Bluestem Guaranty or the Bluestem Letter Agreement is in effect and until the payment in full of all Secured Obligations (other than contingent indemnification obligations), and shall be binding upon the Pledgor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, on behalf of the Secured Parties, and its successors, transferees and assigns. Upon the payment and performance in full of all Secured Obligations (other than contingent indemnification obligations) and the termination of the Bluestem Guaranty and the Bluestem Letter Agreement, the security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the Pledgor, subject to the Intercreditor Agreements. Upon any such termination, but subject to the Intercreditor Agreements, the Collateral Agent shall, at the Pledgor’s expense, return to the Pledgor any and all Pledged Equity in its possession, and execute and deliver to the Pledgor or otherwise authorize the filing of such documents as the Pledgor shall reasonably request, including financing statement amendments and notices to intermediaries and Depositary Banks, to evidence such termination.

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SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
     The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or otherwise. If the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor.
SECTION 10. MISCELLANEOUS.
     10.1 Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement, to the Collateral Agent at the address provided in the Credit Agreement and to the Pledgor at the following address:
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Attention: Treasurer
Telecopier: (952) 656-4117
in each case, with a copy to:
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Attention: General Counsel
Telecopier: (952) 656-4417
     10.2 No Waiver; Remedies Cumulative. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     10.3 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of

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the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.4 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Pledgor and their respective successors and assigns and each Secured Party shall have all the rights of an express third party beneficiary hereof.
     10.6 Assignments. The Pledgor shall not, without the prior written consent of the Collateral Agent given in accordance with this Agreement, assign any right, duty or obligation hereunder.
     10.7 Entire Agreement. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Pledgor and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
     10.8 Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     10.9 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND SECURED OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     10.10 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PLEDGOR ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE SECURED OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE

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JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED BY PLEDGOR PURSUANT TO THE BLUESTEM LETTER AGREEMENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT COLLATERAL AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.
     10.11 Security Interest Absolute. All rights of Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:
          (a) any claim as to the validity, regularity or enforceability of the Bluestem Guaranty, the Bluestem Letter Agreement, any other Credit Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing;
          (b) any change in the time, manner or place of payment of, or in any other term of, all of or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Credit Document or any other agreement or instrument relating to any of the foregoing;
          (c) any change in the laws, rules or regulations of any jurisdiction;
          (d) the occurrence of any Event of Default;
          (e) any exchange, release or non-perfection of Collateral Agent’s security interest in any other Collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Secured Obligations; or
          (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Secured Obligations or in respect of this Agreement (other than the indefeasible payment in full of all Secured Obligations other than contingent indemnification obligations).
     10.12 Non-Petition. Notwithstanding any prior termination of this Agreement, the Collateral Agent, prior to the date which is one year and one day after the repayment of the last Loan as defined in the Credit Agreement, shall not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian,

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sequestrator or other similar official of the Company or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Company.
     10.13 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien granted to the Collateral Agent herein and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time.
[Signatures on following page]

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     IN WITNESS WHEREOF, the Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BLUESTEM BRANDS, INC., as Pledgor
By:
Name:
Title:

S-1	Signature Page to Equity Pledge Agreement

GOLDMAN SACHS BANK USA as the Collateral Agent
By:
Name:
Title:

S-2	Signature Page to Equity Pledge Agreement

SCHEDULE I
PLEDGED EQUITY

Issuer	Percentage Interest	Type of Interest	Certificate No.
Fingerhut Receivables I, LLC	100%	limited liability company interests	#2
.

Sch-1

Annex A-6
[Form of Amended and Restated Receivables Purchase Agreement]

EXECUTION VERSION

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
between
BLUESTEM BRANDS, INC.
Seller
and
FINGERHUT RECEIVABLES I, LLC
Purchaser
Dated as of the Effective Date referred to herein

Page
ARTICLE I DEFINITIONS
Section 1.1 Definitions	1
Section 1.2 Other Definitional Provisions	3

ARTICLE II SALE, PURCHASE AND CONTRIBUTION OF UNDERLYING RECEIVABLES

Section 2.1 Sale, Purchase and Contribution of Underlying Receivables	4
Section 2.2 Acceptance by Purchaser	6

ARTICLE III CONSIDERATION AND PAYMENT

Section 3.1 Purchase Price	7
Section 3.2 Servicer Daily Settlement Report	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller Relating to Seller	8
Section 4.2 Representations and Warranties of Seller Relating to this Agreement and the Underlying Receivables	9
Section 4.3 Representations and Warranties of Purchaser	11

ARTICLE V COVENANTS

Section 5.1 Covenants of Seller	12

ARTICLE VI CONDITIONS PRECEDENT AND REASSIGMENT OF UNDERLYING RECEIVABLES

Section 6.1 Conditions Precedent to Purchaser’s Obligations	13
Section 6.2 Conditions Precedent to Seller’s Obligations	14

ARTICLE VII TERM AND PURCHASE TERMINATION

Section 7.1 Term	14
Section 7.2 Purchase Termination	14

ARTICLE VIII MISCELLANEOUS PROVISIONS

Section 8.1 Amendment	14

i

(continued)

ii

EXHIBIT

Exhibit A:	Form of Seller Daily Settlement Report

iii

     THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of the Effective Date (as defined in the Credit Agreement defined herein) (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among BLUESTEM BRANDS, INC., a Delaware corporation (“Seller”), and FINGERHUT RECEIVABLES I, LLC, a limited liability company organized under the laws of the State of Delaware (“Purchaser”).
     WHEREAS, Seller and one or more Receivables Account Owners have entered (or shall from time to time enter) into Receivables Sale Agreements and Product Agreements (together with the Receivables Sale Agreements, the “Receivables Account Owners Purchase Agreements”) pursuant to which the applicable Receivables Account Owner agrees to provide loans to consumers and Seller agrees to purchase receivables representing such loans from such Receivables Account Owner;
     WHEREAS, Purchaser desires to (i) purchase or (ii) receive as capital contributions, from time to time, receivables acquired by Seller arising under credit accounts established by the Receivables Account Owners;
     WHEREAS, Seller desires to sell and assign, or contribute, from time to time, receivables to Purchaser upon the terms and conditions hereinafter set forth;
     WHEREAS, it is contemplated that the receivables purchased and contributed by the Seller to the Purchaser will be pledged as collateral under the Security Agreement to secure the prompt and complete performance in full by Purchaser of the Secured Obligations (as defined in the Security Agreement); and
     WHEREAS, Seller agrees that all representations, warranties, covenants and agreements made by Seller herein with respect to the Receivables Accounts (as defined in the Servicing Agreement referred to herein) and Underlying Receivables (as defined in the Servicing Agreement) shall also be for the benefit of the Collateral Agent, the Administrative Agent and the Lenders (as such terms are defined in the Credit Agreement referred to herein).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Seller and Purchaser as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Whenever used in this Agreement, the following words and phrases (x) are subject to the further provisions of Section 1.2 and (y) shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
     “Agreement” shall mean this Receivables Purchase Agreement.

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     “Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of the Effective Date, between the Company, the Lenders party thereto from time to time, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. Morgan Securities, Inc., as Joint Lead Arranger and Joint Bookrunner.
     “Credit Balance Refund” shall mean, with respect to any Purchase Date, the amount paid by Seller to a Receivables Obligor with respect to a negative balance in such Receivables Obligor’s Receivables Account on any preceding Date of Processing, which amount has not previously been included in the determination of the Seller Purchase Price Adjustment on a prior Purchase Date.
     “Date of Processing” shall have the meaning specified in the Servicing Agreement.
     “Default Event” shall have the meaning specified in Section 3.1(d).
     “Net Purchase Price” shall mean, with respect to any Purchase Date, (a) the Purchase Price for the Underlying Receivables for such Purchase Date, minus (b) the Seller Purchase Price Adjustment for such Purchase Date, as such formula may be modified from time to time solely by the mutual agreement of Seller and Purchaser with the prior consent of the Administrative Agent.
     “Notices” shall have the meaning specified in Section 8.4.
     “Purchase Date” shall mean the date on which such Underlying Receivables are purchased by Seller from a Receivables Account Owner pursuant to the applicable Receivables Account Owners Purchase Agreement.
     “Purchase Price” shall (i) have the meaning specified in Section 3.1(a), with respect to Purchased Assets sold on a Purchase Date hereunder, and (ii) mean the purchase price at which such Purchased Assets were sold by Seller to Purchaser under any prior receivables contribution and purchase agreement, with respect to all Purchased Assets existing at the open of business on the Closing Date.
     “Purchased Assets” shall have the meaning specified in Section 2.1(a).
     “Purchaser” shall have the meaning specified in the preamble hereto.
     “Receivables Account Owners Purchase Agreements” shall have the meaning specified in the preamble hereto.
     “RPA Credit Adjustment” shall have the meaning specified in Section 3.1(c).
     “Sale Papers” shall have the meaning specified in Section 4.1(c).
     “Secured Obligations” shall have the meaning specified in Section 2.1(d).

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     “Security Agreement” shall mean that certain Amended and Restated Security Agreement dated as of the Effective Date and executed by Purchaser in favor of Collateral Agent on behalf of the Secured Parties.
     “Seller” shall have the meaning specified in the preamble hereto.
     “Seller Daily Settlement Report” shall have the meaning specified in Section 3.2.
     “Seller Net Payment” shall have the meaning specified in Section 3.1(b).
     “Seller Purchase Price Adjustment” shall mean, for any Purchase Date, the sum of (A) RPA Credit Adjustments with respect to such Purchase Date as provided in Section 3.1(c), minus (B) the Credit Balance Refunds for such Purchase Date.
     “Servicing Agreement” shall mean that certain Amended and Restated Servicing Agreement dated as of the Effective Date by and among Fingerhut Receivables I, LLC, Bluestem Brands, Inc., as the Servicer, and Goldman Sachs Bank USA as Administrative Agent and Collateral Agent.
     “Transfer Date” shall mean, with respect to an Underlying Receivable, the date such Underlying Receivable is sold by a Receivables Account Owner to Seller pursuant to the applicable Receivables Sale Agreement.
     Section 1.2 Other Definitional Provisions.
     (a) Capitalized terms used but not defined herein shall have the meanings specified in the Servicing Agreement or, if not defined therein, specified in the Credit Agreement.
     (b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
     (c) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partially defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP or regulatory accounting principles, as applicable. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained herein shall control. In the event that the UCC, as in effect on the Closing Date, is revised any reference herein to specific sections of the UCC shall be deemed to be references to such successor sections.
     (d) Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.
     (e) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement or any certificate or other document made or delivered pursuant hereto shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, Schedule and Exhibit references contained in this Agreement are

3

references to Sections, subsections, clauses, Schedules and Exhibits in or to this Agreement unless otherwise specified. The term “including” means “including without limitation”. References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation. References to any Person include that Person’s successors and permitted assigns. References to any agreement refer to such agreement, as amended, supplemented or otherwise modified from time to time in accordance with its respective terms.
     (f) In the event that any reports are not available to any Person on the date on which such Person is required to make a determination of whether a computational test has been satisfied pursuant hereto, such determination shall be made using the most current available information.
ARTICLE II
SALE, PURCHASE AND CONTRIBUTION OF UNDERLYING RECEIVABLES
     Section 2.1 Sale, Purchase and Contribution of Underlying Receivables.
     (a) Upon the terms and subject to the conditions set forth herein, Seller does hereby sell, transfer, assign, set over and otherwise convey to Purchaser, without recourse, all its right, title and interest, whether now owned or hereafter acquired in, to and under any and all Underlying Receivables arising from time to time in (i) the Receivables Accounts existing at the open of business on the Closing Date and (ii) the Receivables Accounts originated from time to time thereafter until the termination of this Agreement, all Recoveries on all Defaulted Accounts, all money, instruments, investment property and other property distributed or distributable in respect of (together with all earnings, dividends, distributions, income, issues, and profits relating to) such Underlying Receivables, all proceeds (including “proceeds” as defined in the UCC) of, and all Insurance Proceeds relating to, all of the foregoing, and all rights, remedies, powers, privileges and claims of Seller under or with respect to the Receivables Account Owners Purchase Agreements (whether arising pursuant to the terms of any such agreement or otherwise available to Seller at law or in equity), including the rights of Seller to enforce the Receivables Account Owners Purchase Agreements and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to any such agreement to the same extent as Seller could but for the transfer to Purchaser made hereby. The property described in the preceding sentence shall constitute the assets of Purchaser (collectively, the “Purchased Assets”). The foregoing does not constitute and is not intended to result in the creation or assumption by Purchaser of any obligation of Seller or any other Person in connection with the Receivables Accounts or the Underlying Receivables or under any agreement or instrument relating thereto, including any obligations under the Receivables Account Owners Purchase Agreements or to Receivables Obligors, merchant banks, merchants clearance systems, bankcard associations or insurers. The Receivables Obligors shall not be notified in connection with the sale, assignment, set-over, transfer and conveyance of the Purchased Assets to Purchaser. Seller relinquishes all title and control over the Purchased Assets upon transfer thereof to Purchaser.

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     (b) Seller and Purchaser will treat, and the books and records of each shall reflect, the sale or contribution, as applicable, of the Purchased Assets from Seller to Purchaser as (i) a sale of property in exchange for the Purchase Price of the Purchased Assets being sold on the date of such sale or (ii) as a capital contribution valued at the fair market value of the Purchased Assets being contributed on the date of such contribution. Seller agrees to record and file, at its own expense, financing statements (and continuation statements or other amendments with respect to such financing statements when applicable) with respect to the Purchased Assets sold or contributed by Seller meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection and first priority of, the transfer and assignment of its interest in the Purchased Assets to Purchaser, and to deliver a file-stamped copy of each such financing statement and continuation statement (or other amendment) or other evidence of such filing to Purchaser as soon as practicable after the Closing Date, with respect to Purchased Assets existing at the open of business on the Closing Date and, otherwise, the applicable Transfer Date. Purchaser shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with such transfer and assignment.
     (c) It is the intention of the parties hereto that the conveyances of the Underlying Receivables and other Purchased Assets by Seller to Purchaser as provided in Section 2.1(a) be, and be construed as, absolute and irrevocable sales or capital contributions, as applicable, including for accounting and tax purposes and provide Purchaser with the full benefits of ownership of the Purchased Assets, conveying good title free and clear of any liens, claims, encumbrances or rights of others, such that any interest in and title to the Purchased Assets would not be property of Seller’s estate in the event Seller becomes a debtor in a case under any Debtor Relief Law. If and to the extent the transfer of any Underlying Receivables or other Purchased Asset is for any purpose characterized as a collateral transfer for security or the transaction is characterized as a financing transaction or a loan, Seller hereby grants, and Purchaser shall be deemed to have, a first priority, perfected security interest in, and lien on, all of Seller’s right, title and interest whether now owned or hereafter acquired in each Purchased Asset to secure a loan in an amount equal to all obligations owed to Purchaser by Seller under this Agreement (together the “Secured Obligations”) and the parties hereto agree that this Agreement shall constitute a security agreement under applicable law.
     (d) Seller does hereby grant to Purchaser a valid and continuing security interest in and to the Purchased Assets and all proceeds thereof to secure the Secured Obligations. If and to the extent that the interest of Purchaser in the Purchased Assets is characterized as a lien, Seller agrees to pay to Purchaser an amount equal to the Secured Obligations. Upon the occurrence of an event following which Purchaser shall be permitted to sell the Purchased Assets, Purchaser shall have all of the rights and remedies of a secured party under the UCC including, but not limited to, the rights of a secured party obtaining a lien under Section 9-608 of the UCC. Upon the occurrence of any such event, Seller shall have all the rights of a debtor granting a lien under the UCC (including rights under Section 9-623 of the UCC).
     (e) Seller hereby authorizes the filing of any financing statement or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing office as Purchaser may determine, in its sole discretion, are necessary or advisable to perfect (or maintain) the security interest granted to Purchaser in connection herewith. Such financing

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statements may describe the collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Purchaser may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Purchaser in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property.” Seller (or its designee) shall, or Purchaser (or its designee) on Seller’s behalf may, record and file, at Seller’s expense, any financing statement or continuation statements, and amendments to financing statements, Purchaser determines, in its sole discretion, are necessary and advisable pursuant to this Section 2.1(f).
     (f) Each of the parties hereto hereby agrees that any property, assets or rights purported to be transferred, in whole or in part, by Seller to Purchaser shall be deemed to no longer be the property, assets or rights of Seller. It is the intent of the parties hereto that (a) to the fullest extent permitted by law, none of Seller, its creditors or, in any insolvency proceeding with respect to Seller or Seller’s property, a bankruptcy trustee, receiver, debtor, debtor in possession or similar person shall have any rights, legal or equitable, whatsoever to reacquire, reclaim, recover, repudiate, disaffirm, redeem or recharacterize as property of Seller any Purchased Assets purported to be transferred, in whole or in part, by Seller to Purchaser and (b) in the event of a bankruptcy, receivership or other insolvency proceeding with respect to Seller or Seller’s property such property, assets and rights shall not be deemed to be part of Seller’s property, assets, rights or estate.
     (g) Except for the conveyances hereunder, Seller will not hereafter sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Purchased Assets or any interest therein, and Seller shall defend the absolute right, title, and interest of Purchaser in and to the Purchased Assets against all such claims of third parties claiming through or under Seller.
     Section 2.2 Acceptance by Purchaser.
     (a) Purchaser hereby acknowledges its acceptance of all right, title and interest in and to the Purchased Assets, now existing and hereafter created, sold or contributed to Purchaser pursuant to Section 2.1.
     (b) Purchaser hereby agrees not to disclose to any Person any of the account numbers or other information contained in the computer files delivered to Purchaser, from time to time, except (i) to the Servicer, the Back-Up Servicer or a Successor Servicer or as required by a Requirement of Law applicable to Purchaser, (ii) in connection with the performance of Purchaser’s duties hereunder, (iii) to the Lenders (including any assignees), the Administrative Agent or the Collateral Agent or (iv) to bona fide creditors or potential creditors of Purchaser, Seller or any Receivables Account Owner for the limited purpose of enabling any such creditor to identify Underlying Receivables or Receivables Accounts subject to this Agreement. Purchaser agrees to take such measures as shall be reasonably requested by Seller to protect and maintain the security and confidentiality of such information and, in connection therewith, shall allow Seller or its duly authorized representatives to inspect Purchaser’s security and confidentiality arrangements as they specifically relate to the administration of Purchaser from time to time during normal business hours upon prior written notice. Purchaser shall promptly

6

provide Seller with notice prior to disclosure of any information of the type described in this Section 2.2(b).
ARTICLE III
CONSIDERATION AND PAYMENT
     Section 3.1 Purchase Price.
     (a) The “Purchase Price” for the Underlying Receivables conveyed to Purchaser under this Agreement on any Purchase Date shall be payable as described in Section 3.1(b), and shall be equal to 100% of the aggregate balance of the related Principal Receivables so conveyed on such Purchase Date, adjusted to reflect such factors as Seller and Purchaser mutually agree will result in a Purchase Price determined to be the fair market value of such Underlying Receivables.
     (b) On each Purchase Date, with respect to the Underlying Receivables conveyed on such date, Purchaser shall pay to Seller the Net Purchase Price in cash to the extent that Purchaser shall have cash available for such purpose and any portion of the Underlying Receivables conveyed on such Purchase Date not paid for in cash shall be deemed to be a capital contribution by Seller to Purchaser in consideration and exchange for limited liability company interests in Purchaser valued at the Purchase Price of such contributed Underlying Receivables, which shall be fair market value; provided, however, that in the event the Net Purchase Price on any Purchase Date is negative, on any such Purchase Date, Seller shall nonetheless convey the applicable Underlying Receivables to Purchaser and pay to Purchaser such negative amount (such amount, a “Seller Net Payment”) and, to the extent applicable, the capital account of Seller shall be adjusted accordingly on the books and records of Purchaser.
     (c) If, with respect to any Date of Processing, the amount of any Principal Receivable is adjusted downward by the Servicer without receiving Collections therefor due to (i) a rebate, unauthorized charge, refund or billing error, (ii) the return or refusal by the Receivables Obligor of the merchandise related to the applicable Underlying Receivable or (iii) a fraudulent or counterfeit charge, then on each Purchase Date an amount equal to such downward adjustment (in each case, an “RPA Credit Adjustment”) on any preceding Date of Processing, which amount has not previously been included in the determination of the Seller Purchase Price Adjustment on a prior Purchase Date, shall be included in the Seller Purchase Price Adjustment on such Purchase Date.
     (d) Failure by Seller to (i) convey any Underlying Receivables purchased from a Receivables Account Owner to Purchaser on the applicable Purchase Date or (ii) pay any Seller Net Payments to Purchaser on or prior to one Business Day after the date specified in Sections 3.1(b) shall constitute a “Default Event” hereunder, which shall result in an Event of Default under the Credit Agreement.
     Section 3.2 Servicer Daily Settlement Report. Seller (if Seller is not the Servicer) shall prepare a Seller Daily Settlement Report on each Business Day substantially in the form of

7

Exhibit A hereto (such report, the “Seller Daily Settlement Report”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of Seller Relating to Seller. Seller hereby represents and warrants to Purchaser and the Administrative Agent (for the benefit of the Lenders) on the Closing Date, as of the date hereof and as of each Transfer Date that:
     (a) Organization and Good Standing. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has full power and authority to own its properties and conduct its business as such properties are at present owned and such business is at present conducted, and to execute, deliver and perform its obligations under this Agreement.
     (b) Due Qualification. Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) in any jurisdiction where such qualification is required to conduct its business and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would (i) render any Receivables Account Agreement relating to any Underlying Receivable sold to Purchaser by Seller unenforceable by Seller or Purchaser, (ii) adversely affect the ability of Seller to perform its obligations under this Agreement or the transactions contemplated hereby, or (iii) have a material adverse effect.
     (c) Due Authorization. The execution, delivery and performance of this Agreement and any other document or instrument delivered pursuant hereto or in connection herewith (such other documents or instruments, collectively, the “Sale Papers”), and the consummation of the transactions provided for in this Agreement and the Sale Papers have been duly authorized by Seller by all necessary corporate or other appropriate action on the part of Seller.
     (d) No Conflict. The execution and delivery of this Agreement and the Sale Papers by Seller, the performance of the transactions contemplated by this Agreement and the Sale Papers, and the fulfillment of the terms of this Agreement and the Sale Papers applicable to Seller will not conflict with, violate, or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Seller is a party or by which it or any of its properties are bound.
     (e) No Violation. The execution, delivery and performance of this Agreement and the Sale Papers by Seller and the fulfillment of the terms and transactions contemplated herein and therein applicable to Seller will not conflict with or violate any Requirements of Law applicable to Seller.
     (f) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Seller, threatened, against Seller before any Governmental Authority (i) asserting the invalidity of this Agreement or the Sale Papers, (ii) seeking to prevent the

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consummation of any of the transactions contemplated by this Agreement or the Sale Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Seller of its obligations under this Agreement or the Sale Papers, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Sale Papers or (v) seeking to affect adversely the income tax attributes of Purchaser under the United States federal income tax system or any state income tax system.
     (g) All Consents. All authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the execution and delivery by Seller of this Agreement and the Sale Papers and the performance of the transactions contemplated by this Agreement or the Sale Papers by Seller have been duly obtained, effected or given and are in full force and effect.
     (h) Insolvency. Seller is Solvent and is not subject to any proceeding with respect to any Debtor Relief Laws and the conveyance of the Purchased Assets by Seller to Purchaser has not been made in contemplation of the occurrence thereof or with the intent to hinder, delay or defraud Purchaser or the creditors of Seller.
     (i) Legal Name. The exact legal name of Seller is the name set forth for it on the signature page hereto or, if the Seller has changed its name, such other name as notified by the Seller to the Company at the time of such name change.
     (j) No Other Security Agreements. Seller is not bound as debtor under Section 9-203(d) of the UCC by a security agreement previously entered into with another Person, and not terminated prior to the date hereof, covering the property sold by Seller to Purchaser hereunder or under any prior receivables contribution and purchase agreement.
     (k) Compliance With Law. Seller has satisfied all obligations on its part to be fulfilled under or in connection with it obligations hereunder and is in compliance in all respects with all other Requirements of Law in connection with its obligations hereunder, the failure to comply with which would (i) adversely affect the ability of Seller to perform its obligations under this Agreement or the transactions contemplated hereby or (ii) have a material adverse effect.
     Section 4.2 Representations and Warranties of Seller Relating to this Agreement and the Underlying Receivables.
     (a) Representations and Warranties. Seller hereby represents and warrants to Purchaser and the Administrative Agent (for the benefit of the Lenders) as of the date hereof and each Transfer Date with respect to this Agreement and the applicable Underlying Receivables and Receivables Account that:
     (i) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws now or hereafter in effect or general principles of equity (whether considered in a suit at law or in equity);

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     (ii) at the time of conveyance to Purchaser, Seller owned and had good and marketable title to such Underlying Receivables free and clear of any Lien, claim or encumbrance of any Person and, upon conveyance, such Underlying Receivables have been sold to Purchaser free and clear of any Lien (other than Permitted Liens);
     (iii) all authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the sale of such Underlying Receivables to Purchaser have been duly obtained, effected or given and are in full force and effect;
     (iv) this Agreement constitutes a valid sale, transfer and assignment to Purchaser of all right, title and interest of Seller in and to the Purchased Assets. Seller has caused or will have caused, on or before the Closing Date and each Transfer Date the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in such property granted to Purchaser hereunder. Upon the filing of such financing statements and, in the case of Underlying Receivables hereafter created and the proceeds thereof relating thereto, upon the creation thereof, Purchaser shall have a first priority perfected security or ownership interest in such property and proceeds;
     (v) each Underlying Receivable designated by Seller as an Eligible Underlying Receivable under Section 2.24(b) of the Credit Agreement satisfies the Eligibility Criteria as of its Final Date of Determination;
     (vi) each Underlying Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC as of (1) with respect to Underlying Receivables existing on the Closing Date, such date and (2) otherwise, the applicable Transfer Date; and
     (vii) other than the security interest granted to Purchaser pursuant to this Agreement and any assignment thereof pursuant to the Credit Documents, Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Purchased Assets, except for any pledge, assignment or grant of a security interest that has been terminated. Seller has not authorized the filing of and is not aware of any financing statements against Seller that include a description of collateral covering the Purchased Assets other than any financing statement relating to the security interest granted to Purchaser hereunder or that has been terminated. Seller is not aware of any judgment or tax lien filings against Seller which relate to the Purchased Assets.
     (b) Notice of Breach. The representations and warranties set forth in Section 4.1 and this Section 4.2 shall survive the transfer, assignments or other conveyance of the Purchased Assets by Seller to Purchaser and the pledge by Purchaser to the Collateral Agent under the Security Agreement. Upon discovery by Seller or Purchaser of a breach of any of the representations and warranties set forth in Section 4.1 or this Section 4.2, the party discovering such breach shall give prompt written notice to the other party and the Administrative Agent. Seller hereby acknowledges that Purchaser intends to rely on the representations hereunder in

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connection with representations made by Purchaser to secured parties, assignees or subsequent transferees including but not limited to the Lenders and each Agent under the Credit Agreement.
     Section 4.3 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and the Administrative Agent (for the benefit of the Lenders) on the Closing Date, as of the date hereof and as of each Transfer Date that:
     (a) Organization and Good Standing. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are at present owned and such business is at present conducted, and to execute, deliver and perform its obligations under this Agreement.
     (b) Due Authorization. The execution and delivery of this Agreement and the Sale Papers and the consummation of the transactions provided for in this Agreement and the Sale Papers have been duly authorized by Purchaser by all necessary limited liability company or other appropriate action on the part of Purchaser.
     (c) No Conflict. The execution, delivery and performance of this Agreement and the Sale Papers by Purchaser, the performance of the transactions contemplated by this Agreement and the Sale Papers, and the fulfillment of the terms of this Agreement and the Sale Papers applicable to Purchaser, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it or any of its properties are bound.
     (d) No Violation. The execution, delivery and performance of this Agreement and the Sale Papers by Purchaser and the fulfillment of the terms and transactions contemplated herein and therein applicable to Purchaser will not conflict with or violate any Requirements of Law applicable to Purchaser.
     (e) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or the Sale Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Sale Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of Purchaser, would materially and adversely affect the performance by Purchaser of its obligations under this Agreement or the Sale Papers or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Sale Papers.
     (f) All Consents. All authorizations, consents, licenses, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Sale Papers and the performance of the transactions contemplated by this Agreement and the Sale Papers have been duly obtained, effected or given and are in full force and effect.

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     The representations and warranties set forth in this Section 4.3 shall survive the transfer, assignment or other conveyance of the Purchased Assets by Seller to Purchaser and the pledge by Purchaser to the Collateral Agent under the Security Agreement. Upon discovery by Purchaser or Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other party and the Administrative Agent.
ARTICLE V
COVENANTS
     Section 5.1 Covenants of Seller. Seller hereby covenants that:
     (a) Underlying Receivables Not To Be Evidenced by Instruments or Chattel Paper. Seller will take no action to cause any Underlying Receivable sold by it to Purchaser to be evidenced by any instrument or chattel paper (as defined in the UCC) and if any Underlying Receivable is so evidenced it shall be reassigned to Seller.
     (b) Security Interests. Except for the conveyances hereunder, Seller will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with Purchaser’s ownership of the Purchased Assets or the Lenders’ interests therein, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens and Liens in favor of the Collateral Agent for the benefit of the Secured Parties) on, any Purchased Assets conveyed by it to Purchaser, whether now existing or hereafter created, or any interest therein, and Seller shall not claim any ownership interest in the Purchased Assets conveyed by it to Purchaser and shall defend the right, title and interest of Purchaser and its assignees in, to and under the Purchased Assets conveyed by it to Purchaser, whether now existing or hereafter created, against all claims of third parties.
     (c) Delivery of Collections. Seller agrees to pay to, or at the direction of, Purchaser all payments received by Seller in respect of the Purchased Assets as soon as practicable after receipt thereof by Seller; provided, however, that so long as Seller is acting as Servicer pursuant to the Servicing Agreement, Seller shall apply all Collections and Recoveries received by it in accordance with the Servicing Agreement.
     (d) Notice of Liens. Seller shall notify Purchaser promptly after becoming aware of any Lien on any Purchased Asset conveyed by it to Purchaser other than the conveyances hereunder and under the Security Agreement.
     (e) Documentation of Sale or Contribution. Seller shall timely file in all appropriate filing offices the documents which are necessary or advisable to perfect and maintain the perfection of the sale or contribution of the Purchased Assets to Purchaser.
     (f) Segregation of Receivables Accounts. The records of Seller will be marked to evidence the sale of the Underlying Receivables to Purchaser and the pledge of such Underlying Receivables to the Collateral Agent; provided, however, that Seller need not segregate the documents or agreements relating to the Receivables Accounts and the Underlying Receivables from documents or agreements relating to other credit accounts and receivables. Seller shall pay

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from its own funds and assets all obligations and indebtedness incurred by it. Seller shall provide for its own operating expenses and liabilities from its own funds.
     (g) Periodic Finance Charges. Except (x) as otherwise required by any Requirements of Law or (y) as is deemed by Seller to be necessary in order for it to maintain its credit account business or a program operated by such credit account business on a competitive basis based on a good faith assessment by it of the nature of the competition with respect to the credit account business or such program, it shall not at any time take any action, including reducing the annual percentage rate, which would have the effect of reducing the Excess Spread Ratio or Adjusted Excess Spread Ratio to a level that could be reasonably expected to cause Purchaser to fail to satisfy its obligations under Sections 6.5(f) and (g) of the Credit Agreement or otherwise result in the occurrence of an Event of Default.
     (h) Receivables Account Agreements and Guidelines. Subject to compliance with all Requirements of Law and paragraph (g) above, Seller may change the terms and provisions of the applicable Receivables Account Agreements or the Policies and Procedures in any respect (including the calculation of the amount or the timing of charge-offs and the Periodic Finance Charges to be assessed thereon) so long as such change is made applicable to any comparable segment of the revolving credit accounts owned by Seller which have characteristics the same as, or substantially similar to, the Receivables Accounts that are the subject of such change, or, to the extent there is no such comparable segment of revolving credit accounts, such change is made applicable to all revolving credit accounts originated or owned by Seller or the receivables arising from which are purchased by Seller, in each case, except as otherwise restricted by an endorsement, sponsorship, or other agreement between Seller and an unrelated third party or by the terms of the applicable Receivables Account Agreements.
     (i) No Rescission or Cancellation. Seller shall not permit any rescission or cancellation of any Underlying Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority or in accordance with the Policies and Procedures.
     (j) Protection of Rights. Seller shall take no action which, nor omit to take any action the omission of which, would impair the rights of Purchaser or the Collateral Agent on behalf of the Lenders in any Underlying Receivable or the related Receivables Account, if any, nor shall it reschedule, revise or defer payments due on any Underlying Receivable except in accordance with the Policies and Procedures or if such action would result in the occurrence of an Event of Default.
     (k) Compliance with Requirements of Law. Seller shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Underlying Receivable conveyed by Seller and the related Receivables Account.
     (l) Contribution Amount. Seller shall pay the Contribution Amount with respect to an Eligible Underlying Receivable arising after the Closing Date simultaneously with the sale of such Underlying Receivable to Purchaser hereunder.

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ARTICLE VI
CONDITIONS PRECEDENT AND REASSIGMENT OF UNDERLYING RECEIVABLES
     Section 6.1 Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser to purchase Underlying Receivables under this Agreement shall be subject to the satisfaction of the condition that Purchaser, Seller, each Agent and the Lenders shall have entered into the Credit Agreement, the other Credit Documents and the Related Agreements, as applicable, and the closing under the Credit Agreement shall have taken place no later than simultaneously with the initial closing hereunder.
     Section 6.2 Conditions Precedent to Seller’s Obligations. The obligations of Seller to sell Underlying Receivables on any Transfer Date shall be subject to the satisfaction of the following conditions:
     (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct as of such date with the same effect as though such representations and warranties had been made on such date (except that, to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty was true and correct on such earlier date); and
     (b) Payment or provision for payment of the consideration in accordance with the provisions of Section 3.1 hereof shall have been made.
ARTICLE VII
TERM AND PURCHASE TERMINATION
     Section 7.1 Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue until the termination of the Credit Agreement.
     Section 7.2 Purchase Termination. If Seller or Purchaser is subject to a proceeding with respect to a Debtor Relief Law, then Seller shall immediately cease to transfer Principal Receivables to Purchaser. In the event Seller is subject to a proceeding with respect to a Debtor Relief Law, Seller shall promptly give notice of such to Purchaser and the Administrative Agent. In the case Purchaser is subject to a proceeding with respect to a Debtor Relief Law, Purchaser shall promptly give notice of such proceeding to Seller and the Administrative Agent. Notwithstanding any cessation of the sale to Purchaser of additional Principal Receivables, Principal Receivables sold to Purchaser prior to Seller or Purchaser becoming subject to a proceeding with respect to a Debtor Relief Law and Collections in respect of such Principal Receivables, Finance Charge Receivables (whenever created) accrued in respect of such Principal Receivables and Collections in respect of such Finance Charge Receivables, shall continue to be property of Purchaser.

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ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Purchaser and Seller and with the prior written consent of the Administrative Agent in accordance with this Section 8.1; provided, that no such amendment may be effected without the consent of the Requisite Lenders.
     Section 8.2 Protection of Right, Title and Interest of Purchaser.
     (a) Seller shall cause this Agreement, all amendments hereto and all financing statements and continuation statements and any other necessary documents covering Purchaser’s right, title and interest in and to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of Purchaser hereunder in and to all property comprising the Purchased Assets. Seller shall deliver to Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Purchaser shall cooperate fully with Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection 8.2(a).
     (b) Promptly after Seller makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the UCC as in effect in the State of Delaware, Seller shall give Purchaser notice of any such change and shall file such financing statements or amendments as may be necessary to continue the perfection of Purchaser’s security interest in the Purchased Assets.
     (c) Seller will give Purchaser prompt written notice of any change in the jurisdiction in which it is located (as such location is determined pursuant to Section 9-307 of the UCC) and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall file such financing statements or amendments as may be necessary to perfect or to continue the perfection or priority of Purchaser’s security interest in the Purchased Assets and will execute any documents necessary to perfect or preserve the validity, perfection or priority of such security interest. Bluestem Brands, Inc., in its capacity as Servicer, shall at all times maintain each office from which it services Underlying Receivables and its principal executive office within the United States of America.
     (d) In connection with a change of its name or its type or jurisdiction of organization and prior thereto, the Seller shall deliver to Purchaser an opinion of counsel in form and substance satisfactory to the Collateral Agent.

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     Section 8.3 Governing Law. THIS AGREEMENT AND THE SALE PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS REQUIRING THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     Section 8.4 Notices. All demands, notices, instructions, directions and communications (collectively, “Notices”) under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered mail, return receipt requested, or sent by facsimile transmission to:
     (a) in the case of Seller, to Bluestem Brands, Inc., 6509 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attn.: Treasurer, Fax No. (952) 656-4113;
     (b) in the case of Purchaser, to Fingerhut Receivables I, LLC, 6509 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344, Attn.: Treasurer, Fax No. (952) 674-2225;
     (c) in the case of the Administrative Agent or the Collateral Agent, to Goldman Sachs Bank USA, 6011 Connection Drive, Irving, Texas 75039, Attn: Jason Gelberd, Fax No.: 972-368-5099 and Michael Song, Fax No.: 972-368-3499;
     (d) as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party.
     Section 8.5 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Sale Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement or any Sale Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Sale Paper.
     Section 8.6 Assignment. Notwithstanding anything to the contrary contained herein, other than Purchaser’s assignment of its right, title, and interest in, to, and under this Agreement to the Collateral Agent for the benefit of the Secured Parties as contemplated by the Security Agreement, this Agreement and the Sale Papers may not be assigned by the parties hereto.
     Section 8.7 Acknowledgment and Agreement of Seller. Seller acknowledges that Purchaser’s right, title and interest in, to and under this Agreement will be assigned to the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement. Seller acknowledges such assignment and consents to the exercise of Purchaser’s rights hereunder directly by the Collateral Agent on behalf of the Lenders to the extent permitted by the Security Agreement. Seller further agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against Purchaser, due to a breach by Purchaser of this Agreement or for any other reason, and notwithstanding the bankruptcy of Purchaser or any other event whatsoever, Seller’s sole remedy shall be a claim against Purchaser for money damages, and then only to the extent of funds received by Purchaser being free of the Liens granted pursuant to the Credit Agreement, the Security Agreement, any other Credit Document and the Related

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Agreements, and in no event shall Seller assert any claim on or any interest in the Purchased Assets or any proceeds thereof or take any action which would reduce or delay the deposit of Collections into the Lockbox System.
     Section 8.8 Further Assurances. Purchaser and Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party or the Administrative Agent or the Collateral Agent more fully to effect the purposes of this Agreement and the Sale Papers, including, without limitation, the execution of any financing statements, continuation statements or amendments thereto or equivalent documents relating to the Underlying Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.
     Section 8.9 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser (or its assignees and designees) or Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
     Section 8.10 Counterparts. This Agreement and all Sale Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
     Section 8.11 Third-Party Beneficiaries. This Agreement and the Sale Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Administrative Agent, the Collateral Agent and their permitted successors and assigns shall each be considered a third-party beneficiary of this Agreement. Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.
     Section 8.12 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the Sale Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Sale Papers. This Agreement and the Sale Papers may not be modified, amended, waived or supplemented except with the prior written consent of the Administrative Agent as provided herein.
     Section 8.13 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
     Section 8.14 Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 8.15 Survival of Representations and Warranties. All representations, warranties and agreements contained in this Agreement shall remain operative and in full force

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and effect and shall survive conveyance of the Purchased Assets to Purchaser and the pledge by Purchaser to the Collateral Agent under the Security Agreement.
     Section 8.16 Non-Petition. Notwithstanding any prior termination of this Agreement, Seller, prior to the date which is one year and one day after the repayment of all Obligations under the Credit Agreement, shall not acquiesce, petition or otherwise invoke or cause Purchaser to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Purchaser under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Purchaser or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Purchaser.
     Section 8.17 Termination of Prior Agreement. The parties hereto acknowledge that in connection with the termination of the Prior Credit Agreement, that certain Amended and Restated Receivables Contribution and Purchase Agreement, dated July 31, 2009, by and between Seller and Purchaser, has terminated in accordance with the provisions thereto.

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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

BLUESTEM BRANDS, INC., as Seller
By:
Name:
Title:
S-1	Signature Page to Receivables Purchase Agreement

FINGERHUT RECEIVABLES I, LLC, as Purchaser
By:
Name:
Title:
S-2	Signature Page to Receivables Purchase Agreement

Exhibit A
Form of Seller Daily Settlement Report
See attached.